Exhibit T3E

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	:	Chapter 11
:
REGUS BUSINESS CENTRE CORP., et al.,	: :	Case Nos. 03-20026 (ASH) through 03-20029 (ASH)
	:	Jointly Administered.
:
Debtors	:

DISCLOSURE STATEMENT

WITH RESPECT TO THE JOINT PLAN OF REORGANIZATION OF

REGUS BUSINESS CENTRE CORP., REGUS PLC, AND REGUS BUSINESS CENTRE BV

PILLSBURY WINTHROP LLP

One Battery Park Plaza

New York, New York 10004-1490

(212) 858-1000 (Phone)

(212) 858-1500 (Fax)

Karen B. Dine (KD 0546)

William B. Freeman

Harry E. Garner (HG 6717)

ATTORNEYS FOR DEBTORS AND
DEBTORS-IN-POSSESSION

Dated:    September 25, 2003

                Purchase, New York

i

	Priority Tax Claim against RBCC			17

	Class 1C—RBCC Priority Claims			18

	Class 2C—RBCC Secured Claims			18

	Class 2D—RML DIP Loan Claim against RBCC			18

	Class 2G—JP Morgan Chase Secured Claim against RBCC			18

	Class 3E—RBCC General Unsecured Claims			19

	Class 3F—RBCC Intercompany Claims			19

	Class 3I—Rejected Equipment Lease Claims Against RBCC			20

	Class 4C—Administrative Convenience Class of Unsecured Claims against RBCC			20

	Class 5C—RBCC Stock Interests			20

III.	GENERAL INFORMATION			21

	A.	Overview of Chapter 11		21

	B.	Description and History of Business		21

		1.	The Debtors	21

		2.	History	23

		3.	Business Overview	24

		4.	Organizational Structure	26

		5.	Significant Indebtedness	28

	C.	Events Leading to the Commencement of the Reorganization Cases		29

IV.	EVENTS DURING THE REORGANIZATION CASES			30

	A.	Appointment of the Official Committee of Unsecured Creditors		31

	B.	Stabilization of Debtors’ Business		32

		1.	First-Day Orders	33

		2.	Managing the Business	33

	C.	Lease Renegotiation Program		34

	D.	EOP Negotiations		35

	E.	Litigation Matters		39

	F.	Employee Matters		40

		1.	Payment of Pre-Petition Wages and Benefits and Payments to Brokers	40

		2.	Employee and Executive Retention Program	40

	G.	Claims Process and Bar Date		41

		1.	Schedules and Statements	41

		2.	Bar Date Order	41

		3.	Claims Objections	42

	H.	DIP Loan from RML		42

	I.	Cash Collateralized Letters of Credit		42

	J.	Negotiation of the Plan of Reorganization		45

		1.	Negotiations with the Creditors’ Committee and Other Creditor Groups	45

		2.	Exclusive Periods	45

V.	THE PLAN OF REORGANIZATION			46

	A.	Non-Classified Claims		46

		1.	Fee Claims	46

		2.	Other Administrative Claims	47

		3.	EOP Administrative Claims	48

		4.	Priority Tax Claims	48

	B.	Classification and Treatment of Claims and Interests against PLC		49

		1.	Class 1A—PLC Priority Claims	49

		2.	Class 2A—PLC Secured Claims	49

		3.	Class 2E—NatWest Secured Claims against PLC	49

		4.	Class 3A—PLC General Unsecured Claims	50

		5.	Class 3B—PLC Intercompany Claims	51

		6.	Class 3G—Rejected Guaranteed Equipment Lease Claims Against PLC	52

		7.	Class 4A—Administrative Convenience Class of Unsecured Claims against PLC	52

		8.	Class 5A—PLC Share Interests	52

	C.	Classification and Treatment of Claims and Interests against BV		54

		1.	Class 1B—BV Priority Claims	54

		2.	Class 2B—BV Secured Claims	54

		3.	Class 2F—ABN Amro Secured Claims against BV	54

		4.	Class 3C—BV General Unsecured Claims	55

		5.	Class 3D—BV Intercompany Claims	56

		6.	Class 3H—Rejected Guaranteed Equipment Lease Claims Against BV	56

		7.	Class 4B—Administrative Convenience Class of Unsecured Claims against BV	57

		8.	Class 5B—BV Stock Interests	57

	D.	Classification and Treatment of Claims and Interests against RBCC		58

		1.	Class 1C—RBCC Priority Claims	58

		2.	Class 2C—RBCC Secured Claims	58

		3.	Class 2D—RML DIP Loan Claim against RBCC	59

		4.	Class 2G—JP Morgan Chase Secured Claims against RBCC	59

		5.	Class 3E—RBCC General Unsecured Claims	59

		6.	Class 3F—RBCC Intercompany Claims	60

		7.	Class 3I—Rejected Equipment Lease Claims Against RBCC	61

		8.	Class 4C—Administrative Convenience Class of Unsecured Claims against RBCC	61

		9.	Class 5C—RBCC Stock Interests	62

	E.	Enterprise Value of Reorganized Entities		62

	F.	Securities to Be Issued Under the Plan		63

		1.	Issuance of the PLC CULS, BV CULS and RBCC CULS	63

		2.	Issuance of Newco Shares	67

		3.	Creation of the Newco Claims Shares Restricted Accounts	68

		4.	Issuance of Additional PLC Shares	70

	G.	Method of Distributions Under the Plan		70

	H.	Timing of Distributions Under the Plan		71

		1.	Distributions on the Effective Date	71

		2.	Disbursing Agent	72

	I.	Provisions for Treatment of Disputed Claims and Interests		72

		1.	Objections, Settlement and Estimation of Disputed Claims	72

	J.	Treatment of Executory Contracts and Unexpired Leases		72

		1.	Assumption or Rejection of Real Property Unexpired Leases	72

		2.	Assumption or Rejection of Non-Real Property Executory Contracts and Unexpired Leases	73

		3.	Approval of Assumptions or Rejection of Executory Contracts and Unexpired Leases	74

		4.	Cure of Defaults	75

	K.	Confirmation and Effectiveness of the Plan		75

	L.	Implementation and Effect of Confirmation of the Plan		76

	M.	Discharge and Injunction		76

	N.	Summary of Other Provisions of the Plan		77

		1.	New By-Laws, New Certificates of Incorporation and Other Authorities	77

		2.	Amendments or Modifications to the Plan	78

		3.	Releases and Related Injunctions	78

		4.	Preservation of Certain Claims; Limited Waiver of Other Claims	80

		5.	Employment Contracts with Certain Employees	80

		6.	Termination of the Creditors’ Committee	80

		7.	Post-Confirmation Committee	80

		8.	Exculpation	81

		9.	Effectuating Documents, Further Transactions and Corporate Action	81

VI.	CONFIRMATION AND CONSUMMATION PROCEDURE			82

	A.	General Overview		82

	B.	Voting Procedures and Requirements		83

	C.	Solicitation of Votes		84

	D.	The Confirmation Hearing		87

	E.	Standard for Confirmation		88

		1.	Unfair Discrimination and Fair and Equitable Tests	88

		2.	Feasibility	88

		3.	Best Interests Test	89

	F.	Consummation		90

	G.	Exit Financing		91

	H.	Exit Securities		91

	I.	Newco Undertaking		92

VII.	MANAGEMENT OF THE REORGANIZED DEBTORS			92

	A.	Composition of Boards of Directors of the Reorganized Debtors		92

	B.	Identity of Officers		92

	C.	Director and Officer Remuneration and Share Ownership		94

	D.	PLC Share Ownership Plans for Employees		99

	E.	Major Shareholders		99

	F.	Related-Party Transactions		100

VIII.	SECURITIES LAWS MATTERS			100

	A.	U.S. Securities Law Issues		100

	B.	U.K. Securities Issues		103

		1.	Overview of U.K. Scheme of Arrangement	103

		2.	Process for Approval of the U.K. Scheme of Arrangement	103

		3.	Synchronizing the U.K. Scheme of Arrangement and the Bankruptcy Process	104

IX.	CERTAIN RISK FACTORS TO BE CONSIDERED			105

	A.	Certain Bankruptcy Law Considerations		105

		1.	Risk of Non-Confirmation of the Plan	105

		2.	Non-Consensual Confirmation	106

		3.	Risk of Non-Approval of the U.K. Scheme of Arrangement	106

		4.	Risk of Non-Occurrence of the Effective Date	106

	B.	Risks to Recovery by Holders of Certain Claims		106

		1.	The Debtors Have Been Operating in Chapter 11	106

		2.	The Debtors Have a History of Operating Losses	106

		3.	The Amount of Allowed Claims May Be Greater Than Expected	108

		4.	Debtors’ May Need Additional Financing	108

		5.	The Projected Financial Information May Be Inaccurate	108

		6.	The Newco or PLC Shares May Not Trade at the Prices Expected	108

X.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			109

	A.	Consequences to RBCC		109

	B.	Transfers to Newco		110

	C.	Consequences to Holders of PLC Shares		110

	D.	Consequences to Holders of Certain Claims		111

		1.	Definition of a Tax Security	111

		2.	Holders of Claims Not Treated as Property or Not Treated as Tax Securities	112

		3.	Holders of Claims Treated as Tax Securities	112

		a.	Claims Exchanged for Newco Claims Shares	112

v

		b.	Claims Exchanged for CULS	112

		4.	Consequences to Holders of CULS	112

	E.	Consequences to Holders of Newco Shares		114

		1.	Distributions	114

		2.	Sale or Exchange	114

	F.	Foreign Currency and Foreign Tax Credit Considerations		115

	G.	Certain Other Tax Considerations for Holders of Claims		115

		1.	Receipt of Pre-Effective Date Interest	115

		2.	Reinstatement of Claims	116

		3.	Bad Debt and Worthless Securities Deductions	116

	H.	Information Reporting and Withholding		116

XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			117

	A.	Alternative Plan of Reorganization		117

	B.	Section 363 Sale		117

	C.	Chapter 11 Liquidation		118

	D.	Liquidation Under Chapter 7		118

XII.	CONCLUSION AND RECOMMENDATION			118

I. INTRODUCTION

A copy of the Plan appears as Exhibit A to this Disclosure Statement (this “Disclosure Statement”). The Plan specifies the classes of the Debtors’ creditors and equity security holders and the treatment of the claims and interests of such creditors and equity security holders, respectively. Pursuant to section 1126 of the Bankruptcy Code, the Debtors are soliciting acceptances of the Plan from the classes of creditors entitled to vote on the Plan. This Disclosure Statement is submitted pursuant to section 1125 of the Bankruptcy Code and its purpose is to provide information of the kind necessary to enable a hypothetical reasonable investor to make an informed judgment in the exercise of his, her or its right to vote on the Plan. Unless otherwise defined in this Disclosure Statement, defined terms utilized in this Disclosure Statement shall have the same meanings ascribed to them in the Plan.

THE PURPOSE OF THIS DISCLOSURE STATEMENT IS TO PROVIDE ALL HOLDERS OF CLAIMS WITH INFORMATION THAT MAY BE DEEMED MATERIAL, IMPORTANT AND NECESSARY IN ALLOWING SUCH CLAIM HOLDERS TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND TO ARRIVE AT AN INFORMED DECISION IN EXERCISING THEIR RIGHT TO VOTE FOR ACCEPTANCE OR REJECTION OF THE PLAN.

THIS DISCLOSURE STATEMENT AND THE ATTACHED PLAN SHOULD BE READ IN THEIR ENTIRETY. THE DESCRIPTIONS OF THE PLAN IN THIS DISCLOSURE STATEMENT ARE SUMMARIES ONLY AND ARE QUALIFIED BY REFERENCE TO THE TERMS AND CONDITIONS OF THE PLAN ITSELF.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION OR STIPULATION, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

HOLDERS OF IMPAIRED CLAIMS AND IMPAIRED INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

THE DEBTORS AND THE CREDITORS’ COMMITTEE SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF CLAIMS IN IMPAIRED CLASSES ENTITLED TO VOTE TO ACCEPT THE PLAN. ACCORDINGLY, ALL CREDITORS ARE URGED TO VOTE IN FAVOR OF THE PLAN BY NOT LATER THAN THE VOTING DEADLINE OF 5:00 P.M., PREVAILING EASTERN TIME, NOVEMBER 5, 2003.

The requirements for confirmation of the Plan, including the vote of creditors to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are set forth under the caption “The Plan of Reorganization—Other Provisions of Plan—Miscellaneous—Conditions Precedent to Effectiveness of the Plan.” Confirmation and the occurrence of the Effective Date are subject to a number of significant conditions precedent, which are also summarized in “The Plan of Reorganization—Other Provisions of Plan—Miscellaneous—Conditions Precedent to Effectiveness of the Plan.”

Debtors believe that prolonged operations in Chapter 11 would likely yield continued deterioration in the value of their assets and business operations. It is essential, therefore, for the Debtors to emerge expeditiously from the Chapter 11 proceedings.

The Debtors and the Creditors’ Committee believe that the most viable means of emerging successfully from Chapter 11 is through the implementation of the Plan (attached hereto as Exhibit A) and the confirmation of the Plan under the timetable described herein. The Plan is premised on the adjustment and compromise of the Debtors’ obligations as described in the Plan as well as a contribution of cash to enable the continued operation of the Debtors, as reorganized, going forward including, among other things, the reinstatement of the guarantees of PLC or BV of certain of the lease obligations of RBCC. Since the Petition Date, the Debtors have been working to develop the Plan by focusing their efforts in several interactive areas: (a) reducing the ongoing rental obligations of RBCC with respect to its real property and personal property leases, (b) reducing the amount of space being leased by RBCC, (c) negotiating reduced amounts of damages for rejection of leases by RBCC, (d) negotiating reduced damages with respect to existing PLC and BV guarantees, (e) reducing their ongoing expenses of operation, and (f) attempting to increase the number of customers occupying their space and the rates paid by those customers. See generally “Significant Events During Chapter 11 Case.”

Attached as Exhibits to this Disclosure Statement are copies of the following:

•	The Plan (Exhibit A);

•	Order of the Bankruptcy Court, dated on September 25, 2003 (the “Disclosure Statement Order”), which, among other things, approves the Disclosure Statement and establishes certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

•	The Organization Charts illustrating the corporate structure of the organization of the Debtors and their affiliates both prior to and subsequent to the Effective Date and the U.K. Scheme of Arrangement being implemented (Exhibit C).

•	The Debtors’ consolidated financial projections (Exhibit D) ;

•	The Debtors’ liquidation analysis (Exhibit E);

•	A Description of the Rights Attaching to the Newco Shares (Exhibit F);

•	The New Certificate of Incorporation for Reorganized RBCC (Exhibit G)

•	The New By-Laws for Reorganized RBCC (Exhibit H)

•	The form of CULS Indenture (Exhibit I)

•	The form of CULS Instrument (Exhibit J)

•	The Description of the EOP Securities (Exhibit K)

•	Summary of Litigation Matters (Exhibit L)

•	Summary of the Newco Claims Shares and the CULS and the required election by holders of Claims in Classes 3A, 3C and 3E (the “Election Summary Disclosure”) (Exhibit M), which shall accompany the Ballot circulated to holders of Class 3A, 3C and 3E Claims.

In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Interests that the Debtors believe are entitled to vote to accept or reject the Plan. The Ballot to be provided to holders of Claims in Classes 3A, 3C and 3E also requests such holders, in addition to voting whether to accept or reject the Plan, to make an election (irrespective of whether such holder voted to accept or reject the Plan) as to the form of distribution that such holder would like to receive under the Plan.

On September 25, 2003, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order (Exhibit B) approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors’ creditors and interest holders to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE, AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL, OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAWS. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF OR CLAIMS AGAINST PLC OR ANY OF THE OTHER DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH SUCH DOCUMENTS WERE PREPARED.

NO PERSON IS AUTHORIZED BY ANY OF THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN TO GIVE

ANY INFORMATION OR TO MAKE ANY REPRESENTATION REGARDING THIS DISCLOSURE STATEMENT OR THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS AND SCHEDULES ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANY OF THE DEBTORS.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS AND INTERESTS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN AND OTHER EXHIBITS, PRIOR TO VOTING ON THE PLAN.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESSES, OPERATIONS OF THE DEBTORS, THE HISTORICAL AND PROJECTED FINANCIAL INFORMATION REGARDING THE DEBTORS, AND THE LIQUIDATION ANALYSIS RELATING TO THE DEBTORS, IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN, BUT AS TO CONTESTED MATTERS AND ADVERSARY PROCEEDINGS, IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ALL INFORMATION CONTAINED HEREIN HAS BEEN PROVIDED BY THE DEBTORS.

The Disclosure Statement Order (Exhibit B) specifies the deadlines, procedures and instructions for voting to accept or reject the Plan and for Filing objections to confirmation of the Plan, the Record Date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or an Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order, the Election Summary Disclosure and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN OR THE DISCLOSURE STATEMENT, ON ONE HAND AND ANY OF THE AGREEMENTS GOVERNING THE EXIT SECURITIES, ON THE OTHER HAND, THEN THE TERMS OF THE APPLICABLE AGREEMENT GOVERNING THE EXIT SECURITIES

ARE CONTROLLING. THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN OR THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CAREFULLY READ AND CONSIDER FULLY SECTION IX OF THIS DISCLOSURE STATEMENT, “CERTAIN RISK FACTORS TO BE CONSIDERED,” BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

SUMMARIES OF PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

A.	Holders of Claims and Equity Interests Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired are entitled to vote to accept or reject a proposed Chapter 11 plan. Classes of claims or interests in which the holders of claims or equity interests are unimpaired under a Chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.

In the Plan with respect to these Reorganization Cases, Classes 1A, 1B, 1C, 2C, 2E, 2F, 2G, and 5B are unimpaired and not entitled to vote and holders of Claims in such Classes are conclusively presumed to have accepted the Plan. Class 5C is not receiving any distribution under the Plan and Holders of Interest in such Class are conclusively presumed to have rejected the Plan. Classes 2A, 2B, 2D, 3A, 3B, 3C, 3D, 3E, 3F, 3G, 3H, 3I, 4A, 4B, 4C, and 5A are impaired (“Impaired Voting Classes”) and, to the extent Claims and Interests in such Classes are Allowed Claims and Allowed Interests, holders of such Claims and Interests will receive distributions and have their rights modified as provided for in the Plan. Therefore, in accordance with sections 1126 and 1129 of the Bankruptcy Code, the Debtors are soliciting acceptances only from holders of Allowed Claims and Allowed Interests in the Impaired Voting Classes.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of interests requires acceptance by at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see Section VI.E. “Confirmation and Consummation Procedure – Standard for Confirmation.”

Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VI.E, “Confirmation and Consummation Procedure—Standard for Confirmation.” The Debtors intend to seek confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any impaired Class of Claims or Interests entitled to vote that does not accept the Plan by the requisite majorities provided in sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable. Thus, the Debtors intend to request confirmation of the Plan pursuant to 1129(b) of the Bankruptcy Code if any of the impaired Classes vote to reject the Plan. The Debtors reserve the right to amend the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code to the extent applicable, or both. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced as soon as possible before or at the Confirmation Hearing.

Additionally, Debtors may seek confirmation of the Plan prior to the approval by the English High Court of the U.K. Scheme of Arrangement that would provide for the creation of Newco. Should the U.K. Scheme of Arrangement not be approved, or should Debtors otherwise determine that the creation of Newco is no longer advantageous, Debtors intend to distribute the PLC Shares instead of Newco Claims Shares as described in the Plan. Thus, creditors that would otherwise be entitled to receive Newco Shares under the Plan would receive PLC Shares instead. The PLC Shares would continue to trade on the London Stock Exchange, and holders of Allowed Claims in Classes 3A, 3C and 3E electing to receive Newco Claims Shares shall instead receive PLC Shares, pursuant to the Plan, and such PLC Shares will be subject to the Newco Claims Share Trading Restrictions.

B.	Election by Holders of Claims in Classes 3A, 3C and 3E

Under the Plan, holders of Claims in Classes 3A, 3C and 3E are entitled to elect whether they will receive a distribution in the form of publicly traded shares of Newco (i.e., Newco Claims Shares, denoted below as “Option A”), convertible debt (i.e., PLC CULS, BV CULS or RBCC CULS, depending whether such Claims are in Class 3A, 3C or 3E, respectively; denoted below as “Option B”), or a combination of both shares and convertible debt (denoted below as “Option C”). See Sections V.B.4, V.C.4 and V.D.5. Those who elect Option C to receive a combination of both Newco Claims Shares and CULS may divide their Allowed Claim and designate a percentage of such Claim to receive Newco Claims Shares with the remaining percentage to receive the CULS.

The Ballot provided to holders of Claims in Classes 3A, 3C and 3E shall include appropriate boxes for the holders to elect one of the three distribution options described above. Any holder who fails to make an election or does not properly make such election shall be deemed to have elected treatment under Option A (i.e., Newco Claims Shares). Accordingly, holders of Claims in Classes 3A, 3C and 3E who do not want to be treated under Option A should indicate their election of Option B or Option C on the Ballot and return the Ballot to the address set forth in Section I.C. (Introduction—Voting Procedures) immediately below. Holders of Claims in Classes 3A, 3C and 3E should indicate their election irrespective of whether they vote to accept or reject the Plan (and any such election shall not be deemed to constitute an acceptance of the Plan to the extent that such holder also votes to reject the Plan.

Included with the Ballot provided to holders of Claims in Classes 3A, 3C and 3E is the Election Summary Disclosure which briefly summarizes the rights of holders with respect to the Newco Claims Shares and the CULS that such holders are eligible to receive under the Plan, and the requested election. The Election Summary Disclosure is a distilled summary only and is qualified by reference to the Disclosure Statement and the Plan, each of which should be read in their entirety before such holders make their requested election.

C.	Voting Procedures

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims or Interests in more than one Class and you are entitled to vote Claims or Interests in more than one Class, you will receive separate Ballots that must be used for each separate Class of Claims or Interests. Please vote and return your Ballot(s) in the pre-addressed return envelope provided to you by the Garden City Group, or to the address set forth below:

IF BY REGULAR MAIL:

Attention: Regus Voting Agent

The Garden City Group, Inc.

PO Box 9006

Merrick, NY 11566-9901

IF BY OVERNIGHT OR HAND DELIVERY:

Attention: Regus Voting Agent

The Garden City Group, Inc.

105 Maxess Road

Melville, NY 11747-3836

DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT.

TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 5.00 P.M. ON NOVEMBER 5, 2003 (THE “VOTING DEADLINE”).

Pursuant to the Disclosure Statement Order (Exhibit B), solely for purposes of voting to accept or reject the Plan and not for the purpose of allowance of, or distribution on account of, a Claim or Interest and without prejudice to the rights of the Debtors in any other context, each Claim within a Class of Claims entitled to vote to accept or reject the Plan will be temporarily Allowed in an amount equal to the amount of such Claim as set forth in a timely Filed proof of claim (provided no objection to such Claim has been filed), or, if no proof of claim was Filed, the amount of such Claim or Interest as set forth in the Schedules (provided that the amount of such Claim or Interest is not listed as disputed, contingent or unliquidated) or the amount of such Interests as reflected in the Debtor’s books and records. Moreover, each Claim to which the Debtors have filed an objection by October 3, 2003 shall be temporarily allowed for voting purposes only to the extent and in the manner and amount as may be set forth as the proposed allowed amount or classification in the objection, and a creditor holding such a Claim shall be entitled to vote to accept or reject the Plan only in an amount equal to the amount of such Claim as Debtors set forth as the proposed allowed amount in the objection. For additional information on voting, see Section VI.C. “Confirmation and Consummation Procedure—Solicitation of Votes.” The Disclosure Statement Order sets September 18, 2003 as the record date (the “Record Date”) for voting on the Plan. Accordingly, only holders of Claims or Interests as of the Record Date that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

If you are a holder of a Claim or Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call the Garden City Group at (888) 809-1204.

D.	Confirmation Hearing

Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on November 12, 2003 at 11:00 a.m., Eastern Time, before the Honorable Adlai Hardin, United States Bankruptcy Judge, at the United States Courthouse at 300 Quarropas Street, White Plains, New York. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and Filed so that they are received on or before October 31, 2003 at 5:00 p.m., Eastern Time, in the manner set forth in the Disclosure Statement Order (Exhibit B), the Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement in Bankruptcy Court of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

II. OVERVIEW OF THE PLAN

The following table briefly summarizes the classification and treatment of Claims and Interests under the Plan for each of the respective Debtors. The amount shown in the following table as “Estimated Percentage Recovery” is based on the amount of the Allowed Claims that Debtors believe exist following an analysis of the Claims filed.

A.	Debtor PLC: Overview of the Classification, Treatment and Estimated Recovery for Creditors of PLC

Description and Estimated Amount of Claims or Interests	Summary of Treatment/ Estimated % Recovery
Administrative Claims against PLC. Administrative Claims include fees and expenses of professionals as well as amounts due for services and goods supplied after the	Administrative Claims will be paid in full in Cash on the Effective Date (or, in the case of Fee Claims, as soon as practicable after an order approving such Fee Claims becomes

Description and Estimated Amount of Claims or Interests	Summary of Treatment/ Estimated % Recovery
Petition Date. Debtors estimate that the Allowed Administrative Claims against PLC are approximately $500,000 including unpaid reorganization expenses and professional fees.	Final). Pursuant to section 1123(a)(1), these Claims are not separately classified under the Plan, and holders of Allowed Administrative Claims against PLC are not entitled to vote to accept or reject the Plan.

Priority Tax Claim against PLC. Priority Tax Claims are Claims that are entitled to priority pursuant to sections 502(i) and 507(a)(8) of the Bankruptcy Code. Debtors estimate that the Allowed Priority Tax Claims against PLC are $1,900,000.	Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of an Allowed Priority Tax Claim against PLC or Reorganized PLC, each holder of an Allowed Priority Tax Claim against PLC shall receive from Reorganized PLC, in full satisfaction of its Claim, equal annual Cash payments, commencing one year after the Effective Date, in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at 4% over a period of six years after the date of assessment of such Allowed Priority Tax Claim. However, to the extent that the holders of such Priority Tax Claims are foreign tax authorities not subject to the jurisdiction of the U.S. Bankruptcy Court, PLC may be required to pay such Allowed Priority Tax Claims as required by the particular tax authority. Holders of Allowed Priority Tax Claims shall receive over time 100% of the amount of such Allowed Claim. Pursuant to section 1123(a)(1), these Claims are not separately classified under the Plan, and holders of Priority Tax Claims against PLC are not entitled to vote to accept or reject the Plan.

Class 1A—PLC Priority Claims. Class 1A consists of all Allowed Priority Claims against PLC other than Priority Tax Claims. Debtors estimate that the aggregate amount of Allowed Claims in Class 1A total $0.	Class 1A is unimpaired under the Plan and so each holder of a Class 1A Claim is not entitled to vote to accept or reject the Plan. Holders of Allowed Claims in Class 1A shall receive 100% of the total value of the Allowed amount of such Claim in Cash under the Plan.

Class 2A—PLC Secured Claims. Class 2A consists of all Allowed Secured Claims against PLC except for the NatWest Secured Claim in Class 2E. Debtors estimate that there is a single creditor in this Class 2A with an	Class 2A is impaired under the Plan and so each holder of a Class 2A Claim is entitled to vote to accept or reject the Plan. Holders of Allowed Claims in Class 2A are expected to receive 100% of the total value of the Allowed

Description and Estimated Amount of Claims or Interests	Summary of Treatment/ Estimated % Recovery
aggregate amount of Allowed Claims of approximately $8,200.	amount of such Claim in Cash over time under the Plan.

Class 2E—NatWest Secured Claim. Class 2E consists of the Allowed Secured Claim of NatWest against PLC. Prior to satisfaction of its Allowed Secured Claim pursuant to Bankruptcy Court Order, Debtors estimate that the aggregate amount of Allowed Claims in Class 2E as of the date hereof total $0.	Class 2E is unimpaired under the Plan and so each holder of a Class 2E Claim is not entitled to vote to accept or reject the Plan. Holders of Allowed Claims in Class 2E have already received 100% of the total value of the Allowed amount of such Claims pursuant to an Order of the Bankruptcy Court permitting NatWest to exercise its rights and remedies with respect to its collateral.

Class 3A—PLC General Unsecured Claims. Class 3A consists of all Allowed Unsecured Claims against PLC other than Administrative Claims, Priority Tax Claims, Priority Claims, Secured Claims, PLC Intercompany Claims in Class 3B, Rejected Equipment Lease Claims Against PLC in Class 3G, and Administrative Convenience Unsecured Claims in Class 4A. Debtors estimate that the aggregate amount of Allowed Claims in Class 3A total $21,500,000.	Class 3A is impaired under the Plan. Each holder of an Allowed Class 3A Claim is entitled to vote to accept or reject the Plan. Holders of Class 3A Claims shall have the option to receive Newco Claims Shares or PLC CULS, or a combination of both. Holders of Allowed Claims in Class 3A are expected to receive over time at least 100% of the Allowed amount of such Claims under the Plan.

Class 3B—PLC Intercompany Claims. Class 3B consists of all Allowed Unsecured Claims of any subsidiary or affiliate of PLC owed by PLC to such subsidiary or affiliate except Claims of RML against PLC pursuant to the RML DIP Loan or Exit Financing. Debtors estimate that the aggregate amount of Claims in Class 3B total $26,300,000.	Class 3B is impaired under the Plan. Each holder of an Allowed Class 3B Claim is entitled to vote to accept or reject the Plan Each holder of an Allowed PLC Intercompany Claim will retain such Allowed Claim against Reorganized PLC such that such obligation will remain an obligation of the Reorganized PLC, provided however, that any such PLC Intercompany Claim shall be subordinate in priority and payment to the obligations owed by Reorganized PLC pursuant to the PLC CULS, the EOP Settlement, the EOP Guarantees and the EOP Securities except that notwithstanding such subordination, any such PLC Intercompany Claim owed directly or indirectly by Reorganized PLC to Reorganized BV, Reorganized RBCC or any other member of the Regus Group may be paid in accordance

Description and Estimated Amount of Claims or Interests	Summary of Treatment/ Estimated % Recovery
with the terms of such indebtedness for any bona fide purpose in relation to the Regus Group as a whole unless an event of default has occurred and is continuing pursuant to the CULS, the EOP Settlement, the EOP Guarantees and the EOP Securities, or would result from any such payment of intercompany indebtedness. Holders of Allowed Claims in Class 3B are expected to receive over time 100% of the Allowed amount of such Claim under the Plan.

Class 3G—Rejected Guaranteed Equipment Lease Claims Against PLC. Class 3G consists of lessors relating to leases of equipment to RBCC that were guaranteed by PLC and where RBCC has rejected such leases (or shall have rejected such leases as of the Effective Date). Each of the lessors in this class, however, despite the rejection of the underlying agreement has agreed to allow for the continued use of the equipment by Reorganized RBCC at a reduced rate and to a limitation of such lessors’ claims under the guarantees for damages relating to the rejection of such underlying leases, provided that, upon the Effective Date of the Plan, Reorganized PLC shall guarantee Reorganized RBCC’s obligations to such lessors. Each of the lessors in this class have entered into prior stipulations with the Debtor PLC concerning the rejection of the original underlying equipment leases. Each of these agreements is listed on Schedule 3G hereto.

Debtors estimate that the aggregate amount of Allowed Claims in Class 3G total $12,800,000 (this figure represents the estimated net present value of the guarantees of the leases).

Class 3G is impaired under the Plan. Each holder of an Allowed Class 3G Claim is entitled to vote to accept or reject the Plan. Holders of Allowed Claims in Class 3G will receive a new guarantee from Reorganized PLC with respect to the obligations of Reorganized RBCC under any new lease entered into with the particular lessor. Holders of Allowed Claims in Class 3G are expected to receive over time approximately 100% of the Allowed amount of such Claim under the Plan.

Class 4A—Administrative Convenience Class of Unsecured Claims against PLC. Class 4A consists of all Allowed Unsecured Claims against PLC other than Administrative Claims, Priority Tax Claims and Priority Claims, that are equal to, less than or reduced to $1,000. Debtors estimate that the aggregate amount of Allowed Claims in Class 4A total $10,000.	Class 4A is impaired under the Plan. Each holder of an Allowed Class 4A Claim is entitled to vote to accept or reject the Plan. Holders of Allowed Claims in Class 4A are expected to receive over time 100% of the total value of the Allowed amount of such Claim in Cash under the Plan.

Class 5A—PLC Share Interests. Class 5A consists of the holders of Allowed Interests relating to PLC Shares. There are 585,120,290 shares of PLC that are issued and outstanding. Mark Dixon, CEO and Founder of the Debtors, and Maxon Investments own 63% of the PLC Share Interests.

Class 5A is impaired under the Plan. Each holder of an Allowed Class 5A Interest is entitled to vote to accept or reject the Plan. Holders of Allowed Class 5A Interests will receive Newco Claims Shares in exchange for such Interests. In order for the Debtors to estimate the amount by which the percentage ownership of Newco owned by the holders of Allowed Class 5A Interests would be diluted by the issue of Newco Claims Shares to holders of Claims in Classes 3A, 3C and 3E, Debtors must make certain assumptions with respect to the amount of Claims in Classes 3A, 3C and 3E that will be electing to receive Newco Claims Shares instead of CULS pursuant to the Plan. For example:

Assuming that all of the holders of Allowed Claims in such Classes determined to receive all of their consideration on account of such Claims under the Plan in Newco Claims Shares, the Debtors estimate that the amount by which ownership of Newco owned by holders of Allowed Class 5A Interests would be diluted by the issue of Newco Claims Shares to holders of Claims in Classes 3A, 3C and 3E would be approximately 12%. Thus, the holders of Allowed Class 5A Interests would own approximately 88% of Newco pursuant to the Plan. Moreover, under this assumption, immediately following implementation of the Plan, Mark Dixon and Maxon Investments would own approximately 56% of Newco.

Assuming that all of the holders of Allowed

Claims in such Classes determined to receive 50% of their consideration on account of such Claims under the Plan in Newco Claims Shares and the remainder in CULS, the Debtors estimate that the amount by which ownership of Newco owned by holders of Allowed Class 5A Interests shall be diluted by the issue of Newco Claims Shares to holders of Claims in Classes 3A, 3C and 3E would be 6%. Thus, the holders of Allowed Class 5A Interests would own approximately 94% of Newco pursuant to the Plan. Moreover, under this assumption, immediately following implementation of the Plan, Mark Dixon and Maxon Investments would own approximately 59% of Newco.

Assuming that all of the holders of Allowed Claims in such Classes elect to receive all of their consideration on account of such Claims under the Plan in PLC CULS, BV CULS or RBCC CULS, respectively, Debtors estimate that the amount by which ownership of Newco owned by holders of Allowed Class 5A Interests would be diluted by the issue of Newco Claims Shares to holders of Claims in Classes 3A, 3C and 3E would be 0%. Thus, the holders of Allowed Class 5A Interests would own 100% of Newco pursuant to the Plan. Moreover, under this assumption, immediately following implementation of the Plan, Mark Dixon and Maxon Investments would own approximately 63% of Newco.

B.	Debtor BV: Overview of the Classification, Treatment and Estimated Recovery for Creditors of BV.

Description and Estimated Amount of Claims or Interests	Summary of Treatment/ Estimated % Recovery
Administrative Claims against BV Administrative Claims include fees and expenses of professionals as well as amounts	Administrative Claims will be paid in full in Cash on the Effective Date (or, in the case of Fee Claims, as soon as practicable after an

Description and Estimated Amount of Claims or Interests	Summary of Treatment/ Estimated % Recovery
due for services and good supplied after the Petition Date. Debtors estimate that the Allowed Administrative Claims against BV are approximately $500,000 including unpaid reorganization expenses and professional fees.	order approving such Fee Claims becomes Final). Pursuant to section 1123(a)(1), these Claims are not separately classified under the Plan, and holders of Allowed Administrative Claims against BV are not entitled to vote to accept or reject the Plan.

Priority Tax Claim against BV Priority Tax Claims are Claims that are entitled to priority pursuant to sections 502(i) and 507(a)(8) of the Bankruptcy Code. Debtors estimate that the Allowed Priority Tax Claims against BV are $650,000.	Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of an Allowed Priority Tax Claim and BV or Reorganized BV, each holder of an Allowed Priority Tax Claim against BV shall receive from the applicable Reorganized Debtor, in full satisfaction of its Claim, equal annual Cash payments, commencing one year after the Effective Date, in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at 4% over a period of six years after the date of assessment of such Allowed Priority Tax Claim. However, to the extent that the holders of such Priority Tax Claims are foreign tax authorities not subject to the jurisdiction of the U.S. Bankruptcy Court, BV may be required to pay such Allowed Priority Tax Claims as required by the particular tax authority. Holders of Allowed Priority Tax Claims will receive over time 100% of the amount of such Allowed Claim. Pursuant to section 1123(a)(1), these Claims are not separately classified under the Plan and holders of Allowed Priority Tax Claims against BV are not entitled to vote to accept or reject the Plan.

Class 1B—BV Priority Claims. Class 1B consists of all Allowed Priority Claims against BV other than Priority Tax Claims.

Debtors estimate that the aggregate amount of Allowed Claims in Class 1B total $0.

Class 1B is unimpaired under the Plan and so each holder of a Class 1B Claim is not entitled to vote to accept or reject the Plan. Holders of Allowed Claims in Class 1B shall receive 100% of the total value of the Allowed amount of such Claim in Cash under the Plan.

Class 2B—BV Secured Claims. Class 2B consists of all Allowed Secured Claims against BV except for the ABN Amro Secured Claims in Class 2F. Debtors estimate that there is a	Class 2B is impaired under the Plan and so each holder of a Class 2B Claim is entitled to vote to accept or reject the Plan. Holders of Allowed Claims in Class 2B are expected to

Description and Estimated Amount of Claims or Interests	Summary of Treatment/ Estimated % Recovery
single creditor in Class 2B and that the aggregate amount of Allowed Claims in Class 2B total $8,000.	receive over time 100% of the total value of the Allowed amount of such Claim in Cash under the Plan.

Class 2F—ABN Amro Secured Claims against BV. Class 2F consists of the Allowed Secured Claim of ABN Amro against BV.

Debtors estimate that the aggregate amount of Allowed Claims in Class 2F as of the date hereof total $0.

Class 2F is not impaired under the Plan and so each holder of a Class 2F Claim is not entitled to vote to accept or reject the Plan. Holders of Allowed Claims in Class 2F are expected to retain their existing interests and receive 100% of the total value of the Allowed amount of such Claim under the Plan.

Class 3C—BV General Unsecured Claims. Class 3C consists of all Allowed Unsecured Claims against BV other than Administrative Claims, Priority Tax Claims, Priority Claims, Secured Claims, BV Intercompany Claims in Class 3D, Rejected Equipment Lease Claims Against BV in Class 3H, and Administrative Convenience Unsecured Claims in Class 4B. Debtors estimate that the aggregate amount of Allowed Claims in Class 3C total $9,000,000.	Class 3C is impaired under the Plan. Each holder of an Allowed Class 3C Claim is entitled to vote to accept or reject the Plan. Holders of Class 3C Claims shall have the option to receive Newco Claims Shares or BV CULS, or a combination of both. Holders of Allowed Claims in Class 3C are expected to receive over time at least 100% of the Allowed amount of such Claims under the Plan.

Class 3D—BV Intercompany Claims. Class 3D consists of all Allowed Unsecured Claims of any subsidiary or affiliate of BV owed by BV to such subsidiary or affiliate, except Claims of RML against BV pursuant to the RML DIP Loan or Exit Financing. Debtors estimate that the aggregate amount of Allowed Claims in Class 3D total $390,000,000.	Class 3D is impaired under the Plan. Each holder of an Allowed Class 3D Claim is entitled to vote to accept or reject the Plan. Each holder of an Allowed BV Intercompany Claim will retain such Allowed Claim against Reorganized BV such that such obligation will remain an obligation of the Reorganized BV, provided however, that such BV Intercompany Claims shall be subordinate in priority and payment to the obligations owed by Reorganized BV pursuant to the BV CULS, the EOP Settlement, the EOP Guarantees and the EOP Securities except that notwithstanding such subordination any such BV Intercompany Claim owed directly or indirectly by Reorganized BV to Reorganized PLC, Reorganized RBCC or any other member of the Regus

Description and Estimated Amount of Claims or Interests	Summary of Treatment/ Estimated % Recovery
Group may be paid in accordance with the terms of such indebtedness for any bona fide purpose in relation to the Regus Group as a whole unless an event of default has occurred and is continuing pursuant to the CULS, the EOP Settlement, the EOP Guarantees and the EOP Securities, or would result from any such payment of intercompany indebtedness. Holders of Allowed Claims in Class 3D are expected to receive over time 100% of the Allowed amount of such Claim under the Plan.

Class 3H—Rejected Guaranteed Equipment Lease Claims Against BV. Class 3H consists of lessors relating to leases of equipment to RBCC that were guaranteed by BV and where RBCC has rejected such leases (or shall have rejected such leases as of the Effective Date). Each of the lessors in this Class, however, despite the rejection of the underlying agreement has agreed to allow for the continued use of the equipment by Reorganized RBCC at a reduced rate and to a limitation of such lessors’ claims under the guarantees for damages relating to the rejection of such underlying leases, provided that, upon the Effective Date of the Plan, Reorganized BV shall guarantee Reorganized RBCC’s obligations to such lessors. Each of the lessors in this class have entered into prior stipulations with the Debtor BV concerning the rejection of the original underlying equipment leases. Each of these agreements is listed on Schedule 3H hereto.

Debtors estimate that the aggregate amount of Allowed Claims in Class 3H total $12,400,000 (this amount represents the net present value of the existing BV guarantees of the particular equipment leases).

Class 3H is impaired under the Plan. Each holder of an Allowed Class 3H Claim is entitled to vote to accept or reject the Plan. Holders of Allowed Claims in Class 3H will receive a new guarantee from BV with respect to the obligations of Reorganized RBCC under any new lease entered into with the particular lessor. Holders of Allowed Claims in Class 3H are expected to receive over time approximately 100% of the Allowed amount of such Claim under the Plan.

Class 4B—Administrative Convenience Class of Unsecured Claims against BV. Class 4B consists of all Allowed Unsecured Claims against BV other than Administrative Claims, Priority Tax Claims and Priority	Class 4B is impaired under the Plan. Each holder of an Allowed Class 4B Claim is entitled to vote to accept or reject the Plan. Holders of Allowed Claims in Class 4B are expected receive over time 100% of the total

Description and Estimated Amount of Claims or Interests	Summary of Treatment/ Estimated % Recovery
Claims, that are equal to, less than or reduced to $1,000. Debtors estimate that the aggregate amount of Allowed Claims in Class 4B total $10,000.	value of the Allowed amount of such Claim in Cash under the Plan.

Class 5B—BV Stock Interests. Class 5B consists of the Allowed Interests of holders of BV Stock.	Class 5B Claims is not impaired under the Plan. Each holder of an Allowed Class 5B Claim is not entitled to vote on the Plan. The current holders of BV Stock will retain 100% of those Interests.

C.	Debtor RBCC: Overview of the Classification, Treatment and Estimated Recovery for Creditors of RBCC

Description and Estimated Amount of Claims or Interests	Summary of Treatment/ Estimated % Recovery
Administrative Claims against RBCC. Administrative Claims include fees and expenses of professionals as well as amounts due for services and goods supplied after the Petition Date. Debtors estimate that the Allowed Administrative Claims against RBCC are approximately $13,500,000 including unpaid reorganization expenses and cure claims.	Administrative Claims will be paid in full in Cash on the Effective Date (or, in the case of Fee Claims, as soon as practicable after an order approving such Fee Claims becomes Final). Pursuant to section 1123(a)(1) of the Bankruptcy Code, these Claims are not separately classified under the Plan, and holders of Allowed Administrative Claims against RBCC are not entitled to vote to accept or reject the Plan.

Priority Tax Claim against RBCC. Priority Tax Claims are Claims that are entitled to priority pursuant to sections 502(i) and 507(a)(8) of the Bankruptcy Code. Debtors estimate that the Priority Tax Claims against RBCC are $1,200,000.	Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of an Allowed Priority Tax Claim and RBCC or Reorganized RBCC, each holder of an Allowed Priority Tax Claim against RBCC shall receive from Reorganized RBCC, in full satisfaction of its Claim, equal annual Cash payments, commencing one year after the Effective Date, in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at 4% over a period of six years after the date of assessment of such Allowed Priority Tax Claim. Holders of Allowed Priority Tax Claims shall receive over time

Description and Estimated Amount of Claims or Interests	Summary of Treatment/ Estimated % Recovery
100% of the amount of such Allowed Claim. Pursuant to section 1123(a)(1) of the Bankruptcy Code, these Claims are not separately classified under the Plan and holders of Allowed Priority Tax Claims against RBCC are not entitled to vote to accept or reject the Plan.

Class 1C—RBCC Priority Claims. Class 1C consists of all Allowed Priority Claims against RBCC other than Priority Tax Claims. Debtors estimate that the aggregate amount of claims in Class 1C total $0.	Class 1C is unimpaired under the Plan and so each holder of a Class 1C Claim is not entitled to vote to accept or reject the Plan. Holders of Allowed Claims in Class 1C are expected receive 100% of the total value of the Allowed amount of such Claim in Cash under the Plan.

Class 2C—RBCC Secured Claims. Class 2C consists of all Allowed Secured Claims against RBCC except for the RML DIP Loan Claims in Class 2D and the JP Morgan Chase Secured Claim in Class 2G. Debtors estimate that the aggregate amount of claims in Class 2C total $0.	Class 2C is not impaired under the Plan and so each holder of a Class 2C Claim is not entitled to vote to accept or reject the Plan. Holders of Allowed Claims in Class 2C are expected to receive 100% of the total value of the Allowed amount of such Claim under the Plan.

Class 2D—RML DIP Loan Claim against RBCC. Class 2D consists of any and all amounts outstanding under the RML DIP Loan borrowed by RBCC as of the Effective Date.

Debtors estimate that the aggregate amount of Allowed Claims in Class 2D total $17,000,000.

Class 2D is impaired under the Plan and so the holder of a Class 2D Claim is entitled to vote to accept or reject the Plan. The holder of an Allowed Claim in Class 2D will receive under the Plan the Common Stock of Reorganized RBCC in exchange for such holder waiving its Class 2D Claims and providing exit financing to Reorganized RBCC. The holder of Allowed Claims in Class 2D is expected to receive a de minimis amount of the total value of the Allowed amount of such Claim under the Plan.

Class 2G—JP Morgan Chase Secured Claim against RBCC. Class 2G consists of the Allowed Secured Claim of JP Morgan Chase against RBCC.

Debtors estimate that the aggregate amount of Allowed Claims in Class 2G total $5,500,000.

Class 2G is not impaired under the Plan and so the holder of Class 2G Claims is not entitled to vote to accept or reject the Plan. The holder of Allowed Claims in Class 2G is expected to retain its existing legal rights and so will receive 100% of the total value of the Allowed amount of such Claim under the Plan.

Class 3E—RBCC General Unsecured Claims. Class 3E consists of all Allowed Unsecured Claims against RBCC other than Administrative Claims, Priority Tax Claims, Priority Claims, Secured Claims, RBCC Intercompany Claims in Class 3F, and Rejected Equipment Lease Claims Against RBCC in Class 3I and Administrative Convenience Unsecured Claims in Class 4C. Debtors estimate that the aggregate amount of Allowed Claims in Class 3E total $17,000,000.	Class 3E is impaired under the Plan. Each holder of an Allowed Class 3E Claim is entitled to vote to accept or reject the Plan. Holders of Class 3E Claims shall have the option to receive Newco Claims Shares or RBCC CULS, or a combination of both. Holders of Allowed Claims in Class 3E are expected to receive over time 20% of the Allowed amount of such Claim under the Plan.

Class 3F—RBCC Intercompany Claims. Class 3F consists of all Allowed Unsecured Claims of any subsidiary or affiliate of RBCC owed by RBCC to such subsidiary or affiliate. Debtors estimate that the aggregate amount of Allowed Claims in Class 3F total $225,000,000.	Class 3F is impaired under the Plan. Each holder of an Allowed Class 3F Claim is entitled to vote to accept or reject the Plan. Each holder of an Allowed RBCC Intercompany Claim will retain such Allowed Claim against Reorganized RBCC such that such obligation will remain an obligation of the Reorganized RBCC, provided however, that such RBCC Intercompany Claims shall be subordinate in payment and priority to the obligations of Reorganized RBCC pursuant to the RBCC CULS, the EOP Settlement, the EOP Guarantees and the EOP Securities except that notwithstanding such subordination, any such RBCC Intercompany Claim owed directly or indirectly by Reorganized RBCC to Reorganized PLC, Reorganized BV or any other member of the Regus Group may be paid in accordance with the terms of such indebtedness for any bona fide purpose in relation to the Regus Group as a whole unless an event of default has occurred and is continuing pursuant to the CULS, the EOP Settlement, the EOP Guarantees and the EOP Securities, or would result from any such payment of intercompany indebtedness. Holders of Allowed Claims in Class 3F are expected to receive over time approximately 16% of the Allowed amount of such Claim under the Plan.

Class 3I—Rejected Equipment Lease Claims Against RBCC. Class 3I consists of lessors relating to leases of equipment to RBCC where RBCC has rejected such leases (or shall have rejected such leases as of the Effective Date). Each of the lessors in this Class, however, despite the rejection of the underlying agreement has agreed to allow for the continued use of the equipment by Reorganized RBCC at a reduced monthly rate and to a limitation of such lessors’ claims under the guarantees for damages relating to the rejection of such underlying leases. Each of the lessors in this Class have entered into prior stipulations with the Debtor RBCC concerning the rejection of the original equipment leases. Each of the lessors entering into such agreements is listed on Schedule 3I to the Plan. Debtors estimate that the aggregate amount of Allowed Claims in Class 3I total $17,500,000.	Class 3I is impaired under the Plan. Each holder of an Allowed Class 3I Claim is entitled to vote to accept or reject the Plan. Debtors believe that holders of Allowed Claims in Class 3I will receive over time approximately 100% of the amount of their Allowed Claims.

Class 4C—Administrative Convenience Class of Unsecured Claims against RBCC. Class 4C consists of all Allowed Unsecured Claims against RBCC other than Administrative Claims, Priority Tax Claims and Priority Claims, that are equal to, less than or reduced to $5,000. Debtors estimate that the aggregate amount of Allowed Claims in Class 4C total $75,000.	Class 4C is impaired under the Plan. Each holder of an Allowed Class 4C Claim is entitled to vote to accept or reject the Plan. Holders of Allowed Claims in Class 4C are expected receive in Cash within 90 days of the Effective Date 20% of the total value of the Allowed amount of such Claim in Cash under the Plan.

Class 5C—RBCC Stock Interests. Class 5C consists of the Allowed Interests of holders of RBCC Stock. BV is the 100% holder of all RBCC Stock Interests.	Class 5C is impaired under the Plan. Holders of Allowed Interests in Class 5C are receiving no distributions on account of such Interests. Accordingly, the holders of Allowed Class 5C Interests are deemed to have rejected the Plan and so are not entitled to vote on the Plan. The existing RBCC Stock Interests are being extinguished pursuant to the Plan.

III. GENERAL INFORMATION

A.	Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and interest holders. In addition to permitting rehabilitation of a debtor, another goal of Chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor’s assets.

The commencement of a Chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”

The consummation of a plan of reorganization is the principal objective of a Chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan.

After a plan of reorganization has been filed, the holders of claims against or interests in a debtor are permitted to vote to accept or reject the plan if their claims or interests are impaired. Before soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against and Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

B.	Description and History of Business

1.	The Debtors

Debtor PLC and its subsidiaries and affiliates (collectively, “Regus” or the “Company”) are the largest worldwide operator of “executive suite” business office accommodations. Regus is a provider of high quality business services to the global economy. The Company’s international network of adaptable business centers allows its customers to outsource completely or in part their workspace requirements. The Company’s business center offerings include a client driven mix of workstations, conference rooms and related support services, such as video conferencing, telecommunications, Internet connectivity, reception and secretarial services. Customers can use all or part of the business centers for durations of one hour to over ten years.

The Company’s serviced business centers represent an alternative to traditional office space. Located in downtown business districts, suburban office parks and near transportation gateways, the business centers can be tailored to a variety of customer requirements. These business services offer advantages of convenience, flexibility and immediate availability. In addition, the business services offered by Regus can cost less than traditional office leasing, depending upon individual circumstances, such as the number of employees in the office and the term of occupancy.

The following table shows the 50 countries in which Regus operated by region and the number of centers in each country as of August 21, 2003 (giving a total of 407 business centers worldwide).1

U.K. and Ireland	Italy (9)	Americas	China (6)
Ireland (2)	Latvia (1)	Argentina (1)	Egypt (1)
U.K. (95)	Luxembourg (1)	Brazil (5)	Israel (2)
	The Netherlands (24)	Chile (2)	Japan (4)
Rest of Europe	Norway (3)	Mexico (7)	Malaysia (1)
Austria (4)	Poland (3)	Panama (1)	Morocco (1)
Belgium (10)	Portugal (3)	Peru (1)	Philippines (2)
Czech Republic (3)	Romania (1)	US (96)	Saudi Arabia (1)
Denmark (5)	Russia (2)	Canada (5)	Singapore (2)
Finland (2)	Slovakia (1)		South Africa (6)
France (21)	Spain (9)	Rest of World	Thailand (1)
Germany (34)	Sweden (8)	Australia (4)	Tunisia (1)
Greece (2)	Switzerland (5)	Azerbaijan (1)	Vietnam (2)
Hungary (3)	Turkey (1)		United Arab Emirates (1)
Ukraine (1)

PLC is a holding company that is the ultimate parent of all of Regus. PLC holds the stock (directly or indirectly) of its subsidiary entities and has also guaranteed many of the lease obligations of its various subsidiaries. Prior to the Petition Date, PLC had guaranteed 42 leases on behalf of RBCC and its joint ventures. Similarly, Debtor BV is also a holding company that has guaranteed many of the obligations of its subsidiaries, including 14 on behalf of RBCC.

Debtor RBCC is the United States arm of the Regus companies and prior to the Petition Date was the lessee on over 90 leases for over 3,300,000 square feet of space throughout the country. As of the Petition Date, RBCC provided office services to over 8,000 clients in these locations.

[1]	For purposes of this Disclosure Statement, Debtors have included certain historical financial information as well as financial information for the Company as of December 31, 2002. However, for a full accounting report and disclosure of the Company’s financial condition as of December 31, 2002, please review the SEC Form 20-F filed by the Company on or about July 15, 2003.

2.	History

The Company was founded in 1989 by Mark Dixon, the Chief Executive Officer, shortly before the opening of the first business center in Brussels. The growth of the business accelerated after the merger of the Company’s operations with the slightly larger organization owned by Reinhold City A.B. in 1990. In 1992, an investment vehicle owned by Mark Dixon, Maxon Investments BV, bought out the majority shareholder. By the end of 1992, the Company operated 11 centers in eight countries through operating companies owned by BV.

In July 1998, the Company reorganized its operations by inserting a U.K. holding company, Regus Business Centers plc, between Regus Business Centres BV and Maxon Investments. On July 18, 2000, the Company changed its name from Regus Business Centres plc to Regus plc (“PLC”). PLC was incorporated in England and Wales as a private limited company under the laws of England and Wales and was converted to a public limited company in 1998. The Company’s principal executive offices are located at 3000 Hillswood Drive, Chertsey KT16 0RS, England. RBCC, the U.S. headquarters, is located at One Stamford Plaza, 263 Tresser Blvd, 9th Floor, Stamford, CT 06901.

Maxon Investments owned all of BV until August 1998 when a consortium comprising an affiliate of Bankers Trust, now part of Deutsche Bank, and two affiliates of Apollo acquired 17.5% of PLC share capital for cash consideration of $100,000,000, of which $83,000,000 was paid to PLC by way of subscription for new shares and the balance of $17,000,000 was paid to Maxon Investments in consideration for the sale of existing shares. In October and November 1999, PLC allotted a further 2.9% of its issued share capital to two affiliates of Deutsche Bank and two affiliates of Apollo, for a total consideration to PLC of £20,000,000, as part of a wider arrangement to which Maxon Investments was a party. The wider arrangement consisted of Maxon Investments granting to those affiliates of Deutsche Bank and Apollo options over a further 0.8% of PLC’s existing issued share capital (subject to proportionate adjustment to reflect any reorganization of the Company) for an aggregate strike price of £1 in consideration of the waiver of certain rights held by those parties.

In October 2000, PLC completed an initial public offering of 128,829,075 shares, raising £250,000,000 ($373,000,000) for the Company and £81,000,000 ($121,000,000) for certain selling shareholders. At that time, PLC listed its ordinary shares on the London Stock Exchange, and the Company’s American Depositary Shares (“ADSs”) were listed on the NASDAQ.

On April 23, 2001, PLC acquired Stratis Business Centers, Inc. in the US. Under the terms of the agreement, PLC paid a total purchase price of $10,000,000. Of this, $5,000,000 in cash has been paid to the shareholders of Stratis. The balance of the purchase price was payable in shares of PLC, some of which were restricted at the time of Stratis acquisition, which restrictions lapsed pursuant to the terms of the agreement on April 21, 2003.

On April 25, 2001, PLC acquired Satellite/Skyport Conference Centers, an operator of business centers in Belgium and the Netherlands, for approximately $3,000,000.

On December 27, 2001, the Company entered into a subscription agreement pursuant to which PLC issued £40,000,000 of non-convertible bonds. Following a shareholder meeting held on February 13, 2002, these were subsequently exchanged for £40,000,000 of 5% convertible debentures and warrants to purchase 5,000,000 ordinary shares. All of the convertible debentures have been repaid at par, and warrants to purchase 2,500,000 ordinary shares of PLC Shares remain outstanding. New warrants will need to be issued by Newco in substitution of these ones issued by PLC.

In view of the relatively small number of ADSs outstanding and the low levels of trading volumes on the NASDAQ, the Company decided voluntarily to delist the Company’s ADSs from NASDAQ as of November 7, 2002.

In November 2002, the Company announced its decision to revert to a semiannual reporting format and so discontinue the past practice of publishing quarterly financial statements. In a further effort to save costs, the Company also announced in August 2002 its decision to prepare and release certain financial information reconciled to U.S. GAAP only in its annual report on Form 20-F. Both changes in reporting format are in accordance with all applicable U.K. and U.S. securities laws and the requirements of the U.K. Listing Authority and the London Stock Exchange. Nonetheless, these changes reduce the frequency of updated financial information available to investors in the Company’s securities.

The Company determined, in an effort to save costs, to terminate the ADS program administered by JPMorgan Chase Bank, as depositary, by the end of October 2003. Once the ADS program has terminated, each holder of ADSs will receive the appropriate number of PLC Shares, upon surrender to the depositary of each ADS held. The depositary may charge a fee to process the surrender of the ADSs and related issuance of the shares of the PLC Shares. The PLC Shares are traded in pounds sterling and may be traded only on the London Stock Exchange. Upon the termination of the ADS program, holders of the securities in the U.S. will no longer have the benefit of the services provided by the depositary such as the conversion of any dividend payments from pounds sterling into U.S. dollars.

On December 20, 2002, RML sold 58% of its U.K. business to Rex 2002 Limited, beneficially owned by Alchemy Partners, who subscribed £16,300,000 for new shares and paid RML an immediate cash consideration of £25,600,000 ($41,300,000) for existing shares in the U.K. business. At the same time RML repaid a £10,500,000 ($16,900,000) loan from the U.K. business, leaving the RML with net cash from the transaction of £15,100,000 ($24,300,000). In addition, deferred consideration is receivable by RML in two tranches: the first tranche of up to £10,000,000 ($16,100,000) was dependent on the EBITDA (Earnings Before Interest, Tax, Depreciation and Amortization) for the year ended 31 December 2002 and net liabilities and net cash at 31 December 2002 of the U.K. business meeting certain parameters; and a second tranche equivalent to 70% of the amount by which EBITDA for the year ended 31 December 2003 exceeds £29,000,000 ($46,700,000). In July of 2003, RML received £10,000,000 ($16,100,000) in connection with the first tranche of deferred consideration.

3.	Business Overview

The Company is a provider of high quality business services to the global economy. The Company’s international network of adaptable business centers allows its customers to outsource completely or in part their workspace requirements. The Company’s business center offerings include a client driven mix of workstations, conference rooms and related support services, such as video conferencing, telecommunications, Internet connectivity, reception and secretarial services. Customers can use all or part of the business centers for durations of one hour to over ten years.

The Company’s serviced business centers represent an alternative to traditional office space. Located in downtown business districts, suburban office parks and near transportation gateways, the business centers can be tailored to a variety of customer requirements. These business services offer advantages of convenience, flexibility and immediate availability. In addition, the business services can cost less than traditional office leasing, depending upon individual circumstances, such as the number of employees in the office and the term of occupancy. The Company focused its growth on expanding the international network of business centers.

The Company’s long term goal is to become the leading provider of high quality business services to the global economy. In bringing together people, property and technology, the Company aims to provide a complete outsourced workspace to its customers, allowing those customers to focus on their own businesses. The continued worldwide economic downturn adversely affected the business in 2002.

The Company’s business centers are the core of its offering of high quality global business services. The Company designs its business centers around a flexible arrangement of workstations, conference rooms and reception areas. The Company staffs the business centers with employees trained to provide the customers with a high level of service. The Company works to assure the customers of a uniform level of staff professionalism through training courses offered through Regus Academy, the Company’s training and development program.

The Company’s global network of business centers offers high standards of office design, fixtures, fittings, technology and staff. The flexibility of the Company’s business centers has allowed the development of a suite of additional products and services that meet the requirements of all sizes of corporate customers.

These products and services are designed to work as “components” that integrate well into a customer’s existing office infrastructure and with emerging trends of outsourcing non-core activities and globalizing business models. The Company markets and sells these products and services together as complete solutions and separately as components of a customer’s existing office infrastructure, depending on customer requirements.

The Company’s principal business service, currently accounting for a substantial proportion of revenues, involves providing for use of one or a number of workstations. Each workstation is in a fully equipped office with telecommunications systems, data transmission services, reception areas and supported, as needed, by trained receptionists and secretaries. A customer can use a flexible number of workstations that vary in size from a private office for a single individual to a large open plan office with multiple workstations. All the Company’s workstations are furnished to uniformly high standards. Customers can use workstations for any duration between one hour to ten years and beyond. Customers are billed monthly on an itemized invoice. At December 31, 2002, the Company had approximately 58,000 customers, spread across 50 countries. For the year ended December 31, 2002, no single customer accounted for more than 2% of the Company’s total revenue.

4.	Organizational Structure

PLC is the holding company for a number of subsidiaries which are the operating companies. The following is a list of PLC’s significant subsidiaries at May 31, 2003. Unless stated otherwise, each subsidiary is wholly owned (directly or indirectly) by PLC.

Company	Jurisdiction of Incorporation	% of equity and votes held
Regus Business Centre SA	Argentina	100
Regus Centres Pty Ltd	Australia	100
Regus Business Centre GmbH	Austria	100
Skyport Brussels NV	Belgium	100
Regus Business Centre SA	Belgium	100
Regus Belgium NV	Belgium	100
Regus do Brasil Ltda	Brazil	100
Regus Business Centre Ltd	Canada	100
Regus Business Centres Canada LP +++	Canada	60
Regus Business Centre Chile Ltda	Chile	100
Regus Business Service Co Ltd	China	95
Regus Business Services (Shanghai) Ltd	China	100
Regus Colombia Ltda	Colombia	100
Regus Business Centre sro	Czech Republic	100
Regus Copenhagen ApS	Denmark	100
Regus Business Centre (Egypt)	Egypt	100
Host Regus Ltd	England	100
Regus Business Centres (Holdings) Ltd	England	100
Regus Business Centre Trading Ltd +	England	100
Regus Business Centres (U.K.) Ltd#	England	42
Regus City Ltd#	England	42
Regus Management Limited	England	100
Regus (U.K.) Limited#	England	42
Regus Holdings (U.K.) Ltd#	England	42
Regus (Manchester) Ltd#	England	42
Regus Business Services Ltd#	England	42
Regus Investments Ltd*	England	100
Park Business Centres Ltd +++#	England	21
Regus Investments Ltd	England	100
Regus Finland Oy	Finland	100
Regus Paris SA	France	100
Regus Roissy SA	France	100
Regus Business Centre GmbH	Germany	100
Regus GmbH & Co KG	Germany	100
RBC Deutchland GmbH	Germany	100
Regus Hellas SA	Greece	100

Company	Jurisdiction of Incorporation	% of equity and votes held
Regus Business Centre Ltd	Hong Kong	100
Regus Central Europe Trading and Servicing Ltd	Hungary	100
Regus Kft	Hungary	100
Europa Business Centre Ltd	Ireland	100
Regus Ireland Ltd	Ireland	100
Regus Finance	Ireland	100
Regus Franchise International Limited	Ireland	100
Regus Business Centres Ltd	Israel	100
Regus Business Centre Srl	Italy	100
Regus Business Centre Italia SpA +++	Italy	65
Regus Japan KK	Japan	100
Regus Korea Limited	Korea	100
SIA Regus Business Centre	Latvia	100
Regus Luxembourg SA	Luxembourg	100
Regus Centres Sdn Bhd	Malaysia	100
Regus Business Centre SA de CV	Mexico	100
Regus Services SA de CV	Mexico	100
Regus Maroc SARL	Morocco	100
Regus Amsterdam BV	Netherlands	100
Skyport International BV	Netherlands	100
Regus Business Centre BV	Netherlands	100
Regus International Holdings BV ++	Netherlands	60
Satellite Business Centre Schiphol BV	Netherlands	100
Skyport Business Services NV	Netherlands	100
Regus Business Services Ltd	Northern Ireland	100
Regus Business Centre Oslo AS	Norway	100
Regus Business Centre (Panama) SA	Panama	100
Regus Business Centre (Peru) SA	Peru	100
Regus Centres Inc	Philippines	100
Regus Business Centre SP zoo	Poland	100
Regus Business Centre Ltda	Portugal	100
Regus Business Centre (Romania) SRL	Romania	100
LLC Regus Business Centre	Russia	100
Regus Centres Pte Ltd	Singapore	100
Regus Business Services Marina Pte Ltd	Singapore	100
Regus Singapore Business Centre Pte Ltd	Singapore	100
Regus Business Centre Bratislava sro	Slovakia	100
Regus Business Centre SA	Spain	100
Business Centre Gothenburg AB	Sweden	100
Business Centre Stockholm AB	Sweden	100
Regus Business Centre (S) SA	Switzerland	100
Regus Business Centre (Tanzania) Ltd	Tanzania	100
Regus Centre (Thailand) Ltd	Thailand	100
Regus Tunisie SARL	Tunisia	100

Company	Jurisdiction of Incorporation	% of equity and votes held
Regus Is Merkezi Isletmeciligi Ltd Sirketi	Turkey	100
Regus Business Centres (Ukraine)	Ukraine	100
Regus Business Centre Corp	USA	100
Regus Crescent Business Centres LLC +++	USA	50
Regus Duke-Weeks Business Centres LLC +++	USA	50
Regus Equity Business Centres LLC +++	USA	50
Stratis Business Centers, Inc.*	USA	100
Regus Venezuela C.A.	Venezuela	100
Regus Centre (Vietnam) Ltd	Vietnam	100

*	Regus plc owns these subsidiaries directly.
+	The Azerbaijan business operates as a branch of this company.
++	The South Africa business operates as a branch of this company.
+++	Joint ventures.
#	Alchemy Partners owns the balance of shareholdings in these companies (purchased as part of the sale of the U.K. business described above).

A copy of the Regus organizational chart is attached hereto as Exhibit C.

5.	Significant Indebtedness

RBCC’s most significant operating expenses are the rent owed to its landlords for over 85 leases of real property. While it is the leases that allow RBCC to generate its business, those leases, as of the Petition Date, represented a monthly obligation of over $8,000,000. In connection with its business, RBCC also has significant operating expenses relating to its employees, use of utility services, including telephone and wireless access, and use of furniture and general office equipment such as photocopiers and postage machines. As of the Petition Date, RBCC spent approximately $1,700,000 per month for employee-related expenditures, approximately $600,000 per month for utility services and approximately $1,600,000 a month for its furniture and equipment. Prior to the Petition Date, RBCC had very little bank or loan debt. To the extent that there was a shortfall between revenue and operating expense, RBCC’s affiliates and/or parent company, PLC, BV or RML, provided RBCC with the cash necessary to continue to conduct its business.

RBCC’s parent company, BV, and RBCC’s and BV’s ultimate parent company, PLC, are each holding companies that exist primarily to hold the shares of the subsidiaries making up the Regus organization. PLC and BV each guaranteed many of RBCC’s lease obligations to enable RBCC to acquire leases of office space so that RBCC could conduct its business. PLC guaranteed approximately 42 of RBCC’s leases (including those with its joint ventures) and BV guaranteed approximately 14 leases. Using the number of guarantees in place as of the Petition Date, PLC had an aggregate amount of total potential claims for damages under those leases, pursuant to the terms of section 502(b)(6) of the Bankruptcy Code, of approximately $67,500,000 dollars. Similarly, using the number of BV guarantees in place as of the Petition Date, BV had an aggregate amount of total potential claims for damages under those leases, pursuant to the terms of section 502(b)(6) of the Bankruptcy Code, of approximately $34,500,000 dollars.

Additionally, PLC and BV have also guaranteed many of the leases of the international subsidiaries and affiliates. Those guarantees will simply remain in place through and after the Effective Date of the Plan. Debtors believe that the U.S. Bankruptcy Court lacks the necessary jurisdiction over the vast majority of the foreign creditors holding such guarantees. As a result, Debtors do not believe that those obligations could effectively be discharged through the U.S. Reorganization Cases. Moreover, Debtors believe that an attempt to void those guarantees would have extremely serious consequences for the business and would severely damage the enterprise value of PLC and reduce the value of the distributions to its U.S. creditors. Unlike the guarantees of RBCC’s obligations in the U.S., the majority of the leases underlying the PLC or BV guarantees of the obligations of the international subsidiaries are not currently in default and those guarantees remain contingent liabilities of PLC and BV.

As of December 31, 2002, the Company had total cash at bank of £58,600,000, short-term bank loans of £4,100,000 and a long-term loan from the Company’s U.K. associate company of £5,000,000. The total cash at bank included cash deposits of £2,600,000 collateralising bank loans and a further £28,400,000 of deposits held by banks as security for the issuance of bank guarantees to support lease commitments by Regus companies. The Company earns interest on these deposits but cannot use the funds for any other purpose. PLC and BV generate revenue based on their interests in their respective subsidiaries, including PLC and BV’s 42% remaining ownership interest in the U.K. subsidiaries of RML (the other 58% of which were sold to Alchemy as described above).

C.	Events Leading to the Commencement of the Reorganization Cases

Rapid RBCC U.S. expansion and investment to meet technology sector growth was immediately followed by falling demand and weakening pricing. While revenues had generally stabilized due to continued occupancy increases, those revenues remained at levels insufficient to offset some very high leasehold obligations. Over the last few years, RBCC has been hit hard by lower than anticipated demand in a difficult economic climate. RBCC entered the U.S. market in 1998. From 1999-2001, in an effort to expand meaningfully in the U.S., RBCC committed to over 3,200,000 square feet of new office space leases and attendant capital investment, in anticipation of satisfying a perceived demand from rapidly expanding companies, primarily in the technology sector. During this time, Debtors added 21,000 new client workstations of inventory to fill. This compares to 60,000 client workstations for the entire Regus group of companies brought on line globally over the prior 10 years.

Regus invested over $120,000,000 (£80,000,000) in the U.S. from 1999 to 2001, in order to fund the capital requirements of RBCC’s intensive growth. During the time of RBCC’s expansion, U.S. office lease rates, particularly in markets experiencing the most rapid expansion, were at historically high levels and landlord favorable market terms required lease guarantees from BV and PLC on approximately half of the RBCC locations. Commitments to new space were halted in early 2001, although the natural space build-out and “must take” obligations continued to expand the supply of workstations and magnitude of RBCC’s obligations throughout most of the year.

In 2001, RBCC management recognized that it needed to halt further expansion and reduce costs dramatically. In the third quarter of 2001, RBCC reduced staffing and other overhead costs by 25%. In early 2002, RBCC management undertook to renegotiate its real property leases with a goal of reducing the overall lease obligations by 20%. At the time, it was believed that these reductions, along with moderate price and occupancy recovery, would bring RBCC to a cash flow break even by 2004. The accommodations provided by the U.S. landlords, which represented an overall 21% reduction in cash obligations, proved insufficient to offset the weak pricing and slower than expected occupancy growth. During this time, PLC and BV continued to support RBCC with monthly cash infusions. With stagnant pricing throughout 2002, smaller than expected occupancy increases and the lack of ability to continue to support U.S. losses without jeopardizing the balance of the worldwide operations, management determined that the non-judicial restructuring of RBCC’s leasehold obligations was not sufficient to reach cash flow positive status in the near future.

Moreover, RBCC had been unable to renegotiate some of the highest cost and poorest performing locations, many of which were guaranteed by PLC and BV, which would continue to saddle the global enterprise with excessive operating costs through 2010 and would likely force PLC and BV to close the business. At the end of 2002 and during the very beginning of 2003, RBCC faced increasing pressure from certain of its landlords who were unwilling to reach accommodations with RBCC and who were threatening to take precipitous action which could have seriously damaged RBCC’s business model and been very disruptive to its customers. Indeed, one landlord had actually seized space from RBCC and had threatened to lock-out RBCC’s tenants from the premises. Additionally, RBCC’s largest equipment and furniture lessor, had declared RBCC in default and had made a demand against PLC for the full amount of the obligations for the entire lease period, totaling approximately $13,900,000.

IV. EVENTS DURING THE REORGANIZATION CASES

Because of the risk of continued precipitous action by its landlords and other creditors, Debtors determined that the only mechanism available that would provide them with the time and means for execution of their reorganization strategy was through a Chapter 11 process. While filing would mean additional costs for Debtors and risk of some business loss, Chapter 11 offered Debtors a forum to continue the negotiations to a plan of reorganization which would allow for a viable going forward reorganized business and would treat the various creditor constituencies fairly.

Thus, on January 14, 2003 (the “Petition Date”), Debtors, RBCC, PLC and BV each filed voluntary petitions in the Bankruptcy Court in the Southern District of New York, White Plains (the “Bankruptcy Court”).2 The cases were assigned numbers 03-20026 (ASH) through 03-20029 (ASH). Pursuant to Debtors’ motion for Joint Administration that was filed on the Petition Date, the Bankruptcy Court ordered that the cases would be administered jointly for

[2]	Stratis also filed for Chapter 11 relief at the same time. However, because the only significant claims against Stratis are Claims of RBCC, Debtors sought and obtained by Court Order dated August 27, 2003 a dismissal of the Stratis Reorganization Case. Debtors believe that dismissal of the case was in the best interests of the business and the ultimate enterprise value of RBCC and the other Debtors.

procedural purposes. This order in no way effected a substantive consolidation of the Debtors’ estates or interests.

PLC and BV, though foreign entities, both have property in the United States making them each eligible for Chapter 11 relief. Because of the guarantees of many of RBCC’s obligations, PLC and BV both needed to file in the U.S. to protect the assets of their estates and to determine their obligations related to the RBCC business and creditors.

Debtors’ Section 341 meeting of creditors under the supervision of the U.S. Trustee was held on March 26, 2002.

A.	Appointment of the Official Committee of Unsecured Creditors

On January 24, 2003, the Office of the United States Trustee appointed the Creditors’ Committee to represent the interests of unsecured creditors of the Debtors. Since its formation, the Debtors have consulted with the Creditors’ Committee concerning the administration of the Reorganization Cases. The Debtors have kept the Creditors’ Committee informed about their operations and have sought the concurrence of the Creditors’ Committee for actions and transactions taken outside of the ordinary course of the Debtors’ business. The Creditors’ Committee has participated actively, together with the Debtors’ management and professionals, in, among other things, reviewing the Debtors’ business plans and operations. The Debtors and their professionals have met with the Creditors’ Committee and its professionals on numerous occasions in connection with the negotiation of the Plan.

The members of, and the professionals retained by, the Creditors’ Committee are as follows:

Crescent Real Estate Equities, Ltd.

200 Crescent Court, Ste, 250

Dallas, Texas, 75201

Attn: C. Robert Baird, Esq.

Trizec Holdings, Inc.

1200 Smith Street, Suite 1200

Houston, Texas 77002

Attn:	Steve Lukingbeal, Esq.
Carol Meyer, Esq.

General Instrument Corporation

101 Tournament Drive

Horsham, Pennsylvania 19044

Attn: Karen M. Reabuck, Esq.

Independence Wharf LLC

c/o GE Asset Management Incorporated

3003 Summer Street

Stamford, Connecticut 06905

Attn:	Leanne R. Dunn
Gary Andrews

AT&T Corp.,

c/o Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attn:	Kenneth A. Rosen, Esq.

Dexter Tristar LLC

700 Fifth Avenue, Ste 6000

Seattle, Washington 98104

Attn:	Ken Bellamy

GATX Technology Corporation

2502 N. Rocky Point Drive, Ste 960

Tampa, Florida 33607

Attn:	Lockwood Gray, Esq.

Counsel to the Creditors’ Committee:3

Kaye Scholer, LLP

425 Park Ave

New York, New York 10022

Attn:	Richard G. Smolev, Esq.
Benjamin Mintz, Esq.
Steven Wirth, Esq.

Financial Advisor to the Committee:

Ernst & Young Corporate Finance LLC

5 Times Square

New York, New York 10036

Attn:	Michael Eisenband
Elizabeth Borow

B.	Stabilization of Debtors’ Business

During the initial stages of the Reorganization Cases, the Debtors devoted their attention to stabilizing their operations and focusing on their business model. To further stabilize employee relations, the Debtors obtained court approval of key employee and executive retention programs and severance programs. The purpose of these programs is to help ensure that the employees and executives most important to the Debtors’ successful reorganization are

[3]	The Committee also retained Serchuk & Zelermyer, LLP and Togut Segal & Segal LLP as conflicts counsel with respect to matters involving JPMorgan Chase.

incentivized to remain employed with the Debtors and properly motivated to fulfill their responsibilities and to ensure morale among remaining employees stays as high as possible.

1.	First-Day Orders

On the Petition Date, Debtors also filed numerous motions to enable them to continue operations as seamlessly as possible in order to minimize the potential damage to the business from the filing. These motions included motions to (i) pay wages, salaries and commissions to their employees, (ii) pay monies owed to brokers for providing customers to RBCC pre-petition, (iii) authorize RBCC to return the service retainers of their customers in the ordinary course of their business consistent with their prior business practices, (iv) pay certain critical vendors in the ordinary course of business, (v) prohibit utilities from stopping or altering service, (vi) retain Pillsbury Winthrop LLP as bankruptcy counsel to Debtors, (vii) retain FTI as financial consultants to Debtors, (viii) retain Slaughter & May as U.K. counsel, (ix) retain Nauta Duthil as Netherlands counsel, (x) continue to use the existing cash management and intercompany accounting system, and (xi) extend Debtors’ time to file their Schedules and Statement of Financial Affairs.

Debtors also filed a motion seeking authorization to enter into a Key Employee Retention and Key Employee Severance Program (described more fully below).

On January 14, 2003 and on hearing dates later in the case, the Bankruptcy Court approved all of the requested Orders with some modifications. Debtors were limited to an amount of $100,000 in the aggregate that could be used to pay critical vendors on account of pre-petition claims, employees, with a few identified exceptions, were not able to receive more than $4,650 on account of pre-petition wages or benefits, and the total amount that could be paid to the various brokers was $250,000.

Though the Court initially granted Debtors’ request for an additional 75 days to file their Schedules and Statements of Financial Affairs, at a later emergency hearing on the issue, the Bankruptcy Court limited those extensions to 30 days and 45 days, respectively. Debtors, with the help of their professionals, filed the Schedules and Statements of Financial Affairs for each of the Debtor companies on February 13, 2003 within the first 30 days of the case. On April 15 and 16, 2003, Debtors filed certain amendments to those Schedules.

2.	Managing the Business

Throughout the case, Debtors have continued to operate their businesses and service their customers. Debtors have focused on several necessary core initiatives to enable them to emerge from Chapter 11 through the Plan.

First, as discussed more fully below, Debtors have been renegotiating or rejecting unprofitable real estate leases. RBCC reviewed all of its real estate portfolio and classified its properties into three categories: Leases to be Assumed, Leases to be Renegotiated and Leases to be rejected. Moreover, RBCC had set goals it intended to achieve through the lease renegotiation process. To the extent a negotiation did not result in a satisfactory amended lease for RBCC, RBCC has rejected those leases. Additionally, as discussed below, part of the negotiation process has also been an effort to reduce claims to be made under the guarantees of

PLC and BV and to reduce the amount of damages relating to the rejection of certain amounts of space.

Second, RBCC has been reviewing and renegotiating almost all of its equipment leases or financing arrangements to lower operating costs, especially as space and the number of workstations in many centers were being reduced. RBCC and the Debtors have also been analyzing whether any or all of the Equipment Leases are in fact disguised purchase financing arrangements and, if so, RBCC will consider seeking a judicial determination that the Equipment Leases should be treated as security interests.

Third, RBCC has been working to reduce corporate overhead. For example, as a result of the lower number of locations from the rejection of real estate leases, RBCC will be able to reduce the salespersons and administrative personnel that were responsible for these closed locations.

C.	Lease Renegotiation Program

As part of its business plan, Debtors have negotiated or attempted to negotiate with almost all of its landlords to (i) reduce the amount of space being leased by RBCC, (ii) reduce the rental obligations going forward for such space, and (iii) limit the claims to be made in the bankruptcy cases of RBCC, PLC or BV. The goal of these negotiations was and is to restructure RBCC’s leasehold and other obligations so that Reorganized RBCC would emerge from bankruptcy as a break-even and/or profitable business in the future. In order to complete these negotiations and to ensure that enough leases could be restructured so that RBCC could successfully emerge, RBCC and the other Debtors sought a mechanism for negotiating and amending leases during the pendency of the case without necessarily assuming such leases pursuant to the terms of the Bankruptcy Code. Thus, the Debtors sought and received authority from the Bankruptcy Court by Order dated February 20, 2003, to negotiate amendments to its leases within various parameters without the necessity of seeking the Bankruptcy Court’s approval to enter into each such amendment.

Under the Lease Renegotiation Program, the Debtors were authorized to enter into amendments that (i) reduced RBCC’s rental obligations, (ii) returned and rejected a portion of the lease premises, (iii) set the amount of a landlord’s claim under Section 502(b)(6) of the Bankruptcy Code for the damages relating to such rejection, (iv) established the amount and timing of cure payments to be made in connection with any assumption, (v) reserved the rights of RBCC to assume or reject such lease during the case, and/or (vi) determined the damages or a portion of the damages to the particular landlord that would result from an ultimate rejection of the subject lease by the Debtors.

Through the Lease Renegotiation Program, Debtors reached agreements with their landlords with respect to over 70 leases. RBCC has rejected approximately 1,000,000 square feet of space and reduced their total rental obligations by over 60%. It is these amended leases that are the foundation of the Plan.

By Order dated June 26, 2003, the Bankruptcy Court authorized the Debtors to assume 47 of its renegotiated leases. Additionally, Regus has also separately assumed 10 other of the renegotiated leases. A schedule listing the assumed leases is attached to the Plan as Schedule 7.01(a).

D.	EOP Negotiations

EOP represents the largest group of affiliated landlords of the Debtors. The Debtors have negotiated with EOP in connection with the implementation of the Lease Renegotiation Program. The agreements documenting the settlements with EOP, however, include terms that do not fall completely within the parameters of the lease amendments authorized by the Lease Renegotiation Order. Accordingly, Debtors separately sought and received authority from the Bankruptcy Court to enter into the EOP Settlement and EOP Amended Leases described more fully in the motion seeking approval of the same (the “EOP Settlement Motion,” Docket No. 448, filed on August 15, 2003 and heard on August 27, 2003).

A schedule listing each of the agreements comprising the EOP Settlement (collectively, the “EOP Settlement Documents”) is attached to the EOP Settlement Motion as Exhibit A. Certain EOP entities and RBCC are landlords and tenant, respectively, under four unexpired pre-petition leases of non-residential real property (the “Pre-Petition EOP Direct Leases”). In addition, RBCC and an affiliate of EOP are parties to a joint venture created by the formation of Regus Equity Business Centers L.L.C., a Delaware limited liability company (the “ EOP JV”), pursuant to that certain Limited Liability Company Agreement dated May 4, 1999 (the “EOP Joint Venture Agreement”). EOP and RBCC each own fifty percent of the JV and formed it for the purpose of owning and operating business centers within office buildings owned or managed by EOP. EOP and the EOP JV are landlords and tenant, respectively, under twelve (two of which have terminated) unexpired pre-petition leases of non-residential real property (the “EOP Pre-Petition JV Leases”). A schedule of the EOP Pre-Petition JV Leases and the Pre-Petition EOP Direct Leases is attached as Schedule 1.39 to the Plan. Moreover, EOP and the JV are parties to a master agreement to lease (the “Master Agreement to Lease”) dated as of May 4, 1999. Pursuant to the EOP Settlement, the Master Agreement to Lease will be terminated, and the JV will be prohibited from developing or acquiring any additional business centers.

The EOP Settlement was designed to accomplish the following goals:

(a) the parties’ entry into the EOP Amended Leases, the provision of certain claims, financial obligations, and remedies to EOP with respect to the Pre-Petition EOP Direct Leases and the Pre-Petition EOP JV Leases, including the issuance of the EOP Securities which shall all be entitled to administrative priority pursuant to sections 503 and 507(a)(1) of the Bankruptcy Code;

(b) the parties’ and the EOP JV’s partial or complete termination and surrender, as determined by certain of the EOP Amended Leases, of certain of the Pre-Petition EOP Direct Leases and the Pre-Petition EOP JV Leases and the Debtors’ and the EOP JV’s agreement to make certain payments therewith entitled to administrative priority pursuant to section 503 and 507(a)(1) of the Bankruptcy Code;

(c) the modification of certain rights of EOP, as landlords, and the EOP JV and Debtors, as tenants, regarding termination of a lease or expansion by tenants of their leased premises;

(d) the entry by certain of the Debtors into the guarantees entitled to administrative priority under sections 503 and 507(a)(1) of the Bankruptcy Code of (i) the Debtors’ and the JV’s obligations under the Amended Leases; (ii) the EOP JV’s obligations under the Carried Rent Deficiency Notes; and (iii) PLC’s guarantee of RBCC’s obligation to contribute additional capital to the EOP JV; (e) the restructuring of applicable management fees; (f) RBCC’s agreement to make certain additional capital contributions to the EOP JV; (g) the potential sale by Debtors to EOP of certain equipment located in terminated premises; and (h) the amendment and assumption of the EOP Joint Venture Agreement, as amended, the Management Agreement, as amended, the Amendment to Management Agreement, the Debtors’ obligations for the Lease Finance Obligations, and the Referral Agreement.4

Because the EOP JV is not in bankruptcy and has no rights under section 365 of the Bankruptcy Code, the outstanding prepetition obligations owed by the JV under the Pre-Petition EOP JV Amended Leases do not technically constitute cure obligations under the Bankruptcy Code. Nonetheless, the Debtors and EOP have agreed to treat the existing defaults in a manner substantially similar to the Debtors’ obligations under section 365 of the Bankruptcy Code. The unpaid rent, if any, under each Pre-Petition EOP JV Amended Lease as of February 1, 2003 (the “Restructure Date”), plus interest accrued thereon from and after the Restructure Date through and including the second anniversary thereof at the “Carried Rent Deficiency Rate” is referred to in the EOP Settlement as the “Carried Rent Deficiency.” For each Pre-Petition EOP JV Amended Lease, the Carried Rent Deficiency shall be payable, commencing on the second anniversary of the Restructure Date, in equal quarterly installments (each, an “Amortization Payment”) of principal and interest based on a five year amortization schedule, with interest accruing on the Carried Rent Deficiency at the Carried Rent Deficiency Rate, and with the due date being the fifth anniversary of the Restructure Date (the “Balloon Payment”). Furthermore, any cash received by the EOP JV from all sources shall be applied to prepay the Carried Rent Deficiency in accordance with the terms of the EOP Settlement. On the earlier to occur of (a) the fifth anniversary of the Restructure Date, or (b) the termination or expiration of each Pre-Petition EOP JV Amended Lease, the EOP JV shall be obligated to pay in full the Carried Rent Deficiency, to the extent not previously paid.

The obligations of the EOP JV to pay the Carried Rent Deficiency will be set forth in a separate promissory note or notes entitled to administrative priority in accordance with sections 503 and 507(a)(1) of the Bankruptcy Code in favor of the respective landlords (collectively, the “Carried Rent Deficiency Notes”). A schedule including a description of the EOP Securities that will be delivered by the Debtors is attached as Schedule 1.43 to the Plan. In addition to the mandatory amortization payments and the mandatory Balloon Payment, the Carried Rent Deficiency Notes shall be prepayable from the EOP JV’s cash flow in accordance with the terms of the EOP Joint Venture Agreement, as amended. In each case where the landlord is a joint venture between EOP and a third party (a “Third Party Joint Venture Partner”), the Carried Rent Deficiency Note for said EOP Amended Lease may be split into two or more notes having an aggregate principal amount equal to the Carried Rent Deficiency for said EOP Amended Lease. Each Carried Rent Deficiency Note may be assigned to EOP, any Third Party Joint Venture

[4]	Unless otherwise defined herein or in the Plan, capitalized terms used in this Section shall have the meaning assigned to them in the EOP Settlement Motion.

Partner, or their affiliates. Moreover, the Carried Rent Deficiency Notes shall be cross defaulted with each other and with the EOP Amended Leases, and shall be guaranteed (collectively, the “Carried Rent Deficiency Guarantees”) by PLC and RBCC, but the amount guaranteed shall be limited to (i) fifty percent of the original principal of the Carried Rent Deficiency Notes plus the accrued but unpaid interest outstanding from time to time thereon, plus (ii) one hundred percent of the reasonable costs of enforcement. Each of the EOP JV and RBCC, as the applicable tenant under each EOP Amended Lease, shall be obligated, from and after the Restructure Date, to pay rent on a current basis at the New Contract Rate with the rent to be reset at 24 months at EOP’s election to the then prevailing market rate (although EOP has agreed to allow the EOP JV to pay the rental payments due in February, March, April and May 2003 for the Pre-Petition EOP JV Leases, in seven (7) equal monthly installments, without interest, beginning from June 1, 2003 to December 1, 2003).5 For a number of business centers, the New Contract Rate shall be equal to the current contract rate (the “Old Contract Rate”). In other cases, the New Contract Rate shall reflect a decrease from the Old Contract Rate, approximating current market rate.

With respect to the Pre-Petition Direct EOP Leases the Debtors have assumed pursuant to the EOP Settlement Motion, the Debtors shall cure all outstanding defaults in accordance with Bankruptcy Code section 365 as follows: (i) any rents that have accrued and are outstanding prior to February 1, 2003, shall be paid in full on or before December 1, 2003, with interest accruing on such defaults from the date(s) such rent was originally due at the rate of seven percent per annum; and (ii) any rents that have accrued and are outstanding on and after February 1, 2003, must be paid in full upon court approval of the EOP Settlement Motion and must be paid on a current basis thereafter.

In satisfaction of the pre-petition guarantee obligations of PLC and RBCC with respect to space that is being terminated pursuant to the EOP Settlement, PLC and RBCC, jointly and severally, have agreed pursuant to the EOP Settlement to execute and deliver a separate note (each, a “Termination Note”) to the particular EOP entities that are landlords under the applicable leases. Each Termination Note shall be deemed to have been issued as of February 1, 2003, have a principal amount equal to the sum of (i) fifty percent of the portion of the past due rent that is ratably attributable to the space being surrendered or terminated, determined as of the Restructure Date plus (ii) the amount of the landlord’s maximum allowable claim pursuant Bankruptcy Code section 502(b)(6)(A) with respect to the terminated space. Interest shall accrue on the principal balance of each Termination Note at the rate of seven percent per annum and shall be due and payable quarterly, and each EOP Termination Note shall be fully amortized by the payment of equal quarterly installments of principal over a three year term. EOP’s claims under each Termination Note constitute fully allowed administrative claims in accordance with Bankruptcy Code section 503 and are entitled to priority under Bankruptcy Code section 507(a)(1).

In addition to the Carried Rent Deficiency Guarantees, (i) PLC and RBCC shall, jointly and severally, guarantee one hundred percent of the Debtors or EOP JV tenant’s obligations under the EOP Amended Leases, arising on or after the Restructure Date (each, a “Regus

[5]	Given that the June, July, August and September payments are past due, the Debtors will be required to make all these payments upon court approval of the EOP Transactions.

Guarantee,” and collectively the “Regus Guarantees”) in a form similar to the form of the existing guarantees given by said entities; (ii) PLC or BV, as applicable, shall ratify and affirm their pre-petition guarantees of one hundred percent of RBCC’s obligations under the Pre-Petition Direct Leases, as amended, arising on or after the Restructure Date (also defined as “Regus Guarantees”); and (iii) PLC shall guarantee in full RBCC’s obligation to make additional capital contributions (the “Capital Guarantee”) to the EOP JV in accordance with the EOP Joint Venture Agreement. Each of PLC’s and RBCC’s obligations under such Carried Rent Deficiency Guarantees, the Regus Guarantees and/or the Capital Guarantee shall be (i) afforded administrative priority under section 503 and 507(a)(1) of the Bankruptcy Code; and (ii) solely in the case of the EOP JV Amended Leases, be secured by cash collateral accounts (the “Cash Collateral Accounts”) to be established by the EOP JV pursuant to the EOP Settlement.

In addition to their obligations under the Carried Rent Deficiency Guarantee and the Regus Guarantees, to the extent the cash flow of the EOP JV is not sufficient to pay when due the amounts required to be paid to EOP, RBCC has agreed (and PLC has agreed to guarantee RBCC’s obligations pursuant to the Capital Guarantee) to advance, as additional capital, such funds to the EOP JV from time to time as and when required to allow the EOP JV to satisfy one hundred percent of these amounts. RBCC’s obligation to advance funds, and PLC’s obligations under the Capital Guarantee, are enforceable solely by the EOP member of the EOP JV. Any such contribution (each, a “Preferred Capital Contribution”) shall accrue interest at seven percent per annum, which shall accrue and be payable with the priority described in the EOP Settlement and the EOP Joint Venture Agreement. The making of a Preferred Capital Contribution to pay rent and other business center operating expenses under the Pre-Petition EOP Direct and JV Leases shall satisfy the obligations of PLC and RBCC under the applicable Regus Guarantee with respect to said rent. By contrast, any amount paid by PLC or RBCC (i) under any of the Carried Rent Deficiency Guarantees or (ii) under any Termination Note, shall not constitute a Preferred Capital Contribution. PLC and RBCC shall have the right, exercisable at any time, to convert the entire then-outstanding balance of all Preferred Capital Contributions to “common capital” in the EOP JV, which additional “common capital” shall be treated pari passu with all prior “common capital” in the EOP JV. The obligation of RBCC to make the Preferred Capital Contributions is set forth in detail in the Joint Venture Agreement, as amended (and PLC’s separate guarantee of such advances is set forth in the Capital Guarantee). EOP shall not have any obligation to contribute capital or lend money to the EOP JV.

Debtors determined that entering into the EOP Settlement is in the best interests of their estates and creditors. Debtors and EOP reached the terms of the EOP Settlement at arm’s length. By consummating the EOP Transactions, Debtors will realize several significant benefits, including the following:

•	Debtors will receive a number of significant concessions from EOP, including both rent reductions and reductions in excess leased space, together with additional corresponding reductions in rent and other charges under the EOP Amended Leases.

•	The EOP Settlement will result in significant monthly rent savings for Debtors including rent reductions under the EOP Amended Leases.

•	Debtors have obtained (in certain instances conditioned upon the assumption of the applicable EOP Amended Lease) extensions of the terms of several leases relating to profitable business centers of the Debtors.

•	Debtors’ assumption of the EOP Amended Leases will permit all of the Debtors to continue to utilize space that they require for their ongoing operations and will avoid the cost and distraction that would be associated with relocation of these business centers to new locations during these Reorganization Cases.

The EOP Settlement was the result of extensive arm’s-length negotiations involving mutual concessions on a wide range of issues and documents. By agreeing to and consummating the EOP Settlement on a consolidated basis, the Debtors will be able to restructure all of their leasing and joint venture arrangements with EOP in a manner that, when viewed as a whole, will substantially benefit the Debtor’s estates and creditors.

E.	Litigation Matters

At this time, none of the Debtors are involved in any litigation which Debtors believe would be material to its ability successfully to reorganize. While certain creditors had brought actions against the Debtors in the bankruptcy, most of those litigations were resolved and settled. Additionally, Debtors were involved in some pre-petition litigation, most of which were stayed by the bankruptcy filings. Debtors are working to resolve the amount of those judgments or claims against the particular Debtors without incurring significant additional litigation expense. However, to the extent that any of those matters are litigated to conclusion, Debtors do not believe that there is a risk of a judgment against any of the Debtors in a sufficient amount to be material. A summary of litigation that has not been settled and will continue is attached to this Disclosure Statement as Exhibit L.

Pursuant to the Plan, the unsecured creditors in the Reorganization Cases of both PLC and BV are expected to recover at least 100% of the Allowed amount of such Claims. Thus, Debtors do not believe that an analysis of payments made by PLC or BV in the 90 day period prior to the Petition Date is appropriate as Debtors would not be able to demonstrate that any creditor of PLC or BV received more than such creditor would have been entitled to receive pursuant to the Plan. Further, Debtors believe that to the extent transfers during the 90 day period prior to the Petition Date were made to creditors by RBCC on account of obligations of RBCC that were guaranteed by either PLC or BV, a preference analysis of such transfers would similarly not be necessary.

Debtors are analyzing the payments made to creditors by RBCC during the one year and ninety day periods prior to the Petition Date, but Debtors do not believe that their will be any significant or material recoveries from preference actions that would alter the timing or amount of distributions under the Plan.

Finally, in the context of some its settlements with creditors, including landlords or equipment lessors, Debtors may have waived their ability to pursue any such litigation against such creditors.

F.	Employee Matters

1.	Payment of Pre-Petition Wages and Benefits and Payments to Brokers

As part of their first-day orders, Debtors were authorized to pay the pre-petition wages and benefits of their employees up to the statutory priority limit of $4,650. Debtors requested and received authority to pay a limited number of employees additional moneys over the $4,650 limit where the targeted incentive compensation components of those employees resulted in the employee being owed more than the limit. Fewer than 10 employees were paid over this limit, and the aggregate amount of such additional payments was $10,000.

Debtors also sought and were granted authority to pay the pre-petition commissions owed to its brokers up to an aggregate amount of $250,000. Debtors requested and were granted such authority because of the need for the continued services of the brokers to assist Debtors in finding customers for the office space.

2.	Employee and Executive Retention Program

In an effort to retain its key employees (“Key Employees”) through the Bankruptcy, the Debtors sought and received the approval of the Bankruptcy Court (i) to implement a retention plan (the “Retention Plan”) and severance plan (“Severance Plan”) for the Key Employees and (ii) to establish a general bonus pool of $100,000 for discretionary bonuses to be paid to individual employees during the pendency of the Bankruptcy.

The Retention Plan and Severance Plan are designed to minimize employee turnover by providing incentives for Key Employees to remain in the Debtors’ employ and to work towards a successful reorganization. The Key Employees are individuals who each possess unique knowledge, skills, and experience as well as customer relationships which are vital to the Debtors’ businesses. Increased responsibilities, general uncertainty and other burdens occasioned by the Debtors’ status as debtors-in-possession may otherwise lead such employees to resign in the near future and pursue alternative employment, despite the Debtors’ need for their continued services. Thus, in order to retain the Key Employees, Regus determined to provide a financial incentive for continued employment and assure employees that they will be rewarded for dedicated service towards the Debtors’ reorganization effort, and, in the unlikely event that the reorganization effort is not successful, that they will receive commercially reasonable compensation for their efforts.

The retention plans authorized by the Bankruptcy Court provide for three categories of Key Employees: (1) Corporate Executives, (2) Sales Executives and (3) Centre Management Employees.

The Corporate Executives consist of RBCC’s four most senior U.S. executives: John Mlynski, Brian Horn, John Arenas and Robert Gaudreau (the “Tier One Executives”), as well as five Area Operations Directors, the Information Technology Director for the United States, the

Controller for the United States, the Director of Human Resources, the Director of Marketing, the Director of Systems and the United States’ Chief Financial Analyst (the “Tier Two Employees).” The Sales Executives consist of seven regional sales directors and the Centre Management Employees are those employees occupying management positions in various business centers.

Pursuant to the Severance Plan, RBCC divided the Centre Management Employees into two basic groups: those employees managing core business centers whose leases will be assumed (the “Assumed Centre Employees”), and those employees working in business centers whose leases will be rejected (the “Rejected Centre Employees”). The Assumed Centre Employees will be paid their existing salary and one-half of their bonus compensation under the Debtors’ current compensation scheme. Upon the closure of a center, those Rejected Centre Employees whose employment is terminated will be paid actual base salary and a payment of two months of severance compensation for the first year of service and one month per year thereafter, with a minimum of three months of payments and a maximum of six months of payments.

Pursuant to the Retention Plan, RBCC will pay guaranteed bonuses to each of the Corporate Executives and the Sales Executives. In addition, the Corporate Executives and the Sales Executives are eligible to receive performance-based bonuses subject to the achievement of certain performance targets.

As part of the Severance Plan, if their employment is terminated other than for just cause, RBCC will pay to the Tier One Executives an amount equal to one year base salary, plus all deferred and/or unpaid benefits under the Retention Plan. The Severance Plan for the Tier Two Employees and the Sales Executives consists of six months of base salary with mitigation.

Any payments made pursuant to the Retention Plan will be made in lieu of, and as a replacement for, any other payment of bonus compensation for the year 2003 with respect to any Debtor’s obligations under any employment contracts.

G.	Claims Process and Bar Date

1.	Schedules and Statements

On February 13, 2003, the Debtors Filed their respective Schedules of assets and liabilities and statements of financial affairs with the Bankruptcy Court. Debtors filed certain amendments to those Schedules on April 15 and April 16, 2003. Debtors’ Section 341 Meeting was held on March 26, 2003 and was presided over by the U.S. Trustee.

2.	Bar Date Order

On February 20, 2003, the Bankruptcy Court entered the Bar Date Order, which established April 7, 2003 at 4:00 p.m. Eastern Time as the date by which, with certain exceptions, all creditors were to file proofs of claim or be barred from asserting any Claim against the Debtors and voting upon or receiving distributions under a confirmed plan of reorganization of the Debtors. Certain creditors (essentially (a) entities holding Claims that were not Scheduled by the Debtors as disputed, contingent, or unliquidated and (b) entities holding

Claims that were previously Allowed by, or paid pursuant to, an order of the Bankruptcy Court were not required to file proofs of claim. In addition, the Bar Date Order provided that, to the extent the Debtors reject an unexpired lease or executory contract, proofs of claim for any Claims arising out of such rejection must be Filed no later than 30 days after the date of such rejection.

3.	Claims Objections

The Debtors have begun the process of analyzing the Claims that have been Filed with the Bankruptcy Court to identify disputed Claims. The Debtors will File objections to disputed Claims with the Bankruptcy Court. Debtors received proofs of claim totaling, in the aggregate approximately $200,000,000. Debtors believe that a substantial portion of that amount represent duplicate claims, disputed claims and contingent claims. Debtors currently estimate that the aggregate amount of unsecured claims, excluding the PLC, BV and RBCC Intercompany Claims, and certain equipment lease claims against (i) RBCC are $17,000,000, (ii) PLC are $21,500,000, and (iii) BV are $9,000,000.

H.	DIP Loan from RML

In order to provide RBCC the cash necessary to continue its operations and to continue making current payments on its lease obligations, the Debtors sought authority from the Bankruptcy Court to enter into a debtor-in-possession financing arrangement with RML (the “RML DIP Loan”). On June 10, 2003, the Bankruptcy Court granted the Debtors authority to borrow up to $18,000,000 from RML. In return for the RML DIP Loan, RML was granted a priority security interest in certain of the Debtors’ assets, and RML was entitled to a fee for making such loans to the Debtors. Any loans made by RML were to accrue interest at an interest rate tied to the interest rate paid by RML to its lenders. As of July 31, 2003, RBCC had borrowed $6,073,962 under the RML DIP Loan. As of July 31, 2003, RBCC owed a total of $60,095 in interest to RML, with all fees having been paid from the proceeds of the RML DIP Loan.

I.	Cash Collateralized Letters of Credit

Prior to the Petition Date, JPMorgan Chase, and its predecessor in interest (collectively, “JPMorgan Chase”), entered into certain agreements with RBCC and PLC. Pursuant to those agreements, JPMorgan Chase at various times issued certain irrevocable commercial standby letters of credit (collectively, the “Letters of Credit”) for the account of RBCC in favor of various landlords, as beneficiaries, with whom RBCC did business. In connection with the issuance of the Letters of Credit, RBCC executed various indemnity and reimbursement agreements in favor of JPMorgan Chase (collectively, the “Reimbursement Agreements”), which set forth RBCC’s contractual obligations to JPMorgan Chase in the event one or more of the Letters of Credit were properly drawn down and thereafter paid by JPMorgan Chase in accordance with their respective terms. The payment and reimbursement obligations of RBCC with respect to the Letters of Credit arising out of the Reimbursement Agreements were supported by security in various forms given in favor of JPMorgan Chase. Included within such security were: (a) a guarantee of payment from NatWest to JPMorgan Chase of some, but not all, of the currently issued and outstanding Letters of Credit (the “NatWest Guarantee”); and (b)

ABN Amro guarantee of payment of RBCC’s obligations to JPMorgan Chase up to a maximum amount of $2,500,000 (the “ABN Amro Guarantee”). All of the obligations of RBCC to JPMorgan Chase, including the obligations arising out of the Letters of Credit and Reimbursement Agreements, are also collateralized by an Assignment of Deposit(s) security agreement, dated February 23, 2000 (the “Assignment Agreement”). Pursuant to the Assignment Agreement, RBCC pledged and granted JPMorgan Chase a first priority security interest in certain certificates of deposit that were delivered to JPMorgan Chase. These certificates of deposit were subsequently consolidated into a single Consolidated Certificate of Deposit (currently yielding 1% APR with an approximate current value of $2,000,000) (the “Pledged CD”). This Pledged CD was collateral security for, among other things, each and every payment, reimbursement and indemnification obligation arising out of the Letters of Credit, together with interest, fees, costs, attorneys’ fees and expenses arising pursuant thereto (the “JPMorgan Chase Reimbursement Obligations”) up to the value of the Pledged CD. The Assignment Agreement also provided and granted to JPMorgan Chase a continuing lien, security interest and right of set-off in and to all money, securities and all other property of RBCC, and the proceeds thereof, then or thereafter held or received by JPMorgan Chase or its affiliates, including funds in the approximate amount of $7,772,157 as of the end of business on the Petition Date (“JPMorgan Chase’s Set-Off Amount”) in the accounts maintained by RBCC with JPMorgan Chase or its affiliates (the “Cash Collateral Accounts”), excluding the Pledged CD.

As of the Petition Date, Letters of Credit in the aggregate principal amount of $18,643,165.08 were issued and outstanding. Subsequent to the Petition Date, certain of the Letters of Credit were been drawn upon and paid by JPMorgan Chase, and JPMorgan Chase received reimbursement for these payments pursuant to the NatWest Guarantee or ABN Amro Guarantee. As a result, NatWest has claims for reimbursement against PLC and ABN Amro is entitled to reimbursement from BV. The current total principal amount of the issued and outstanding Letters of Credit is approximately $5,388,779.86.

By stipulation so ordered by the Bankruptcy Court on April 23, 2003, Debtors agreed with JPMorgan Chase to the Debtors’ continued use of certain cash collateral. RBCC has acknowledged and affirmed that JPMorgan Chase has valid and enforceable perfected, first priority security interests and rights of set-off with respect to the Pledged CD and the Cash Collateral Accounts (as defined in the Stipulation) as collateral security for the payment of all of RBCC’s obligations to JPMorgan Chase, including, but not limited to, the payment of JP Morgan Chase’s reasonable attorneys’ fees. JPMorgan Chase consented to the continued use of the Cash Collateral Accounts by RBCC in the ordinary course of its business provided that JPMorgan Chase received adequate protection in the form of replacement liens and super-priority administrative expense claims. JPMorgan Chase has been granted first priority security interests and rights of set-off in and to all deposits made to the Cash Collateral Accounts on and after the Petition Date to the extent of the amount of cash collateral used by the Debtors (the “JPMorgan Chase Replacement Liens”), subject only to the payment of fees pursuant to 28 U.S.C. section 1930(a)(6). JPMorgan Chase has also been granted super-priority administrative expense claims in the RBCC Chapter 11 Case as against RBCC in the amount of JPMorgan Chase’s cash collateral used hereunder but not to exceed the amount of the JPMorgan Chase Deficiency (as defined in the Stipulation), which shall have priority in payment over any and all administrative expenses of the kinds specified and ordered pursuant to any provisions of the Bankruptcy Code, subject only to the payment of fees pursuant to 28 U.S.C. section 1930(a)(6), and the reasonable fees and expenses of a Chapter 7 Trustee and such Trustee’s professionals under Bankruptcy Code section 726(b).

Additionally, by stipulation signed by the Bankruptcy Court on June 26, 2003, PLC has acknowledged and affirmed that NatWest has valid and enforceable perfected, first priority security interests in and rights of set-off with respect to, the NatWest Pledged Deposits as collateral security for the payment of all of Regus PLC’s obligations to NatWest, including, but not limited to, the payment of NatWest’s attorneys’ fees and expenses, and has allowed NatWest, pursuant to Bankruptcy Code section 553, to set-off against the NatWest Pledged Deposits (as defined in the Stipulation) all of its claims against the Debtors’ including the Fixed and Matured Amount (as defined in the Stipulation) which it now is owned by the Debtors, or any amounts which in the future become fixed and matured claims against the Debtors, including any claims for interest, fees, costs, attorneys’ fees and expenses to which it may be entitled under its agreements with the Debtor(s) and applicable law, without further order of the Bankruptcy Court. Under the Debtors’ Stipulation with JPMorgan Chase, the Creditors’ Committee is to be provided with a detailed accounting of the debits and other charges against any of the Debtors made on account of JPMorgan Chase’s attorneys’ fees and attorney’s disbursements within 10 Business Days of each such debit or charge, and the Committee retains the right to seek disgorgement of any debits or charges improperly made by JPMorganChase prior to the Effective Date. Pursuant to the Debtors’ Stipulation with NatWest, the Committee is to be provided with a detailed accounting of the set-offs effected against the Pledged Deposits and of the underlying charges within 30 days of effecting same, including, without limitation, an accounting on all attorneys’ fees and expenses, and the Committee may object to or seek disgorgement of any amounts improperly set-off upon such a duly noticed application to the Bankruptcy Court filed within 60 days of the delivery of such accounting.

J.	Negotiation of the Plan of Reorganization

1.	Negotiations with the Creditors’ Committee and Other Creditor Groups

Throughout the case, Debtors and their professionals had been working closely with the Creditors’ Committee and its professionals to provide the necessary information about the Debtors and their businesses so that the Creditors’ Committee could analyze and evaluate any proposed plan. Additionally as part of the Lease Renegotiation Program and the Equipment Lease Renegotiation Program, Debtors endeavored to settle any outstanding claims issue and agree on the priority and amount of claims owed to the various landlords and lessors. Once the Lease Renegotiation Program was nearly completed, and Debtors had an opportunity to review the filed claims against them, Debtors developed a proposed term sheet for the Plan. Debtors provided this term sheet to the Creditors’ Committee so that specific discussions could begin concerning the Plan. Debtors and their professionals then met with the Creditors’ Committee and its professionals to review the proposed terms. Following extended arm’s-length negotiations and material modifications of the Debtors’ original proposed term sheet, the Debtors and the Committee reached agreement in principle as to the terms of a reorganization plan. The Plan is the result of those negotiations and discussions.

Debtors and the Creditors’ Committee believe that the Plan is fair and equitable and provides for the Reorganized Debtors successfully to emerge from the Chapter 11 process as going concern businesses.

2.	Exclusive Periods

Pursuant to section 1121 of Bankruptcy Code, (a) only the debtor may file a plan of reorganization during the 120-day period following the commencement of a Chapter 11 case (the “Exclusive Filing Period”); and (b) if the debtor files a plan of reorganization during the Exclusive Filing Period, only the debtor may solicit acceptances of such plan of reorganization, and no other party may file a competing plan of reorganization during the 180-day period following the commencement of a Chapter 11 case (the “Exclusive Solicitation Period”). On request of a party in interest, the Bankruptcy Court, for cause, may extend, shorten or terminate the Exclusive Filing Period and/or the Exclusive Solicitation Period. The Exclusive Filing Period in this case initially was to expire on May 14, 2003. Upon notice and motion, the Bankruptcy Court extended the Debtors’ Exclusive Period and Exclusive Solicitation Period to July 13, 2003 and September 13, 2003 respectively. As the Lease Renegotiation Program was mostly completed in late June and the negotiations with the Creditors’ Committee began in early July, the Debtors, with the support of the Creditors’ Committee sought and received a further extension of the Exclusive Filing Period. The Court extended the Debtors’ Exclusive Period to August 27, 2003 and extended Debtors’ Exclusive Solicitation Period to October 29, 2003. The Debtors sought a further extension of these periods to allow Debtors to pursue the confirmation of the Plan. By Order dated August 27, 2003, the Bankruptcy Court extended Debtors’ Exclusive Period to October 27, 2003 and Exclusive Solicitation Period to December 29, 2003. Debtors filed their motion to approve this Disclosure Statement on August 28, 2003.

V. THE PLAN OF REORGANIZATION

The primary objectives of the Plan are to: (a) alter the Debtors’ debt and capital structures to permit them to emerge from their Reorganization Cases as viable entities, (b) maximize the value of the ultimate recoveries to all creditor and equity holder groups on a fair and equitable basis, and (c) settle, compromise or otherwise dispose of certain Claims and Interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective estates, creditors and equity holders. The Plan provides for, among other things: (i) the settlement of certain indebtedness in exchange for Cash or Exit Securities, (ii) the discharge of Claims, (iii) compromise and settlement of certain contingent Claims and exchange of mutual releases among the Debtors, the Entities and holders of Claims and Interests, (iv) assumption, or rejection, as appropriate, of executory contracts and unexpired leases to which any Debtor is a party, and (v) the modification of the Debtors’ charter documents, existing Interests, and existing option plans.

The Debtors and the Creditors’ Committee believe that (a) through the Plan, holders of Allowed Claims and Allowed Interests will obtain a substantially greater recovery from the estates of each of the Debtors than the recovery they would receive if the assets of each of the Debtors were liquidated under Chapter 7 of the Bankruptcy Code, and (b) the Plan will afford each of the Debtors the opportunity and ability to continue in business as a viable going concern, be a source of continuing business to and profits for vendors and preserve ongoing employment for all of the Debtors’ employees. The Plan is annexed hereto as Exhibit A and forms part of this Disclosure Statement. The summary of the Plan set forth in this Disclosure Statement is qualified in its entirety by reference to the more detailed provisions of the Plan.

A.	Non-Classified Claims

The Plan classifies Claims and Interests separately and provides different treatment for different Classes of Claims and Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims and Interests will receive types of consideration based on the different rights of the holders of Claims and Interests in each Class.

Procedures for the distribution of Cash pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by holders of Claims or Interests in certain Classes and that could affect the amount of distributions ultimately received by such holders, are described in Sections V.G., H. and I., “The Plan of Reorganization – Method of Distributions under the Plan, Timing of Distributions under the Plan and Provisions for Treatment of Disputed Claims and Interests.”

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including Fee Claims), and Priority Tax Claims have not been classified.

1.	Fee Claims

Fee Claims are Administrative Claims under section 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of Professionals or other entities for professional services rendered or expenses incurred in the Reorganization Cases on or prior to the Effective Date

(including expenses of the members of the Creditors’ Committee incurred as members of the Creditors’ Committee in discharge of their duties as such). All payments to Professionals for Fee Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses The aggregate amount of compensation for services rendered and reimbursement of expenses incurred by Professionals (including professionals employed by the Debtors and the Creditors’ Committee), through the Effective Date of the Plan (inclusive of amounts paid during the Reorganization Cases) is estimated to be $5,500,000. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

Pursuant to the Plan, Professionals or other entities asserting Fee Claims must File and serve upon the Debtors and the Creditors’ Committee and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court, an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without Bankruptcy Court review or approval as provided in the Ordinary Course Professionals Order and the Fee Order. Holders of Fee Claims that are required to File and serve applications for final allowance of their Fee Claims and that do not File and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtors, the Reorganized Debtors, or their respective property, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claim must be Filed and served on the Debtors, the Creditors’ Committee and the requesting party by 120 days after the Effective Date. To the extent necessary, entry of the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Allowed Fee Claims for services and costs incurred subsequent to the Effective Date. From and after the Effective Date, no professional shall be entitled to compensation for post-Effective Date services rendered unless otherwise permitted by the Plan or specifically agreed by the Reorganized Debtors. Post-Effective Date fees and costs may be paid by the Reorganized Debtors without further Order of the Court.

2.	Other Administrative Claims

Administrative Claims are Claims for costs and expenses of administration of the Reorganization Cases Allowed under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code. Such Claims include: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors’ estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services, and payments for inventories, leased equipment, and premises), and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; and (c) all fees and charges assessed against the Debtors’ estates under section 1930, chapter 123 of title 28, United States Code.

Except with respect to Administrative Claims that are Fee Claims, pursuant to the Plan and unless otherwise agreed, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Claim, Cash in an amount equal to such Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions, and the holders of such Claims shall not be required to File or serve any request for payment of such Claims. Except as set forth in the Plan, all other holders of Administrative Claims shall be required to File and serve requests for payment of their Administrative Claims.

3.	EOP Administrative Claims

Each Administrative Claim held by EOP that has been deemed Allowed pursuant to the terms of the EOP Settlement, inluding all Allowed Administrative Claims for amounts due under the EOP Securities and the EOP Guarantees, shall be unimpaired and unaffected by the Plan and shall be paid in full by the Debtors in accordance with the terms of the EOP Settlement, the EOP Guarantees and the EOP Securities. EOP shall have no obligation to file any request for payment (or motion seeking the allowance) of its Administrative Claims as such claims were previously Allowed by the Court in full. In addition, neither the Plan nor the Confirmation Order shall, in any way, modify, alter, or supplement the rights or obligations of the Debtors under the EOP Settlement, the EOP Securities, the EOP Guarantees or the EOP Amended Leases.

4.	Priority Tax Claims

Priority Tax Claims are Claims that are entitled to priority pursuant to sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Debtors currently estimate that (i) PLC owes $1,900,000 of Priority Tax Claims to various taxing authorities, (ii) BV owes $650,000 of Priority Tax Claims to various taxing authorities, and (iii) RBCC owes $1,200,000 of Priority Tax Claims to various taxing authorities. Schedule 2.03 of the Plan identifies the taxing authorities with Allowed Priority Tax Claims against PLC, BV and RBCC, respectively.

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of an Allowed Priority Tax Claim and the applicable Debtor or applicable Reorganized Debtor, each holder of an Allowed Priority Tax Claim shall receive from the applicable Reorganized Debtor, in full satisfaction of its Claim, equal annual Cash payments, commencing one year after the Effective Date, in an aggregate amount equal to the Allowed Priority Tax Claims, together with simple interest at a fixed annual rate equal to 4%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claims; provided, however, that each of the Reorganized Debtors will have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty.

With respect to the Priority Tax Claims against PLC and BV that are asserted by foreign jurisdictions, Debtors believe that those taxing authorities are not subject to the Bankruptcy Court’s jurisdiction. The provisions of the Bankruptcy Code providing for particular treatment of such Priority Tax claims therefore are inapplicable to those authorities. As a result, Debtors believe that, PLC and BV, respectively, will be required to pay such tax liabilities in full in Cash when such liabilities are due.

B.	Classification and Treatment of Claims and Interests against PLC

1.	Class 1A—PLC Priority Claims

Class 1A consists of all Allowed Priority Claims against PLC except for Priority Tax Claims.

Class 1A is unimpaired under the Plan. Each holder of an Allowed Priority Claim in Class 1A is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Unless otherwise agreed, to the extent that such Claim has not been paid in full in accordance with a prior order of the Bankruptcy Court, each holder of an Allowed Priority Claim shall receive Cash in an amount equal to such Allowed Priority Claim on the later of the Effective Date and the date such Claim becomes an Allowed Priority Claim.

2.	Class 2A—PLC Secured Claims

Class 2A consists of all Allowed Secured Claims against PLC except for the NatWest Secured Claim in Class 2E. Each Secured Claim in Class 2A shall be deemed to be separately classified in a subclass of Class 2A Secured Claims.

Class 2A is impaired under the Plan. Each holder of an Allowed Secured Claim in Class 2A is entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

Holders of Allowed Secured Class Claims in 2A shall receive 50% of the Allowed amount of such Claim in Cash upon the Effective Date and shall receive the remaining 50% of the Allowed amount of such Claim in Cash within 90 days following the Effective Date.

Debtors believe that holders of Claims in Class 2A will receive over time Cash equal to 100% of the amount of the Allowed Secured Claims.

3.	Class 2E—NatWest Secured Claims against PLC

Class 2E consists of the Allowed Secured Claims of NatWest against PLC.

Class 2E is not impaired under the Plan. The holder of the Allowed Claims in Class 2E is not entitled to vote to accept or reject the Plan.

Pursuant to an order of the Bankruptcy Court dated June 26, 2003 that approved the terms of a stipulation among Natwest and the Debtors (the “NatWest Stipulation”), NatWest was permitted to exercise its rights and remedies against its collateral as a secured creditor. The Allowed Claims of NatWest were satisfied pursuant to the Bankruptcy Court’s order. Nothing contained in the Plan shall affect the rights of the Debtor and the Committee under the NatWest Stipulation to object to the Claims of NatWest.

The legal, equitable and contractual rights of NatWest with respect to its Allowed Secured Claims will be unaltered by the Plan.

Debtors believe that the holder of Claims in Class 2E will receive the equivalent of 100% of the amount of the Allowed Claims.

4.	Class 3A—PLC General Unsecured Claims

Class 3A consists of all Allowed Unsecured Claims against PLC other than Administrative Claims, Priority Tax Claims, Priority Claims, Secured Claims, PLC Intercompany Claims in Class 3B, Rejected Equipment Lease Claims Against PLC in Class 3G, and Administrative Convenience Unsecured Claims in Class 4A. Class 3A Claims generally consist of the Claims of trade creditors and customers for products and for services provided to and by PLC prior to the filing of the Reorganization Cases, Claims of employees in excess of their Priority Claims, except as otherwise provided by Order of the Bankruptcy Court and other contract Claims and damage Claims, including Claims, if any, for damages arising from the rejection or consensual modification of executory contracts and unexpired leases (including guarantees relating to the same) subsequent to the filing of the Reorganization Cases.

Class 3A is impaired under the Plan. Each holder of an Allowed General Unsecured Claim in Class 3A is entitled to vote to accept or reject the Plan.

Holders of Allowed Class 3A Claims are entitled under the Plan to elect Option A, Option B or Option C as follows:

Option A. Holders of Class 3A Claims who elect treatment under Option A shall receive that number of Newco Claims Shares calculated by dividing (i) 125% of the sum of (x) the amount of such Class 3A creditor’s Allowed Claim in Class 3A (or in the case of Dexter Tristar LLC, the Dexter Termination Fee), and (y) interest at 5% per annum on such Allowed Claim (or in the case of Dexter Tristar LLC, the Dexter Termination Fee) from the Petition Date until the Effective Date of the Plan (provided that interest shall be for no less than 1 year which shall be calculated based on a 360-day year), by (ii)35p. Though it is intended that the Newco Claims Shares will be traded on the London Stock Exchange there will be some limitations on the initial resale of the Newco Claims Shares by the holders of Class 3A Claims. Further information relating to the issue of the Newco Claims Shares is set out in Sections 5.03 and 5.04 of the Plan. Entitlements to fractions of Newco Claims Shares will be rounded down and will not be allotted and issued to holders of Class 3A Claims.

Option B. Holders of Class 3A Claims who elect treatment under Option B shall receive consideration in PLC CULS in an amount equal to 100% of the Allowed amount of such Claim (or in the case of Dexter Tristar LLC, the Dexter Termination Fee), plus interest at 5% per annum on such Allowed Claim (or in the case of Dexter Tristar LLC, the Dexter Termination Fee) from the Petition Date until the Effective Date (provided that interest shall be for no less than 1 year which shall be calculated based on a 360-day year). A full description of the PLC CULS appears in Section 5.05 of the Plan. To the extent that a holder of an Allowed Class 3A Claim elects to receive the PLC CULS, such holder shall be bound by all of the terms, conditions, covenants, provisions, benefits, obligations and restrictions of the CULS Indenture and the respective CULS Instruments, including, but not limited to, those related to choice of law, venue, remedies and enforcement.

Option C. Holders of Class 3A Claims who elect treatment under Option C may divide their Allowed Claim and designate a percentage of such Claim to receive the treatment described in Option A and may designate the remaining percentage of such Claim to receive the treatment described in Option B.

Holders of Allowed Class 3A Claims shall make the Option A, Option B or Option C elections by marking the appropriate box(es) on the Ballot, and those holders of Allowed Claims in Class 3A electing Option C shall allocate the percentage of such Allowed Claim to be allocated to treatment under Option A and Option B, respectively, by writing those numbers on the appropriate lines of the Ballot. Any holder who fails to make an election or does not properly make such election shall be deemed to have elected treatment under Option A.

Debtors believe that holders of Claims in Class 3A will receive the equivalent of at least 100% of the amount of their Allowed Claims.

5.	Class 3B—PLC Intercompany Claims

Class 3B consists of all Allowed Unsecured Claims of any subsidiary or affiliate of PLC owed by PLC to such subsidiary or affiliate.

Class 3B is impaired under the Plan. Holders of Allowed Claims in Class 3B are entitled to vote to accept or reject the Plan.

Each holder of an Allowed PLC Intercompany Claim will retain such Allowed Claim against Reorganized PLC such that such obligation will remain an obligation of the Reorganized PLC, provided however, that any such PLC Intercompany Claim shall be subordinate in priority and payment to the obligations owed by Reorganized PLC pursuant to the PLC CULS, except that notwithstanding such subordination, any PLC Intercompany Claim owed directly or indirectly by Reorganized PLC to Reorganized BV, Reorganized RBCC or any other member of the Regus Group may be paid in accordance with the terms of such indebtedness for any bona fide purpose in relation to the Regus Group as a whole unless an event of default has occurred and is continuing pursuant to the CULS, the EOP Settlement, the EOP Guarantees and the EOP Securities, or would result from any such payment of intercompany indebtedness.

Debtors believe that holders of Claims in Class 3B will receive over time the equivalent of 100% of the amount of their Allowed Claims.

6.	Class 3G—Rejected Guaranteed Equipment Lease Claims Against PLC

Class 3G consists of lessors relating to leases of equipment to RBCC that were guaranteed by PLC and where RBCC has rejected such leases (or shall have rejected such leases as of the Effective Date). Each of the lessors in this Class, however, despite the rejection of the underlying agreement has agreed to allow for the continued use of the equipment by Reorganized RBCC at a reduced rate and to a limitation of such lessors’ claims under the guarantees for damages relating to the rejection of such underlying leases, provided that, upon the Effective Date of the Plan, Reorganized PLC shall guarantee Reorganized RBCC’s obligations to such lessors. Each of the lessors in this Class have entered into prior stipulations with the Debtor PLC concerning the rejection of the original underlying equipment leases. Each of these agreements is listed on Schedule 3G to the Plan.

Class 3G is impaired under the Plan. Holders of Allowed Claims in Class 3G are entitled to vote to accept or reject the Plan.

Holders of Allowed Claims in Class 3G will receive a new guarantee from PLC with respect to the obligations of Reorganized RBCC under any new lease entered into with the particular lessor.

Debtors believe that holders of Claims in Class 3G will receive over time the equivalent of 100% of the amount of their Allowed Claims.

7.	Class 4A—Administrative Convenience Class of Unsecured Claims against PLC

Class 4A consists of all Allowed Unsecured Claims against PLC other than Administrative Claims, Priority Tax Claims and Priority Claims, that are equal to, less than or reduced to $1,000.

Class 4A is impaired under the Plan. Each holder of an Allowed Administrative Convenience Claim is entitled to vote to accept or reject the Plan.

Holders of Claims in Class 4A shall be paid the lesser of (a) the Allowed amount of the Claim and (b) $1,000 in Cash over a ninety (90) day period with an initial payment not to exceed $500 to be made to the holder of such Allowed Claim within 10 business days of the Effective Date and any balance paid 90 days after the Effective Date. A holder of an Allowed General Unsecured Claim in excess of $1,000 may elect to reduce such Claim to $1,000 and be treated as a Class 4A Administrative Convenience Class Claim by marking the appropriate box on the Ballot.

Debtors believe that holders of Claims in Class 4A (other than those who elect to be treated in such Class) will receive, over time, 100% of the amount of their Allowed Claims.

8.	Class 5A—PLC Share Interests

Class 5A consists of the holders of Allowed Interests relating to the PLC Shares.

Class 5A is impaired under the Plan. Holders of Allowed Interests in Class 5A are entitled to vote to accept or reject the Plan.

Pursuant to the U.K. Scheme of Arrangement becoming effective in accordance with its terms, holders of Allowed Class 5A Interests who are PLC Shareholders shall be issued that number of Newco Interests Shares equal to the number of PLC Shares previously held by such holders (provided that Mark Dixon and Maxon Investments, in accordance with the Maxon/Dixon Trading Restriction Agreement, shall have agreed to limitations on the resale of such Newco Interest Shares until the Termination Date).

In order for Debtors to estimate the amount by which the percentage ownership of Newco owned by the holders of Allowed Class 5A Interests would be diluted by the issue of Newco Claims Shares to holders of Allowed Claims in Classes 3A, 3C and 3E, Debtors must make certain assumptions with respect to the amount of Allowed Claims in Classes 3A, 3C and 3E that will be electing to receive Newco Claims Shares instead of the CULS. For example:

•	Scenario 1: Assuming that all of the holders of Allowed Claims in Classes 3A, 3C and 3E elect to receive all of their consideration on account of such Claims under the Plan in Newco Claims Shares, Debtors estimate that the amount by which ownership of Newco owned by holders of Allowed Class 5A Interests would be diluted by the issue of Newco Claims Shares to holders of Claims in Classes 3A, 3C and 3E would be approximately 12%. Thus, holders of Allowed Class 5A Interests would own approximately 88% of Newco pursuant the Plan. Moreover, under this assumption, immediately following implementation of the Plan, Mark Dixon and Maxon Investments would own approximately 56% of Newco.

•	Scenario 2: Assuming that all of the holders of Allowed Claims in Classes 3A, 3C and 3E elect to receive 50% of their consideration on account of such Claims under the Plan in Newco Claims Shares and the remainder in the CULS, Debtors estimate that the amount by which ownership of Newco owned by holders of Allowed Class 5A Interests would be diluted by the issue of Newco Claims Shares to holders of Claims in Classes 3A, 3C and 3E would be approximately 6%. Thus, the holders of Allowed Class 5A Interests would own approximately 94% of Newco pursuant to the Plan. Moreover, under this assumption, immediately following implementation of the Plan, Mark Dixon and Maxon Investments would own approximately 59% of Newco.

•	Scenario 3: Assuming that all of the holders of Allowed Claims in Classes 3A, 3C and 3E elect to receive all of their consideration on account of such Claims under the Plan in the CULS, Debtors estimate that the amount by which ownership of Newco owned by holders of Allowed Class 5A Interests would be diluted by the issue of Newco Claims Shares to holders of Claims in Classes 3A, 3C and 3E would be 0%. Thus, the holders of Allowed Class 5A Interests would own 100% of Newco pursuant to the Plan. Moreover, under this assumption, immediately following implementation of the Plan, Mark Dixon and Maxon Investments would own approximately 63% of Newco.

C.	Classification and Treatment of Claims and Interests against BV

1.	Class 1B—BV Priority Claims

Class 1B consists of all Allowed Priority Claims against BV other than Priority Tax Claims.

Class 1B is unimpaired under the Plan. Each holder of an Allowed Priority Claim in Class 1B is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Unless otherwise agreed, to the extent that such Claim has not been paid in full in accordance with a prior order of the Bankruptcy Court, each holder of an Allowed Priority Claim shall receive Cash in an amount equal to such Allowed Priority Claim on the later of the Effective Date and the date such Claim becomes an Allowed Priority Claim.

2.	Class 2B—BV Secured Claims

Class 2B consists of all Allowed Secured Claims against BV except for the Secured Claim of ABN Amro in Class 2F.

Class 2B is impaired under the Plan. Each holder of an Allowed Secured Claim in Class 2B is entitled to vote to accept or reject the Plan.

Holders of Allowed Secured Class Claims in 2B shall receive 50% of the Allowed amount of such Claim in Cash upon the Effective Date and shall receive the remaining 50% of the Allowed amount of such Claim in Cash within 90 days following the Effective Date.

Each Secured Claim in Class 2B shall be deemed to be separately classified in a subclass of Secured Claims in Class 2B and shall have all rights associated with separate classification under the Bankruptcy Code.

Debtors believe that holders of Claims in Class 2B will receive over time Cash equal to 100% of the amount of their Allowed Claims.

3.	Class 2F—ABN Amro Secured Claims against BV

Class 2F consists of the Allowed Secured Claim of ABN Amro against BV.

Class 2F is unimpaired under the Plan. The holder of Allowed Claims in Class 2F is not entitled to vote to accept or reject the Plan.

The legal, equitable and contractual rights of ABN Amro with respect to its Allowed Secured Claim will be unaltered by the Plan.

The holder of Allowed Claims in Class 2F will receive 100% of the total value of the Allowed amount of such Claims under the Plan.

4.	Class 3C—BV General Unsecured Claims

Class 3C consists of all Allowed Unsecured Claims against BV other than Administrative Claims, Priority Tax Claims, Priority Claims, Secured Claims, BV Intercompany Claims in Class 3D, Rejected Equipment Lease Claims Against BV in Class 3H, and Administrative Convenience Unsecured Claims in Class 4B. Class 3C Claims generally consist of the Claims of trade creditors and customers for products and for services provided to and by BV prior to the filing of the Reorganization Cases, Claims of employees in excess of their Priority Claims, except as otherwise provided by Order of the Bankruptcy Court and other contract Claims and damage Claims, including Claims, if any, for damages arising from the rejection or consensual modification of executory contracts and unexpired leases (including guarantees relating to the same) subsequent to the filing of the Reorganization Cases.

Class 3C is impaired under the Plan. Each holder of an Allowed General Unsecured Claim in Class 3C is entitled to vote to accept or reject the Plan.

Holders of Allowed Class 3C Claims are entitled under the Plan to elect Option A, Option B or Option C as follows:

Option A. Holders of Class 3C Claims who elect treatment under Option A shall receive that number of Newco Claims Shares calculated by dividing (i) 125% of the sum of (x) the amount of such Class 3C creditor’s Allowed Claim in Class 3C, and (y) interest at 5% per annum on such Allowed Claim from the Petition Date until the Effective Date of the Plan (provided that interest shall be for no less than 1 year which shall be calculated based on a 360-day year), by (ii)35p. Though it is intended that the Newco Claims Shares will be traded on the London Stock Exchange there will be some limitations on the initial resale of the Newco Claims Shares by holders of Class 3C Claims. Further information relating to the issue of the Newco Claims Shares is set out in Sections 5.03 and 5.04 of the Plan. Entitlements to fractions of Newco Claims Shares will be rounded down and will not be allotted and issued to holders of Class 3C Claims.

Option B. Holders of Class 3C Claims who elect treatment under Option B shall receive consideration in BV CULS in an amount equal to 100% of the Allowed amount of such Claim, plus interest at 5% per annum on such Allowed Claim from the Petition Date until the Effective Date (provided that interest shall be for no less than 1 year which shall be calculated based on a 360-day year). A full description of the BV CULS appears in Section 5.05 of the Plan. To the extent that a holder of an Allowed Class 3C Claim elects to receive the BV CULS, such holder shall be bound by all of the terms, conditions, covenants, provisions, benefits, obligations and restrictions of the CULS Indenture and the respective CULS Instruments, including, but not limited to, those related to choice of law, venue, remedies and enforcement.

Option C. Holders of Class 3C Claims who elect treatment under Option C may divide their Allowed Claim and designate a percentage of such Claim to receive the treatment described in Option A and may designate the remaining percentage of such Claim to receive the treatment described in Option B.

Holders of Allowed Class 3C Claims shall make the Option A, Option B or Option C elections by marking the appropriate box(es) on the Ballot, and those holders of Allowed Claims in Class 3C electing Option C shall allocate the percentage of such Allowed Claim to be allocated to treatment under Option A and Option B, respectively, by writing those numbers on the appropriate lines of the Ballot. Any holder who fails to make an election or does not properly make such election shall be deemed to have elected treatment under Option A.

Debtors believe that holders of Claims in Class 3C will receive over time the equivalent of at least 100% of the amount of their Allowed Claims.

5.	Class 3D—BV Intercompany Claims

Class 3D consists of all Allowed Unsecured Claims of any subsidiary or affiliate of BV owed by BV to such subsidiary or affiliate.

Class 3D is impaired under the Plan. Holders of Allowed Claims in Class 3D are not entitled to vote to accept or reject the Plan.

Each holder of an Allowed BV Intercompany Claim will retain such Allowed Claim against Reorganized BV such that such obligation will remain an obligation of the Reorganized BV, provided however, that such BV Intercompany Claims shall be subordinate in priority and payment to the obligations of Reorganized BV pursuant to the BV CULS, the EOP Settlement, the EOP Guarantees and the EOP Securities except that notwithstanding such subordination any such BV Intercompany Claim owed directly or indirectly by Reorganized BV to Reorganized PLC, Reorganized RBCC or any other member of the Regus Group may be paid in accordance with the terms of such indebtedness for any bona fide purpose in relation to the Regus Group as a whole unless an event of default has occurred and is continuing pursuant to the CULS, the EOP Settlement, the EOP Guarantees and the EOP Securities, or would result from any such payment of intercompany indebtedness.

Debtors believe that holders of Claims in Class 3D will receive over time less than 100% of the amount of their Allowed Claims.

6.	Class 3H—Rejected Guaranteed Equipment Lease Claims Against BV

Class 3H consists of lessors relating to leases of equipment to RBCC that were guaranteed by BV and where RBCC has rejected such leases (or shall have rejected such leases as of the Effective Date). Each of the lessors in this class, however, despite the rejection of the underlying agreement has agreed to allow for the continued use of the equipment by Reorganized RBCC at a reduced rate and to a limitation of such lessors’ claims under the guarantees for damages relating to the rejection of such underlying leases, provided that, upon the Effective Date of the Plan, Reorganized BV shall guarantee Reorganized RBCC’s obligations to such lessors. Each of the lessors in this Class have entered into prior stipulations with the Debtor BV concerning the rejection of the original underlying equipment leases. Each of these agreements is listed on Schedule 3H of the Plan.

Class 3H is impaired under the Plan. Holders of Allowed Claims in Class 3H are entitled to vote to accept or reject the Plan.

Holders of Allowed Claims in Class 3H will receive a new guarantee from Reorganized BV with respect to the obligations of Reorganized RBCC under any new lease entered into with the particular lessor.

Debtors believe that holders of Claims in Class 3H will receive over time the equivalent of 100% of the amount of their Allowed Claims.

7.	Class 4B—Administrative Convenience Class of Unsecured Claims against BV

Class 4B consists of all Allowed Unsecured Claims against BV other than Administrative Claims, Priority Tax Claims and Priority Claims, that are equal to, less than or reduced to $1,000.

Class 4B is impaired under the Plan. Each holder of an Allowed Administrative Convenience Claim is entitled to vote to accept or reject the Plan.

Holders of Claims in Class 4B shall be paid the lesser of (a) the Allowed amount of the Claim and (b) $1,000 in Cash over a ninety (90) day period with an initial payment not to exceed $500 to be made to the holder of such Allowed Claim within 10 business days of the Effective Date and any balance paid 90 days after the Effective Date. A holder of an Allowed General Unsecured Claim in excess of $1,000 may elect to reduce such Claim to $1,000 and be treated as a Class 4B Administrative Convenience Class Claim by marking the appropriate box on the Ballot.

Debtors believe that holders of Claims in Class 4B (other than those who elect to be treated in such Class) will receive, over time, 100% of the amount of their Allowed Claims.

8.	Class 5B—BV Stock Interests

Class 5B consists of the Allowed Interests of the holders of BV Stock.

Class 5B is unimpaired under the Plan. The holder of an Allowed BV Stock Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

The holder of Allowed Interests in Class 5B will retain 100% of such Interests under the Plan.

D.	Classification and Treatment of Claims and Interests against RBCC

1.	Class 1C—RBCC Priority Claims

Class 1C consists of all Allowed Priority Claims against RBCC other than Priority Tax Claims.

Class 1C is unimpaired under the Plan. Each holder of an Allowed Priority Claim in Class 1C is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Unless otherwise agreed, to the extent that such Claim has not been paid in full in accordance with a prior order of the Bankruptcy Court, each holder of an Allowed Priority Claim shall receive Cash in an amount equal to such Allowed Priority Claim on the later of the Effective Date and the date such Claim becomes an Allowed Priority Claim.

2.	Class 2C—RBCC Secured Claims

Class 2C consists of all Allowed Secured Claims against RBCC except for the Secured Claims under the RML DIP Loan in Class 2D and the Secured Claims of JPMorgan Chase in Class 2G.

Class 2C is not impaired under the Plan. Each holder of an Allowed Secured Claim in Class 2C is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

At the Debtor’s sole option, on the Effective Date (a) the Plan may leave unaltered the legal, equitable and contractual rights of the holder of an Allowed Secured Claim; (b) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Secured Claim to demand or receive accelerated payment from the Debtor alter the occurrence of a default, the Debtor may cure any such default, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, reinstate the maturity of such Claim as such maturity existed before such default, compensate the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and otherwise leave unaltered the legal, equitable or contractual rights to which such Claim entitles the holder, all pursuant to section 1124 of the Bankruptcy Code; (c) the Debtor may pay Cash in an amount equal to such Allowed Secured Claim, including any interest on such Allowed Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, thereby satisfying such Allowed Secured Claim; or (d) the Debtor may deliver to the holder of an Allowed Secured Claim the property securing such Claim, in which event, the value of such holder’s interest in such property shall be determined (i) by agreement of the Debtor and the holder of such Allowed Secured Claim or (ii) if they do not agree, by the Bankruptcy Court; or the Debtor may pay an Allowed Secured Claim in such manner as may be agreed to by the holder of such Claim, thereby satisfying such Allowed Secured Claim. The Debtor will be deemed to have elected option (a) with respect to each of the Allowed Secured Claims, unless the Debtor elects any other option in a Filed certification prior to the conclusion of the Confirmation Hearing.

Each Secured Claim shall be deemed to be separately classified in a subclass of Secured Claims and shall have all rights associated with separate classification under the Bankruptcy Code.

Debtors believe that holders of Claims in Class 2C will receive the equivalent of 100% of the amount of their Allowed Claims.

3.	Class 2D—RML DIP Loan Claim against RBCC

Class 2D consists of any and all amounts outstanding to RBCC under the RML DIP Loan as of the Effective Date.

Upon the Effective Date, RML will receive Common Stock of Reorganized RBCC in exchange for RML’s waiving the obligations of RBCC under the DIP Loan and RML’s providing the Exit Financing to RBCC.

Claims in Class 2D are impaired, and the holders of Allowed Claims in Class 2D are entitled to vote to accept or reject the Plan.

RML is expected to receive a de minimis amount of the Allowed amount of the RML DIP Loan Claim under the Plan.

4.	Class 2G—JP Morgan Chase Secured Claims against RBCC

Class 2G consists of the Allowed Secured Claim of JP Morgan against RBCC.

Class 2G is unimpaired under the Plan. As the holder of an Allowed Secured Claim that is not impaired under the Plan, JP Morgan Chase is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

The legal, equitable and contractual rights of JP Morgan Chase with respect to its Allowed Secured Claim will be unaltered by the Plan.

Holders of Allowed Claims in Class 2G are expected to receive 100% of the total value of the Allowed Amount of such Claim under the Plan.

5.	Class 3E—RBCC General Unsecured Claims

Class 3E consists of all Allowed Unsecured Claims against RBCC other than Administrative Claims, Priority Tax Claims, Priority Claims, Secured Claims, RBCC Intercompany Claims in Class 3F, and Rejected Equipment Lease Claims Against RBCC in Class 3I, and Administrative Convenience Unsecured Claims in Class 4C. Class 3E Claims generally consist of the Claims of trade creditors and customers for products and for services provided to and by RBCC prior to the filing of the Reorganization Cases, Claims of employees in excess of their Priority Claims, except as otherwise provided by Order of the Bankruptcy Court and other contract Claims and damage Claims, including Claims, if any, for damages arising from the rejection or consensual modification of executory contracts and unexpired leases subsequent to the filing of the Reorganization Cases.

Class 3E is impaired under the Plan. Each holder of an Allowed General Unsecured Claim in Class 3E is entitled to vote to accept or reject the Plan.

Holders of Allowed Class 3E Claims are entitled under the Plan to elect Option A, Option B or Option C as follows:

Option A. Holders of Class 3E Claims who elect treatment under Option A shall receive consideration in the form of Newco Claims Shares. Such holders of Class 3E Claims electing such treatment will be entitled to its pro rata portion of the RBCC-Newco Shares Distribution based on the Allowed Amount of such Claim of such Class 3E creditor divided by the total Amount of Allowed Claims in the RBCC Class 3E Claim Pool represented by those creditors electing to receive Newco Claims Shares in satisfaction of all or part of such Allowed Claims. Though it is intended that the Newco Claims Shares will be traded on the London Stock Exchange there will be some limitations on the initial resale of Newco Claims Shares by holders of Class 3E Claims. Further information relating to the issue of the Newco Claims Shares is set out in sections 5.03 and 5.04 of the Plan. Entitlements to fractions of Newco Claims Shares will be rounded down and will not be allotted and issued to holders of Class 3E Claims.

Option B. Holders of Class 3E Claims who elect treatment under Option B shall receive consideration in RBCC CULS in an amount equal to 20% of the Allowed amount of such Claim. A full description of the RBCC CULS appears in Section 5.05 of the Plan. To the extent that a holder of an Allowed Class 3E Claim elects to receive the RBCC CULS, such holder shall be bound by all of the terms, conditions, covenants, provisions, benefits, obligations and restrictions of the CULS Indenture and the respective CULS Instruments, including, but not limited to, those related to choice of law, venue, remedies and enforcement.

Option C. Holders of Class 3E Claims who elect treatment under Option C may divide their Allowed Claim and designate a percentage of such Claim to receive the treatment described in Option A and may designate the remaining percentage of such Claim to receive the treatment described in Option B.

Holders of Allowed Class 3E Claims shall make the Option A, Option B or Option C elections by marking the appropriate box(es) on the Ballot, and those holders of Allowed Claims in Class 3A electing Option C shall allocate the percentage of such Allowed Claim to be allocated to treatment under Option A and Option B, respectively, by writing those numbers on the appropriate lines of the Ballot. Any holder who fails to make an election or does not properly make such election shall be deemed to have elected treatment under Option A.

Debtors believe that holders of Claims in Class 3E will receive over time the equivalent of 20% of the amount of their Allowed Claims.

6.	Class 3F—RBCC Intercompany Claims

Class 3F consists of all Allowed Unsecured Claims of any subsidiary or affiliate of RBCC owed by RBCC to such subsidiary or affiliate provided however that such RBCC Intercompany Claims do not include any of the Claims of RML pursuant to the RML DIP Loan.

Each holder of an Allowed RBCC Intercompany Claim will retain such Allowed Claim against Reorganized RBCC such that such obligation will remain an obligation of the Reorganized RBCC, provided however, that such RBCC Intercompany Claims shall be subordinate in priority and payment to the obligations of Reorganized RBCC pursuant to the RBCC CULS, the EOP Settlement, the EOP Guarantees and the EOP Securities except that notwithstanding such subordination any such RBCC Intercompany Claim owed directly or indirectly by Reorganized RBCC to Reorganized PLC, Reorganized BV or any other member of the Regus Group may be paid in accordance with the terms of such indebtedness for any bona fide purpose in relation to the Regus Group as a whole unless an event of default has occurred and is continuing pursuant to the CULS, the EOP Settlement, the EOP Guarantees and the EOP Securities, or would result from any such payment of intercompany indebtedness.

Holders of Allowed Claims in Class 3F will receive over time approximately 16% of the Allowed amount of such RBCC Intercompany Claims.

7.	Class 3I—Rejected Equipment Lease Claims Against RBCC

Class 3I consists of lessors relating to leases of equipment to RBCC where RBCC has rejected such leases (or shall have rejected such leases as of the Effective Date) but where such lessor has elected to enter into a new lease agreement rather than to just receive an Unsecured Claim for its damages relating to the rejection of such agreement.

Holders of Allowed Claims in Class 3I are impaired and so are entitled to vote to accept or reject the Plan.

The lessors in this Class 3I have each agreed to allow for the continued use of the equipment by Reorganized RBCC at a reduced rate under a new lease and to a limitation of their claims for damages relating to the rejection of such lease. Each of the lessors in this Class have entered into prior stipulations with the Debtor RBCC concerning the rejection of the original equipment leases. Each of the lessors entering into such agreements is listed on Schedule 3I to the Plan.

Debtors believe that holders of Allowed Claims in Class 3I will receive over time the equivalent of 100% of the amount of their Allowed Claims.

8.	Class 4C—Administrative Convenience Class of Unsecured Claims against RBCC

Class 4C consists of all Allowed Unsecured Claims against RBCC other than Administrative Claims, Priority Tax Claims and Priority Claims, that are equal to, less than or reduced to $5,000 (the “RBCC Convenience Claim Amount”).

Class 4C is impaired under the Plan. Each holder of an Allowed Administrative Convenience Claim in Class 4C is entitled to vote to accept or reject the Plan.

Within 90 days of the Effective Date, all Allowed Claims in Class 4C shall receive cash equal to 20% of the Allowed Claim provided that such Allowed Claim is equal to or less than the RBCC Convenience Claim Amount. A holder of an Allowed General Unsecured Claim in excess of the RBCC Convenience Claim Amount may elect to reduce such Claim to the RBCC Convenience Claim Amount and be treated as a Class 4C Administrative Convenience Class Claim by marking the appropriate box on the Ballot.

Debtors believe that holders of Claims in Class 4C (other than those who elect to be treated in such Class) will receive the equivalent of 20% of their Allowed Class 4C Claim (up to the RBCC Convenience Claim Amount) of the amount of such Allowed Claims (up to the Convenience Claim Amount) in cash within 90 days of Effective Date.

9.	Class 5C—RBCC Stock Interests

Class 5C consists of the Allowed Interests of holders of RBCC Stock.

Class 5C is impaired under the Plan and holders of Class 5C Interests are not receiving any distribution with respect to such Interests. Holders of Allowed RBCC Stock Interests are not entitled to vote to accept or reject the Plan because they are deemed to reject the Plan.

On the Effective Date, any and all existing Interests in RBCC Stock shall be cancelled and the stock of Reorganized RBCC shall be issued to RML.

E.	Enterprise Value of Reorganized Entities

The following valuations each reflect a number of assumptions, including a successful reorganization of the each of the Debtors’ businesses and finances in a timely manner. The valuations also rely on forecasts reflected in the projections of future performance of each of the Debtors, the amount of available cash, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

Although FTI and the Company’s investment bankers each conducted a review and analysis of the respective business or businesses, operating assets and liabilities and business plans that each was analyzing, each relied on the accuracy and completeness of all of the financial and other information furnished by the Company or that was otherwise publicly available. Neither FTI nor the Company’s investment bankers independently verified the assumptions underlying the projections in connection with their respective valuations. No other evaluations or appraisals of the assets were sought or obtained in connection with their analyses.

Estimates of reorganization enterprise value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were to be sold. The estimates of reorganization enterprise value prepared by FTI and the Company’s investment bankers, respectively, assume that the Reorganized Debtors will continue as the owners and operators of the businesses and assets. The estimates were developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors under that plan. These estimates reflect computations of the estimated reorganization enterprise value of the Reorganized Debtors through the application of various valuation techniques and do not purport to constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth in this Disclosure Statement. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization enterprise value set forth below is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth above. Because these estimates are inherently subject to uncertainties, neither the Company, FTI or any investment banker for the Company nor any other person assumes responsibility for their accuracy. Depending on the results of the Company’s operations or changes in the financial markets, the below valuations and analyses as of the Effective Date may differ from that disclosed below.

Moreover, the valuation of newly issued Exit Securities is subject to additional uncertainties and contingencies all of which are difficult to predict. The Exit Securities, with the exception of the Newco Shares, will not be listed on any securities exchange. No established market will exist for the Exit Securities (other than the Newco Shares) and no market is expected to exist in the foreseeable future, and it is unlikely that a trading market will develop for these new securities in the near term. As discussed in Section V.F.2, the Newco Claims Shares will be subject to certain transfer restrictions.

The Company, with the assistance of its investment bankers and FTI performed various analyses to determine the enterprise value of Reorganized PLC or Newco (as a holding company above Reorganized PLC in the corporate structure). The valuation included an analysis of the historic market price of the PLC Shares on the London Exchange and its recent trading activity, analysis of trading multiples of comparable companies, analysis of precedent transactions and discounted cash flow analysis. The Debtors and its advisors principally relied upon the market analysis and discounted cash flow analysis. Based on these analyses, the Company estimates that the enterprise value for Reorganized PLC and Newco is between $330,000,000 and $465,000,000, which equates to a 30p to 45p price per share. As a result, the Debtors believe that a per share value of the Newco Claims Shares of 35p is a fair valuation of the stock to be issued under the Plan.

F.	Securities to Be Issued Under the Plan

1.	Issuance of the PLC CULS, BV CULS and RBCC CULS

By the Effective Date, Reorganized PLC shall be authorized to and shall issue the PLC CULS, Reorganized BV shall be authorized to and shall issue the BV CULS, and Reorganized RBCC shall be authorized to and shall issue the RBCC CULS. The PLC CULS, BV CULS and RBCC CULS (collectively, the “CULS”) are all convertible unsecured loan stock. The CULS (including all applicable redemption and conversion obligations) shall be guaranteed by Newco. The principal terms of the CULS are as follows:6

(a) the CULS shall be governed by a Trust Indenture satisfying the Trust Indenture Act of 1939 (including that such Indenture must be qualified pursuant to SEC rules and

[6]	The following is intended as a summary of the terms governing the CULS. The terms of the CULS are as substantially set forth in the form of CULS Indenture attached as Exhibit I to this Disclosure Statement and the form of CULS Instruments attached as Exhibit J to this Disclosure Statement.

regulations) and the CULS Instruments which will comply with applicable English legal and regulatory requirements. Each of the PLC CULS, BV CULS and RBCC CULS shall be governed by the CULS Indenture and the respective CULS Instruments. There is no sinking fund provision in any of the CULS;

(b) interest will accrue at a rate of 7.5% per annum for the first year after the CULS are issued (unless the Issuer elects to begin making payments of interest before January 1, 2006 (in which case interest will accrue at a rate of 5% per annum) or all of the CULS are redeemed or purchased or converted during that first year), and at a rate of 5% per annum thereafter. Interest payments will commence (unless the Issuer elects to begin making interest payments beforehand) on January 1, 2006. After January 1, 2006, interest will be payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year (unless any such interest payment date falls on any day other than a Business Day, in which event the relevant interest payment date will fall on the next Business Day);

(c) the holders of the CULS shall have the right to convert all or any portion of the CULS into Newco Shares at a price of 41p per Newco Share at any time after 9 months from the Effective Date; provided however, that if the Termination Date shall have occurred, holders may convert all or any portion of the CULS (at a price of 41p per share) into Newco Shares at any time after six months from the Effective Date. Notwithstanding the foregoing, the holders of the CULS shall have the right to convert all or a pro rata portion of the outstanding CULS into Newco Shares regardless of (x) the price per Newco Share and (y) the time of such conversion, if Newco makes an offer to holders of Newco Shares for the purchase by Newco of Newco Shares. In addition, Newco has agreed that if at any time an offer has been made to all holders of Newco Shares to acquire the whole or any part of the Newco Shares not already owned or controlled by the offeror or persons acting in concert with it, to use all reasonable endeavors to procure that a full and adequate opportunity is given to holders of the CULS to exercise their conversion rights so that they may participate in relation to such offer;

(d) Reorganized PLC, Reorganized BV and Reorganized RBCC, as the case may be, shall have the right to convert all or a pro rata portion of the outstanding CULS into Newco Shares at a price of 41p per Newco Share if the closing price for Newco Shares in each of the preceding 90 days ending on the trading day prior to the mailing of the notice of conversion has exceeded 46p. Such conversions shall be made pro rata with respect to all of the CULS;

(e) any amounts converted under (c), (d), (g), (j), (k) and (m) of this Section V.F.1 shall be deemed to be applied first against required 36 month redemption amounts, then 48 month redemption amounts, then 60 month redemption amounts and lastly 72 month redemption amounts;

(f) to the extent not previously converted, the CULS must be redeemed for cash by Reorganized PLC, Reorganized BV or Reorganized RBCC, as the case may be, as to 20%, 20%, 30% and 30% of the initial amount of the CULS plus any accrued and unpaid interest to the redemption date, after 36, 48, 60 and 72 months, following the Effective Date, respectively. In addition, if after 24 months following the Effective Date the cash flow for the Regus Group, on a consolidated basis, exceeds the projections contained in Exhibit D to this Disclosure Statement, then 50% of such excess cash flow shall be used by Reorganized PLC, Reorganized BV or

Reorganized RBCC, as the case may be, to redeem on a pro rata basis up to 20% of the initial amount of the CULS. Any such redemption shall be deducted pro rata from each remaining mandatory redemption;

(g) with 30 days’ written notice, Reorganized PLC, Reorganized BV or Reorganized RBCC, as the case may be, may redeem all or a pro rata portion of the CULS for cash at par plus any accrued and unpaid interest to the redemption date. Such elective redemptions must be made pro rata with respect to all of the CULS. The holders of CULS will be entitled to exercise their conversion rights during this 30 day notice period;

(h) application will be made by Newco to the U.K. Listing Authority and to the London Stock Exchange for the Newco Shares issued as a result of the conversion of the CULS to be admitted to the Official List and to trading on the main markets for listed securities of the London Stock Exchange at the time of issue of such shares. Newco Shares issued on conversion of the CULS will rank pari passu in all respects with the other Newco Shares then in issue including the right to receive all dividends and other distributions made, declared or paid after the date of their issue;

(i) for as long as $10,000,000 or more in amount of the CULS remain outstanding, Newco and any other holding company in the Regus Group (including Reorganized PLC and Reorganized BV) shall not incur any new indebtedness in excess of $7,000,000 in the aggregate (except for indebtedness relating to capital lease obligations for new, non-refinanced leases relating to new properties) unless any such indebtedness in excess of $7,000,000 shall be subordinated in right of payment to the Newco Guarantee, and in right of payment by Reorganized PLC, Reorganized BV and Reorganized RBCC of, the CULS , the EOP Settlement, the EOP Guarantees or the EOP Securities.7 For purposes of this paragraph, “subordination” shall mean that such new indebtedness (i) shall be junior in priority (in the event of a liquidation, bankruptcy, reorganization or other similar proceeding of Reorganized RBCC, Newco, or any other holding company in the Regus Group (including Reorganized PLC or Reorganized BV) and subject to covenants consistent therewith and (ii) in the event of (v) a liquidation, bankruptcy, reorganization or similar proceeding, or (w) the occurrence and continuation of an event of default pursuant to any of the CULS, the EOP Settlement, the EOP Guarantees or the EOP Securities shall not receive any principal payments until such time as (x) the CULS, the EOP Settlement, the EOP Guarantees or the EOP Securities shall have been paid in full, (y) all CULS shall have been redeemed or (z) such events of default shall have been cured (provided that there is no liquidation, bankruptcy, reorganization or similar proceeding of Reorganized RBCC, Newco or any other holding company in the Regus Group (including Reorganized PLC or Reorganized BV);

[7]	Reference to the EOP Settlement, EOP Guarantees and/or the EOP Securities in the description of the CULS is simply added to make clear that the priority of the EOP Settlement, EOP Guarantees and the EOP Securities shall be the same as that of the CULS. However, no reference to the EOP Settlement, EOP Guarantees or the EOP Securities are actually made in the CULS Instruments or CULS Indenture themselves, and the actual documents relating to the EOP Settlement, EOP Guarantees and EOP Securities shall govern the respective rights and responsibilities of the parties thereto.

(j) if Newco and any other holding company in the Regus Group (including Reorganized PLC and Reorganized BV) incurs new subordinated indebtedness greater than $10,000,000 in the aggregate, then Reorganized PLC, Reorganized BV, and Reorganized RBCC, as the case may be, shall redeem on a pro rata basis the CULS in an amount equal to the 50% of the amount of any such indebtedness in excess of $10,000,000. Such redemptions shall be made pro rata with respect to all of the CULS;

(k) Reorganized PLC, Reorganized BV and Reorganized RBCC, as the case may be, shall redeem the full amount of the CULS then outstanding (except to the extent that any holder of the CULS elects at that time to convert such CULS into Newco Shares on the terms set forth in the CULS Indenture and respective CULS Instruments) and to pay off in full on an accelerated basis all obligations outstanding and due under the EOP Securities in the event of a change of control resulting from Mark Dixon and Maxon Investments holding less than 292,000,000 PLC Shares or, in the event that the U.K. Scheme of Arrangement becomes effective in accordance with its terms, the equivalent number of Newco Shares;

(l) in the event of a sale or transfer of an asset or group of assets during any single calendar year by any member of the Regus Group for more than an aggregate principal amount of $7,000,000 of net proceeds, then Reorganized PLC, Reorganized BV or Reorganized RBCC, as the case may be, shall be required to (i) redeem the CULS on a pro rata basis in an aggregate principal amount equal to 50% of any such net proceeds and (ii) to make principal payments against the EOP Securities (in accordance with the terms of the such EOP Securities). Any such redemption of the CULS shall be deducted pro rata from each remaining mandatory redemption. Such redemptions or payments shall be made pro rata with respect to all of the CULS or EOP Securities, as applicable;

(m) in the event that the Regus Group incurs new unsubordinated indebtedness (including any unsubordinated indebtedness incurred by Newco or any holding company in the Regus Group, including Reorganized PLC and Reorganized BV, pursuant to subparagraph (i) above, but excluding indebtedness relating to capital lease obligations for new, non-refinanced leases relating to new properties) not otherwise subordinated to the CULS in excess of $10,000,000 in the aggregate, Reorganized PLC, Reorganized BV and Reorganized RBCC, as the case may be, shall be required to redeem the CULS on a pro rata basis in an amount equal to the amount of any such indebtedness in excess of $10,000,000. Such redemptions shall be made pro rata with respect to all of the CULS;

(n) in the event that the Company incurs new indebtedness (excluding capital lease obligations) not otherwise subordinated to the CULS in excess of $10,000,000 in the aggregate, Reorganized PLC, Reorganized BV and Reorganized RBCC, as the case may be, shall be required to redeem the CULS on a pro rata basis in an amount equal to the amount of any such indebtedness in excess of $10,000,000;

(o) so long as any CULS remain outstanding or obligations remain outstanding under the EOP Securities or the EOP Settlement, each company in the Regus Group, in connection with permitted borrowing, will not agree to any covenant that would preclude such company from making transfers to Reorganized PLC, Reorganized BV and Reorganized RBCC that would be reasonably expected to be necessary for Reorganized PLC, Reorganized BV and Reorganized

RBCC to make any scheduled payment on or redemption with respect to the CULS, the EOP Settlement or the EOP Securities;

(p) the CULS Indenture will be managed by a trustee qualified under the Trust Indenture Act of 1939. Subject to consultation with, and the consent of, the Creditors’ Committee, Reorganized RBCC will identify and retain the indenture trustee and Reorganized RBCC will pay in advance the costs related to such indenture trustee and qualification of the same; and

(q) the CULS Indenture will be governed and construed in accordance with the laws of the State of New York without regard to conflict of laws principles. The respective CULS Instruments, the Newco Guarantee and the Newco Undertaking will be governed and construed in accordance with the laws specified therein. In the event of any inconsistency between the CULS Indenture and any CULS Instrument, the CULS Indenture shall prevail. Newco, Reorganized PLC, Reorganized BV, and Reorganized RBCC consent to the jurisdiction of the courts located in the State of New York or the Courts of England as further set forth in the CULS instrument with respect to the enforcement of and disputes relating to the CULS Indenture, the respective CULS Instruments, the Newco Undertaking and the Newco Guarantee.

2.	Issuance of Newco Shares

In connection with the U.K. Scheme or Arrangement, as described more fully at Section VIII.B. herein, Debtors currently intend to form Newco and to distribute the Newco Interests Shares to the PLC Shareholders.

Additionally, by the Effective Date, Newco will be authorized to and shall issue up to 77,000,000 Newco Claims Shares to be distributed to holders of Allowed Claims who have elected to receive Newco Claims Shares in satisfaction of all or part of such Allowed Claims in accordance with the Plan. Application will be made to the U.K. Listing Authority and to the London Stock Exchange for the Newco Shares, including the Newco Claims Shares, to be admitted to the Official List and to trading on the main markets for listed securities of the London Stock Exchange. It is expected that admission will become effective and that dealings will commence, subject to the terms of the Newco Claims Share Trading Restrictions, on or before November 30, 2003, provided however, that because of the numerous steps that need to be taken to complete the U.K. Scheme of Arrangement and effect the admission to U.K. Listing Authority and to the London Stock Exchange, Debtors cannot provide any assurance that all such necessary actions will in fact be accomplished by such date. Further detailed information relating to the Regus Group will be contained in the listing particulars to be issued by the Company. A copy of this document will not be sent to the holders of Allowed Claims or Interests but will be available for inspection on www.regus.com/Listing or at the Document Viewing Facility at the Financial Services Authority, 25 The North Colonnade, Canary Wharf, London, E14 5HS; alternatively, a copy will be made available free of charge from the registered office of PLC situated at 3000 Hillswood Drive, Chertsey, Surrey KT16 0RS or at the offices of Pillsbury Winthrop LLP, One Battery Park Plaza, New York, New York 10004.

All Newco Claims Shares shall be held in the Newco Claims Shares Restricted Accounts until the Termination Date. Until the Termination Date, sales of Newco Claims Shares may only be effected through the Newco Claims Shares Restricted Accounts in accordance with the Master Restricted Account Agreement. Following the Termination Date, any Newco Claims Shares held in the Newco Claims Shares Restricted Accounts as of such date shall be made available to the owners thereof and shall not be subject to any further sale restrictions under the Plan and the Master Restricted Account Agreement.

In addition, on the Effective Date, Newco shall have obtained all necessary authorizations required in connection with the issue of Newco Shares pursuant to the conversion of all or any part of the CULS. Newco shall retain sufficient authorized and unissued shares in order to satisfy its obligation to issue Newco Shares pursuant to the conversion of all or any part of the CULS.

Newco shall use its reasonable endeavors to obtain admission to listing on the Official List and to trading on the main markets for listed securities of the London Stock Exchange of the Newco Claims Shares and the Newco Shares issued pursuant to the exercise of all or any part of the CULS. In addition, Newco shall use its reasonable endeavours to maintain listing on the Official List and admission to trading on the main markets for listed securities of the London Stock Exchange of all Newco Shares for a period of 2 years after the Effective Date, including the payment of any and all fees and expenses and the making of all filings on a timely basis as may be required or necessary to maintain such listing, provided however, notwithstanding the immediately preceding clause or any other provision contained herein, nothing in Section 5.03 of the Plan shall abridge, modify, curtail or restrict the board of directors of Newco from taking or not taking any and all action necessary to fulfill any and all fiduciary duties to holders of Newco Shares or otherwise comply with applicable law.

3.	Creation of the Newco Claims Shares Restricted Accounts

The Newco Claims Shares Restricted Accounts will be restricted accounts held by the Custodian that will provide a mechanism for the sale by holders of Newco Claims Shares of their shares on the London Stock Exchange. The Newco Claims Shares to be distributed to holders of Allowed Claims in Classes 3A, 3C and 3E electing to receive such Newco Claims Shares pursuant to the Plan will be registered in the names of the holders of Allowed Claims who have elected to receive Newco Claims Shares.

The arrangements relating to the Newco Claims Shares Restricted Accounts and the restrictions placed upon disposal of the Newco Claims Shares through such accounts will be governed by a Master Restricted Account Agreement, a copy of the form of which will be attached as Exhibit 5.04 to the Plan Supplement. The principal terms of this agreement are summarized below.

Through the Newco Claims Shares Restricted Accounts holders will be permitted each calendar week to sell in the aggregate up to the higher of (i) 2,000,000 Newco Claims Shares and (ii) 20% of the average weekly reported volume of Newco Shares traded on the London Stock Exchange on a rolling 4 week basis, provided further that with the written consent of Newco, additional Newco Claims Shares may be sold out of the Newco Claims Shares Restricted Accounts. Subject to these restrictions, Newco Claims Shares may be sold from the Newco

Claims Shares Restricted Accounts immediately after the Effective Date. The restrictions on resale shall continue until the Termination Date whereupon they shall cease to apply.

Notwithstanding the restrictions on sales of the Newco Claims Shares above, the holders of Newco Claims Shares may sell or otherwise dispose of their Newco Claims Shares pursuant to: (a) the acceptance of the terms of a general offer for the entire issued ordinary share capital of Newco, other than any such general offer made in connection with the U.K. Scheme of Arrangement, not owned by the offeror or person(s) acting in concert (within the meaning of the U.K. City Code on Takeovers and Mergers) or the provision of any irrevocable undertaking to accept such offer or a sale or disposal to the offeror; (b) any compromise or arrangement under section 425 of the Companies Act providing for the acquisition by any person (or group of persons acting in concert within the meaning of the U.K. City Code on Takeovers and Mergers) of shares in Newco representing more than 50% of the total voting rights of Newco; (c) any scheme or reconstruction under section 110 of the Insolvency Act of 1986 of England and Wales in relation to Newco; (d) a renunciation of a right to subscribe for Newco Shares where such right is derived from the Newco Claims Shares held by such holder; (e) pursuant to an offer by Newco to purchase Newco Shares which is made on identical terms to all Newco shareholders and which complies with the Companies Act and the Listing Rules of the U.K. Listing Authority; or (f) pursuant to the terms of a court order.

The costs of administering the Newco Claims Shares Restricted Accounts shall be borne by RBCC and shall be paid in advance. The costs and commissions relating to the actual sale of Newco Claims Shares on behalf of a particular holder shall also be borne by RBCC and shall be paid in advance.

Additionally, until the Termination Date, Mark Dixon and Maxon Investments will agree not to sell in the aggregate more than 15,000,000 Newco Shares, provided however that Mark Dixon and Maxon Investments shall not be permitted to sell in the aggregate more than 400,000 Newco Shares in any single calendar week. However, other existing holders of PLC Shares classified in Class 5A of the Plan receiving Newco Shares pursuant to the Plan will not be subject to any restriction on the sale of such Newco Shares except as otherwise provided by applicable law.

The Master Restricted Account Agreement shall permit each owner of the Newco Claims Shares to advise the Custodian on a regular basis how many (if any) shares it would like sold and at what price range. In connection with the solicitation and the administrative aspects associated therewith there may, at the discretion of the Custodian, be a “quiet period” during which no shares may be sold from the Newco Claims Shares Restricted Account. The Custodian shall execute the sale of the Newco Claims Shares consistent with the directions that it receives from the owners and subject to the constraints of the Master Restricted Account Agreement on the amount of shares that it may sell. On a quarterly basis, the Custodian shall distribute the cash proceeds from the sale of Newco Claims Shares to those holders who properly designated their Newco Claims Shares for sale at a price range for which sales were effected, provided, however, that to the extent all shares designated for sale were not sold as a result of the limitations on sales of Newco Claims Shares set forth in Section 5.04 of the Plan such proceeds shall be distributed on a pro rata basis to those owners who directed the sale of shares at a price range for which sales were effected.

A description of the rights attaching to the Newco Shares is attached hereto as Exhibit F. The Master Restricted Account Agreement, the document providing for the formation of and governing the Newco Claims Shares Restricted Accounts will be attached as Exhibit 5.04 to the Plan Supplement.

4.	Issuance of Additional PLC Shares

By the Effective Date, if the U.K. Scheme of Arrangement has not been approved by the English High Court or if the Debtors have otherwise determined not to establish Newco, Debtors intend to issue and distribute PLC Shares instead of Newco Claims Shares pursuant to the Plan. The PLC Shares shall continue to be traded on the London Stock Exchange. The PLC Shares issued instead of Newco Claims Shares to holders of Allowed Claims in Classes 3A, 3C and 3E electing to receive Newco Claims Shares pursuant to the Plan shall be subject to the terms of the Newco Claims Share Trading Restrictions and, until the Termination Date, may only be sold through the Newco Claims Shares Restricted Accounts pursuant to the Master Restricted Accounts Agreement. Reorganized PLC shall use its reasonable endeavours to maintain listing on the Official List and admission to trading on the main markets for listed securities of the London Stock Exchange of all PLC Shares for a period of 2 years after the Effective Date, including the payment of any and all fees and expenses and the making of all filings on a timely basis as may be required or necessary to maintain such listing, provided however, notwithstanding the immediately preceding clause or any other provision contained herein, nothing in the Plan shall abridge, modify, curtail or restrict the board of directors of PLC from taking or not taking any and all action necessary to fulfill any and all fiduciary duties to holders of PLC Shares or otherwise comply with applicable law.

Additionally, in the event of the distribution of PLC Shares instead of Newco Claims Shares, the PLC CULS, BV CULS and RBCC CULS shall each be convertible into PLC Shares, and Reorganized PLC shall guarantee the obligations of BV and RBCC pursuant to the BV CULS and RBCC CULS, respectively.

Any and all other terms contained in the Plan relating to the issuance and distribution of Newco Claims Shares shall be applied to PLC Shares. Sufficient PLC Shares will be authorized to be issued to satisfy the obligations of the Debtors under the Plan.

G.	Method of Distributions Under the Plan

Subject to Bankruptcy Rule 9019 and except as otherwise described below, all distributions under the Plan shall be made by the Disbursing Agent to the holder, as of the Confirmation Date, of each Allowed Claim at the address of such holder as listed on the Schedules, and to the holder, as of the Confirmation Date, of each Allowed Interest, except for Allowed Interests in PLC, at the address of such holder as listed in the register of the respective Debtor unless such Debtor or the Reorganized Debtor has been notified in writing of a change of address, including, without limitation, by filing a proof of claim or interest by such holder that provides an address for such holder different from the address reflected on the Schedules (for holders of Allowed Claims) or on the register of members as of the Confirmation Date (for holders of Allowed Interests). Notwithstanding anything to the contrary herein, any and all distributions to be made to PLC Shareholders pursuant to this Plan shall be made in accordance with English Law and the U.K. Scheme of Arrangement and shall be made by the agent or agents designated in the U.K. Scheme of Arrangement. Nothing contained in the Plan or this Disclosure Statement will require any Debtor, Reorganized Debtor, or Disbursing Agent to attempt to locate any holder of an Allowed Claim or Allowed Interest.

Any payment made pursuant to the Plan will be in Cash by checks drawn on a domestic bank, or by wire transfer from a domestic bank, in each case at the option of the Disbursing Agent. In the case of foreign holders of Allowed Claims or Allowed Interests, payments of Cash may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

Any distributions under the Plan that are unclaimed or undeliverable for a period of one year after distribution thereof shall be revested in the respective Reorganized Debtor, free of any restrictions thereon, and any entitlement of any holder of any Claim or Interest to such distributions shall be extinguished and forever barred.

To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

Pursuant to the Plan, the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim or Allowed Interest and the distributions to be made pursuant to the Plan on account of such Claim or Interest (before any distribution is made on account of such Claim) the claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim or Allowed Interest. With respect to any claim, right, or cause of action of any Debtor that arose prior to the Petition Date, to the extent that a Reorganized Debtor fails to effect a setoff with a holder of an Allowed Claim or Allowed Interest and seeks to collect on such claim, right, or cause of action from such holder after a distribution to such holder pursuant to the Plan on account of its Claim or Interest, the applicable Reorganized Debtor’s recovery on its claim against such holder will be limited to an amount that does not exceed the amount that would have been recovered had such claim, right, or cause of action against the holder been set off against the holder’s Allowed Claim or Allowed Interest prior to any distribution pursuant to the Plan to the holder on account of such Allowed Claim or Allowed Interest.

H.	Timing of Distributions Under the Plan

1.	Distributions on the Effective Date

Payments and distributions to holders of Allowed Claims and Allowed Interests shall be made on the later of the Effective Date (or such later date as provided in the Plan) and the date such Claims or Interests become Allowed Claims or Allowed Interests, or as soon thereafter as is practicable. For the timing of the Effective Date, see Section V.H , “The Plan of Reorganization—Confirmation and Effectiveness of the Plan.”

2.	Disbursing Agent

The Debtors or Reorganized Debtors will appoint an appropriate party or institution (which could be any or each of the Reorganized Debtors) to act as the Disbursing Agent to fulfill the obligations of each of the respective Debtors under the Plan with respect to distributions to holders of all Allowed Claims and Allowed Interests, including, without limitation, holding all reserves and accounts pursuant to the Plan, including the Disputed Claims Reserves and Disputed Interests Reserve.

I.	Provisions for Treatment of Disputed Claims and Interests

1.	Objections, Settlement and Estimation of Disputed Claims

The Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims. Prior to the Effective Date, certain settlements and compromises may require Bankruptcy Court approval. After the Effective Date, no Bankruptcy Court approval will be necessary.

Objections to Claims and Interests shall be filed with the Bankruptcy Court and served upon the applicable holders of the Claims or Interests to which objections are made not later than 90 days after the Confirmation Date or such later date as the Bankruptcy Court may order.

J.	Treatment of Executory Contracts and Unexpired Leases

1.	Assumption or Rejection of Real Property Unexpired Leases

The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume, assume and assign, or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, or any amendment to any lease of real property entered into pursuant to the terms of the Lease Renegotiation Program Order, pursuant to sections 365 and 1125(b) of the Bankruptcy Code, all Real Property Unexpired Leases that exist between the Debtors and any person shall be deemed rejected by the Reorganized Debtors as of the Effective Date, except (1) for any Real Property Unexpired Lease (a) that has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (b) that has been expressly rejected pursuant to an order of the Bankruptcy Court entered before the Confirmation Date, (c) that has been terminated by the Debtors pursuant to the terms thereof or by agreement between the Debtors and such party, or (d) as to which a motion for approval of the assumption or rejection of such Real Property Unexpired Lease has been Filed and served prior to the Effective Date, or (2) as otherwise set forth in Schedule

7.01(a) to the Plan as being Real Property Unexpired Leases, as the same may have been amended by agreement of the parties pursuant to the Lease Renegotiation Program Order, to be assumed, which Schedule shall be filed with the Bankruptcy Court and served upon affected parties and the Creditors’ Committee not less than 14 days prior to the Confirmation Hearing; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Schedule 7.01(a) to the Plan to delete any Real Properly Unexpired Lease therefrom (with the exception of the EOP Amended Leases) or add any Real Property or Unexpired Lease thereto, in which event such Real Property Unexpired Lease shall be deemed to be assumed or rejected, respectively. The Debtors or Reorganized Debtors shall provide notice of any amendments to Schedule 7.01(a) of the Plan to the parties to the Real Properly Unexpired Leases affected thereby and the Creditors’ Committee.

Each Real Property Unexpired Lease listed on Schedule 7.01(a) to the Plan will include any modifications, amendments, supplements, restatements, or other agreements made, directly or indirectly, by any agreement, instrument, other document or other means that in any manner affects such contract or lease, irrespective of whether such agreement, instrument, or other document is listed on Schedule 7.01(a) to the Plan.

Certain of the Debtors’ Real Property Unexpired Leases were assumed prior to the Filing of this Disclosure Statement and the Plan. By Bankruptcy Court Order dated June 26, 2003, the Bankruptcy Court authorized the assumption by Debtors of approximately 47 of the leases that had been amended pursuant to the Lease Renegotiation Program. Certain others of the Debtors’ Real Property Unexpired Leases, as amended, were assumed prior to the date hereof. A schedule of the Debtors’ Real Property Unexpired Leases that were previously assumed are provided on Schedule 7.01(a) to the Plan.

2.	Assumption or Rejection of Non-Real Property Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan or in contract, instrument, release, pursuant to the terms of the Equipment Lease Renegotiation Program Order, or other agreement or document entered into in connection with the Plan, pursuant to sections 365 and 1123(b) of the Bankruptcy Code, all Non-Real Property Executory Contracts and Unexpired Leases that exist between the Debtors and any person shall be deemed rejected as of the Effective Date, except for any Non-Real Property Executory Contract or Unexpired Lease (a) that has been assumed pursuant to an order of the Bankruptcy Court entered before the Confirmation Date, (b) that has been expressly rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (c) that has been terminated by the Debtor pursuant to the terms thereof or by an agreement between the Debtor and such person, (d) as to which a motion for approval of the assumption or rejection of such executory contract or unexpired lease has been Filed and served prior to the Effective Date, (e) that constitutes an agreement between Regus and a customer or customers for the use of space in an RBCC business center where (i) such agreement has been rejected or (ii) the underlying lease for such business center has not been rejected by RBCC, or (f) that is set forth in Schedule 7.01(c) of the Plan to be assumed, including such leases or contracts as may have been amended pursuant to the Equipment Lease Renegotiation Program Order, which Schedule shall be filed with the Bankruptcy Court and served upon affected parties and the Creditors’ Committee not less than 14 days prior to the Confirmation Hearing; provided, however, that the

Debtors reserve the right, at any time prior to the Effective Date, to amend Schedule 7.01(c) of the Plan to delete or add any Non-Real Property Executory Contract or Unexpired Lease therefrom (with the exception of any agreement related to the EOP Settlement) or thereto, in which event such Non-Real Property Executory Contract(s) or Unexpired Lease(s) shall be deemed to be assumed or rejected, respectively. The Debtors or Reorganized Debtors shall provide notice of any amendments to Schedule 7.01(c) of the Plan to the parties to the Non-Real Property Executory Contracts or Unexpired Leases affected thereby and the Creditors’ Committee.

Each Non-Real Property Executory Contract and Unexpired Lease listed on Schedule 7.01(c) to the Plan shall include any modifications, amendments, supplements, restatements, or other agreements made, directly or indirectly, by any agreement, instrument, other document or other means that in any manner affects such contract or lease, irrespective of whether such agreement, instrument, or other document is listed on Schedule 7.01(c) to the Plan.

Additionally, through the Plan, Debtors are rejecting certain leases of equipment and the Reorganized Debtors will be entering into new leases for some or all of the previously leased equipment. After notice and a hearing, the Bankruptcy Court approved the Debtors entering into settlement agreements with those lessors on the terms described in the motion. A list of those lessors agreeing to such treatment is provided in Schedule 3I to the Plan. Additionally, a schedule of those lessors accepting new guarantees from Reorganized PLC or Reorganized BV are listed on Schedules 3G and 3H to the Plan, respectively.

RBCC will also assume any and all contracts or agreements with its customers and will be obligated by the terms thereof except in the case of customer service agreements that have expired by their own terms or have otherwise been cancelled or rejected by RBCC or relate to the use of space in a center where RBCC has determined to reject the underlying lease, provided further, that with respect to any service agreement or contract so cancelled or rejected, RBCC will honor its obligations, if any, with respect to any such service retainer and the application or return of such service retainer shall be governed by the terms of the service agreement or contract.

3.	Approval of Assumptions or Rejection of Executory Contracts and Unexpired Leases

Entry of the Confirmation Order shall constitute, as of the Effective Date: (a) the approval, pursuant to sections 365 and 1123(b) of the Bankruptcy Code, of the assumption or rejection, as applicable, of the executory contracts and unexpired leases assumed or rejected pursuant to Sections 7.01(a) and 7.01(c) of the Plan; and (b) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume or reject the Real Property Unexpired Leases specified in Section 7.01 (a) of the Plan through the date of entry of an order approving the assumption or rejection of such leases. The Confirmation Order or another order of the Bankruptcy Court entered on or prior to the Confirmation Date, will specify the procedures for providing notice to each party whose Real Property Unexpired Lease is being assumed pursuant to the Plan of: (i) the identity of the contract or lease being assumed and assigned, (ii) the cure, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption and assignment; and (iii) the procedures for such party to object to the assumption and amount of the proposed cure. The listing of a document on Schedule 7.01(a) or Schedule 7.01(c) to the Plan shall not constitute an admission by the Debtors of Reorganized Debtors that such document is an executory contract or an unexpired lease or that the Debtors or Reorganized Debtors have any liability thereunder.

4.	Cure of Defaults

Except as has been otherwise agreed to by the parties to the respective agreements pursuant to and under the authority of the Lease Renegotiation Order, the Equipment Lease Renegotiation Order, or any other Order of the Court approving or authorizing such agreement, or as may otherwise be agreed to by the parties, within 30 Business Days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed or assumed and assigned pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 10 days after entry of a final Order or a stipulation of settlement, determining the amount, if any, of the Debtors’ or Reorganized Debtors’ liability with respect thereto, or as may otherwise be agreed to by the parties. Funds sufficient to satisfy disputed cure amounts shall be held by the Reorganized Debtors in a reserve pending an Order of the Bankruptcy Court resolving or settling such disputes.

K.	Confirmation and Effectiveness of the Plan

The Effective Date will not occur, and accordingly, no action in connection therewith shall occur, unless and until the first Business Day after the following conditions have been satisfied or waived pursuant to Section 9.02 of the Plan: (a) the Confirmation Order shall have been entered, shall not have been reversed, stayed, modified or amended and shall have become a Final Order; (b) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed; (c) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan, subject to the reasonable satisfaction of the Creditors’ Committee; (d) each of the respective Debtors shall have obtained the Exit Financing on terms acceptable to each of the Debtors and the Creditors’ Committee, (e) the Employment Agreements shall have been entered into, (f) Maxon Investments and Mark Dixon shall have executed the Maxon/Dixon Trading Restriction Agreement and any other agreements necessary in order for each of them to be bound by the restrictions on the sales of Newco or PLC Shares as described in this Plan; and (g) to the extent that the U.K. Scheme of Arrangement is (x) approved, (i) Newco shall have been created and shall have signed an the Newco Undertaking, substantially in the form to be attached as an exhibit to the Plan Supplement providing that Newco is bound by the terms of the Plan as such terms relate to Newco and (ii) the Newco Claims Shares and the CULS shall have been distributed in accordance with the Plan, and (iii) Newco shall have executed and delivered the Newco Guarantee, or (y) not approved or Newco is not otherwise formed, the PLC Shares shall have been distributed in lieu of the Newco Claims Shares and revised instruments shall have been issued in respect of the CULS, provided further, that the Effective Date must occur not later than 30 days after the Confirmation Date unless the Creditors’ Committee has otherwise agreed to extend such time period.

L.	Implementation and Effect of Confirmation of the Plan

Except as otherwise provided in the Plan:

(a) each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation or limited liability company, as the case may be, under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution, or otherwise) under applicable state or foreign law; and

(b) the property of each Debtor’s estate shall (i) revest in the respective Reorganized Debtor on the Effective Date, and (ii) be revested free and clear of all liens, security interests, Claims and interests of holders of Claims and Interests and all such liens, security interests, Claims and Interests shall be extinguished.

From and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, and dispose of property, and compromise or settle any Claims and any Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

All injunctions or stays provided for in the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date

M.	Discharge and Injunction

Except as otherwise provided in the Plan, the Confirmation Order, the EOP Settlement, the EOP Guarantees or the EOP Securities, the rights afforded under the Plan and the treatment of all Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge, release and cancellation of Claims and Interests of any nature whatsoever, including, without limitation, any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets and properties.

Except as otherwise provided in the Plan, the Confirmation Order, the EOP Settlement, the EOP Guarantees or the EOP Securities, the confirmation of the Plan shall, as of the Effective Date: (a) discharge the Debtors from all Claims, demands, liabilities, other debts and Interests that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim or interest based on such debt or interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim or Interest based on such debt or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (iii) the holder of a Claim or Interest based on such debt or Interest has accepted the Plan; (b) cancel all Interests and other rights of equity security holders in RBCC; and (c) preclude all persons from asserting against the Reorganized Debtors, Newco or their successors, or their assets or properties, any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

Except as otherwise provided in the Plan, the Confirmation Order, the EOP Settlement, the EOP Guarantees or the EOP Securities, the Confirmation Order shall operate as a discharge, as of the Effective Date, of any and all Claims against, and all other debts and liabilities of the Debtors and cancellation of all Interests and other rights of equity security holders in RBCC, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or canceled Interest.

Except as otherwise provided in the Plan, the Confirmation Order, the EOP Settlement, the EOP Guarantees or the EOP Securities, all entities that have held, currently hold, or may hold Claims or other debts or liabilities against the Debtors, or an Interest or other right of an equity security holder in any or all of the Debtors, that are discharged pursuant to the terms of the Plan are permanently enjoined, on and after the Effective Date, from taking any of the following actions on account of any such Claims, debts, liabilities or Interests or rights: (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim, debt, liability, Interest or right, other than to enforce any right pursuant to the Plan to a distribution; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Reorganized Debtors, Newco, or their property or interests in property, on account of any such Claim, debt, liability, Interest or right; (iii) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors, Newco, or their property or interests in property on account of any such Claim, debt, liability, Interest or right; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors, Newco or against their property or interests in property on account of any such Claim, debt, liability, Interest or right; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Such injunction shall extend to any successor of the Debtors (including, without limitation, the Reorganized Debtors or Newco) and their respective property and interests in property. Any entity injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys’ fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

N.	Summary of Other Provisions of the Plan

The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan

1.	New By-Laws, New Certificates of Incorporation and Other Authorities

The by-laws, certificates of incorporation and other organization documents of each of the Reorganized Debtors shall be amended and restated as of the Effective Date to the extent necessary to, among other things, (a) prohibit the issuance of non-voting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, and (b) effectuate the provisions of the Plan, in each case without any further action by the shareholders or directors of the Debtors, or the Reorganized Debtors.

Newco shall obtain all authorities and consents required in connection with the issue of the Exit Securities upon the Effective Date and in particular, for the allotment and issue of the Newco Claims Shares on the Effective Date, and shall retain sufficient authorized but unissued shares and obtain the requisite shareholder consents authorizing the allotment and issue by the directors of Newco Shares (other than in compliance with the statutory pre-emption rights of Newco shareholders) pursuant to the conversion of all or any part of the CULS as the case may be, in accordance with the terms of such instruments, without further act or action under applicable law, regulation, or order. After the Effective Date, the Reorganized Debtors and Newco may further amend and restate their respective New Certificates of Incorporation and/or the New Bylaws as permitted by applicable law, subject to the terms and conditions of such constituent documents.

2.	Amendments or Modifications to the Plan

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors with the consent of the Creditors’ Committee at any time prior to or after the Confirmation Date and before the substantial consummation of the Plan. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such holder.

3.	Releases and Related Injunctions

a.	Releases by the Debtors

Pursuant to the Plan, on the Effective Date, each of the Debtors shall release unconditionally and forever:

(i) the Creditors’ Committee and, solely in their respective capacities as members or, representatives of the Creditors’ Committee, as applicable, each member of the Creditors’ Committee; and

(ii) the Creditors’ Committee’s and each member’s respective agents, advisors, accountants, investment bankers, consultants, attorneys, and other representatives from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever (other than the right to enforce their respective obligations, if any, to the Debtors or the Reorganized Debtors under the Plan and the contracts, instruments, releases, and other agreements and documents delivered or reaffirmed thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement.

b.	Releases by Holders of Claims and Interests

Pursuant to the Plan, on the Effective Date, each holder of a Claim or Interest shall be deemed to unconditionally release and forever waive all claims, debts, obligations, demands, liabilities, suits, judgments, damages, rights, and Causes of Action, whatsoever (other than the right to enforce the Debtors’ or the Reorganized Debtors’ obligations under the Plan, the EOP Settlement, the EOP Guarantees and the EOP Securities and the contracts, instruments, releases, and other agreements and documents delivered or reaffirmed thereunder), whether liquidated or unliquidated, fixed or contingent, matured or, unmatured, known or unknown, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any transactions or matters with any of the Debtors, their estates or in connection with the Reorganization Cases, the Plan or the Disclosure Statement that occurred or could have occurred on or prior to the Effective Date against any Debtor, any affiliates or subsidiaries of the Debtors, which release and waiver will be in addition to the discharge of Claims and termination of Interests in accordance with the Plan, the Confirmation Order and the Bankruptcy Code), the Creditors’ Committee, each member of the Creditors’ Committee and each of the current and former directors, officers, employees, members, attorneys, accountants, investment bankers, consultants, advisors and other representatives of any of the foregoing, acting in such respective capacities. The foregoing release shall not apply to Intercompany Claims that are not impaired under the Plan solely with respect to such Intercompany Claims against the Debtors.

In furtherance of the foregoing, the Confirmation Order will constitute an injunction permanently enjoining the commencement or prosecution by any entity, whether directly, derivatively, or otherwise, of any Claim, demand, debt, liability, cause of action, right or Interest released and waived pursuant to the Plan against the released parties.

c.	Cancellation of Instruments and Agreements Evidencing Claims and Interests

Except as otherwise provided in the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, promissory notes, share certificates (including treasury stock), other instruments evidencing any Claims or Interests, and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such Interests, other than (a) documents relating to the Allowed Claims of JPMorgan Chase, (b) the existing PLC Shares, unless and until such shares are replaced by the appropriate number of Newco Interests Shares, (c) any executory contract that has been assumed or will be assumed pursuant to this Plan, and (d) documents and agreements relating to the Allowed Claims of EOP under the EOP Settlement, the EOP Guarantees and the EOP Securities, shall be deemed canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule and the obligations of any of the Debtors under the notes and other agreements and other instruments governing such Claims shall be discharged. The holders of or parties to such cancelled notes, share certificates, and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates, and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan. Notwithstanding the foregoing, all guarantees, warranties, indemnities and confidentiality rights in favor of the Debtors shall be assumed pursuant to the Plan and shall inure to the benefit of the Reorganized Debtors.

d.	Release of Liens

Except as otherwise provided in the Plan, in any contract, instrument, release, or other agreement or document created or reaffirmed pursuant to the Plan, the EOP Settlement, the EOP Guarantees or the EOP Securities on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI of the Plan, all mortgages, deeds of trust, liens, pledges, guarantees or other security interests against the property of any estate shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, liens, pledges, guarantees or other security interests will revert to the applicable Reorganized Debtor and its successors and assigns.

4.	Preservation of Certain Claims; Limited Waiver of Other Claims

Following the Effective Date, notwithstanding anything contained in the Plan, the Reorganized Debtors will have the right to file and pursue any action or adversary proceeding against any creditor, vendor, factor or any other entity related to debit balances, vendor chargebacks, prepayments, overpayments, deposits and/or other amounts owed by such creditor, vendor, factor or other entity to any Debtor, or Reorganized Debtor; whether arising prior to or after the Petition Date.

5.	Employment Contracts with Certain Employees

Subject to the reasonable satisfaction of the Creditors’ Committee, Regus will enter into employment arrangement or will assume existing employment arrangements with Mark Dixon and, as reasonably identified by Regus and the Creditors’ Committee certain other members of senior management.

6.	Termination of the Creditors’ Committee

Pursuant to the Plan, the appointment of the Creditors’ Committee shall terminate on the Effective Date. The Professionals retained by the Creditors’ Committee shall not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date, or Filed and served after the Effective Date pursuant to Article II of the Plan. Allowance of Fee Claims for any professional services rendered or expenses incurred on or prior to the Effective Date shall be in accordance with the provisions of Article 11 of the Plan.

7.	Post-Confirmation Committee

Prior to the Effective Date, as the successor to the Creditors’ Committee, the Creditors’ Committee shall have established the Post-Confirmation Committee consisting of up to three holders of Allowed Class 3 Claims to be chosen by the Creditors’ Committee. The Post-Confirmation Committee shall represent the interests of creditors receiving distributions under this Plan, and shall be responsible for monitoring claims resolution, disbursements under the Plan and such other matters as may be expected to affect creditors receiving distributions under the Plan. The existence of the Post-Confirmation Committee shall terminate at such time as substantially all distributions to holders of Allowed Class 3 Claims have been made. The reasonable fees and expenses of professionals engaged by the Post-Confirmation Committee, in an amount not to exceed $[to be determined prior to the Confirmation Date], shall be payable by the Reorganized Debtors in the ordinary course of business without further notice, hearing or order of the Bankruptcy Court. The Bankruptcy Court shall retain jurisdiction to resolve any disputes regarding the payment of such fees.

8.	Exculpation

Pursuant to the Plan, from and after the Effective Date, other than the Debtors’ and/or the Reorganized Debtors’ obligations under this Plan, the EOP Settlement, the EOP Guarantees and the EOP Securities and the contracts, instruments, releases, and other agreements and documents delivered or reaffirmed thereunder, none of the Debtors, the Reorganized Debtors, Newco, or the Creditors’ Committee and the members thereof in their capacities as such, Newco or RML, nor, any of their respective current and former directors, officers, employees, members, attorneys, accountants, investment bankers, consultants, agents, advisors or other representatives, acting in such respective capacities, shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, the Reorganization Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan (including objections to, and settlements of, Claims and Interests under the Plan), except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Reorganized Debtors, and the Creditors’ Committee and each of the members of the Creditors’ Committee, and their respective agents, advisors, attorneys, accountants, investment bankers, consultants, agents or other representatives shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

9.	Effectuating Documents, Further Transactions and Corporate Action

Pursuant to the Plan, each of the Debtors, Reorganized Debtors and Newco is authorized to execute, deliver, file or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the shareholders or directors of one or more of the Debtors, Reorganized Debtors, Newco or their successors in interest under the Plan, including, without limitation (a) the effectiveness of the New Certificate of Incorporation and the New By-Laws and the amended certificates of incorporation; (b) the increase in the authorized share capital of Newco; (c) the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors; (d) the distribution of Cash pursuant to the Plan; (e) the issuance and distribution of new securities pursuant to the Plan; (f) the adoption, execution, delivery, and implementation of all contracts, leases, instruments, releases, and other agreements or documents related to any of the foregoing; and (g) the adoption, execution, and implementation of other matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate or other action to be taken by or required of any Debtor or Reorganized Debtor, shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states or foreign jurisdictions in which the Debtors or Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file any amended certificates of incorporation with the appropriate offices for the specific jurisdiction in which each Reorganized Debtor is incorporated or otherwise formed in accordance with the applicable corporation laws of such jurisdictions.

Notwithstanding the foregoing, the effectiveness of the Plan and its implementation insofar as it relates to the creation of Newco and issuance of the Newco Shares are dependent on the completion of the U.K. Scheme of Arrangement. The U.K. Scheme of Arrangement is described more fully at Section VIII.B herein. As described more fully above, to the extent that the English High Court does not approve the U.K. Scheme of Arrangement, this Plan shall become effective and implemented in accordance with its terms except that Debtors intend to distribute PLC Shares, subject to the same terms and conditions as the Newco Claims Shares, instead of Newco Claims Shares pursuant to the Plan.

VI. CONFIRMATION AND CONSUMMATION PROCEDURE

A.	General Overview

To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including that

•	the Plan has classified Claims and Interests in a permissible manner;

•	the Plan complies with the applicable provisions of the Bankruptcy Code;

•	the Debtors comply with the applicable provisions of the Bankruptcy Code;

•	the Debtors, as proponents of the Plan, have proposed the Plan in good faith and not by any means forbidden by law;

•	the disclosure required by section 1125 of the Bankruptcy Code has been made;

•	the Plan has been accepted by the requisite votes of creditors and equity interest holders (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code);

•	the Plan is feasible and Confirmation will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors;

•

the Plan is in the “best interests” of all holders of Claims or Interests in an impaired Class by providing to creditors or interest holders on account of these Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or Interest in that Class has accepted the Plan;

•	all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of these fees on the Effective Date;

•	the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the applicable Debtor has obligated itself to provide these benefits; and

•	the disclosures required under section 1129(a)(5) concerning the identity and affiliations of persons who will serve as officers, directors and voting trustees of the Reorganized Debtors have been made or will have been made on or prior to the Confirmation Date.

B.	Voting Procedures and Requirements

Pursuant to the Bankruptcy Code, only classes of claims against or equity interests in a debtor that are “impaired” under the terms of a plan of reorganization are entitled to vote to accept or reject a plan. A class is “impaired” if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity. Classes of Claims and Interests that are not impaired are not entitled to vote on the Plan and are conclusively presumed to have accepted the Plan. In addition, Classes of Claims and Interests that receive no distributions under the Plan are not entitled to vote on the Plan and are deemed to have rejected the Plan unless that Class otherwise indicates acceptance. The classification of Claims and Interests is summarized, together with an indication of whether each Class of Claims or Interests is impaired or unimpaired, in “Overview of the Plan—Summary of Classes and Treatment of Claims and Interests.”

Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting or other purposes. By order of the Bankruptcy Court, certain vote tabulation rules have been approved that temporarily allow or disallow certain Claims for voting purposes only. These tabulation rules are described in the solicitation materials provided with your Ballot.

Voting on the Plan by each holder of an impaired Claim entitled to vote on the Plan is important. If you hold Claims in more than one Class, if you hold multiple General Unsecured Claims or under certain other circumstances, you may receive more than one Ballot. You should complete, sign and return each Ballot you receive.

Please carefully follow all of the instructions contained on the Ballot provided to you. All Ballots must be completed and returned in accordance with the instructions provided.

To be counted, your Ballot must be actually received by 5:00 p.m., Eastern time, on November 5, 2003 (or such other time and date identified on your ballot) at the address set forth on the preaddressed envelope provided to you. It is of the utmost importance to the Debtors that you vote promptly to accept the Plan.

Votes cannot be transmitted orally. Accordingly, we urge you to return your signed and completed Ballot promptly.

Any Ballot received for any impaired Class other than Classes 3A, 3C, or 3E that does not indicate either acceptance or rejection of the Plan or that indicates both acceptance and rejection will not be counted. Any Ballot received for Classes 3A, 3C, or 3E that is filed late, that is illegible or contains insufficient information to permit the identification of the claimant or interest holder, that is cast by a person or entity that does not hold a claim in a class that is entitled to vote to accept or reject the Plan, or is cast for a claim identified as unliquidated, contingent, or disputed for which no proof of claim was timely filed will not be counted.

Any Ballot received for Classes 3A, 3C, or 3E that is properly completed, executed, and timely returned to the Voting Agent but does not indicate an acceptance or rejection of the Plan, or indicates both an acceptance and a rejection of the Plan, and any unsigned Ballot in these Classes will be deemed to be cast as an acceptance of the Plan. Any Ballot received for Classes 3A, 3C, or 3E that does not properly indicate an election, and any unsigned Ballot shall be deemed to have elected treatment under Option A (as defined in the Plan with respect to each of those Claims). Furthermore, any Ballot received for Classes 3A, 3C and 3E that is not returned to the Voting Agents before the Voting Deadline shall be deemed to have elected treatment under Option A, provided that the election identified in a Ballot transmitted to the Voting Agents by facsimile or other electronic means shall be controlling.

If any of the Classes of holders of Impaired Claims vote to reject the Plan, (a) Debtors may seek to satisfy the requirements for Confirmation of the Plan under the cramdown provisions of section 1129(b) of the Bankruptcy Code and, if required, we may amend the Plan to conform to the standards of that section or (b) the Plan may be modified or withdrawn with respect to a particular Debtor, without affecting the Plan as to other Debtors, or in its entirety. See “Voting and Confirmation of the Plan — Acceptance or Cramdown” and “— Alternatives to Confirmation and Consummation of the Plan.”

If you are a holder of a Claim or Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call the Garden City Group at (888) 809 -1204.

C.	Solicitation of Votes

Classes 1A, 1B, 1C, 2C, 2E, 2F 2G, 2H, 2I, and 5B, are unimpaired and not entitled to vote, and holders of Claims in such Classes are conclusively presumed to have accepted the Plan. The holders of Interests in Class 5C are not receiving any distributions on account of their

Interests and accordingly Class 5C is conclusively presumed to have rejected the Plan. Classes 2A, 2B, 2D, 3A, 3B, 3C, 3D, 3E, 3F, 3G, 3H, 3I, 4A, 4B, 4C, and 5A are impaired (“Impaired Voting Classes”) and are therefore entitled to vote to accept or reject the Plan. The Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan.

A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

By order of the Bankruptcy Court dated September 25, 2003, the Debtors were granted authority pursuant to 28 U.S.C. § 156(c) to designate Capita-IRG PLC (“Capita”) as the servicing agent for ballots sent to those holders of Interests in Class 5A that are entitled to vote to accept or reject the Plan. With the large number of holders of Interests in Class 5A, and given the need to efficiently coordinate both the conclusion of Debtors’ Chapter 11 Cases and the U.K. Scheme of Arrangement, the Debtors concluded it was in the best interests of their estates and their creditors to designate Capita as servicing agent with respect to the Class 5A Ballots. Capita, in its capacity as shareholder registrar, maintains and updates the list of holders of Class 5A Interests that will be used to determine those who are interest holders on the record date of September 18, 2003. Garden City will prepare personalized ballots for each Class 5A Interest holder, which shall bear the name, address, and number of shares owned by each Class 5A Interest holder as set forth in the shareholder register Capita has prepared. Capita, at the same time as Garden City is preparing the U.S. solicitation packages, will commence preparing the solicitation packages relating to the U.K. Scheme of Arrangement. Once Garden City has completed preparation of the Class 5A solicitation materials, Garden City will ship these packages to Capita for the inclusion of the materials relating to the U.K. Scheme of Arrangement. Upon receipt of the Chapter 11 solicitation packages, Capita will insert the necessary U.K. solicitation materials and mail each package to the appropriate Class 5A Interest holder. All Class 5A Ballots will be returned directly to Garden City, the balloting agent. Upon receipt of the Class 5A Ballots, as well as all of the other Ballots cast, Garden City will tally and certify the votes of all parties entitled to vote on the plan, including the holders of Class 5A Interests.

Pursuant to the Disclosure Statement Order (Exhibit B), solely for purposes of voting to accept or reject the Plan and not for the purpose of allowance of, or distribution on account of, a Claim and without prejudice to the rights of the Debtors in any other context, each Claim within a Class of Claims to be entitled to vote to accept or reject the Plan will be temporarily Allowed in an amount equal to the amount of such Claim as set forth in a timely Filed proof of claim, or, if no proof of claim was Filed, the amount of such Claim as set forth in the Schedules (provided that the amount of such Claim or Interest is not listed as disputed, contingent or unliquidated). The foregoing general procedure will be subject to the following qualifications:

(a)	If a Claim is deemed Allowed in accordance with the Plan, such Claim shall be Allowed for voting purposes in the deemed Allowed amount set forth in the Plan;

(b) Each Claim to which Debtors have filed an objection by October 3, 2003 shall be temporarily allowed for voting purposes only to the extent and in the manner and amount as may be set forth as the proposed allowed amount (if any) or classification in the objection, and a creditor holding such a Claim shall be entitled to vote to accept or reject the Plan only in an amount equal to the amount of such Claim as Debtors set forth as the proposed allowed amount (if any) in the objection;

(c) With respect to a Claim as to which (i) (a) the Claim is (1) listed in the Schedules as contingent , unliquidated, disputed or in a zero amount; or (2) not listed in the Schedules; and (b) a proof of claim was not timely filed and no stipulation allowing the Claim has been approved by the Court; or (ii) a proof of claim was filed as contingent , unliquidated, disputed or in a zero amount, such Claim shall be disallowed for voting purposes and the holder of such Claim shall not be entitled to receive a Ballot or vote on the Plan;

(d) With respect to a claimant (i) that has one or more Claims listed in the Schedules of a particular Debtor; and (ii) that has timely filed a proof of claim against the same Debtor and said proof of claim was not filed as contingent , unliquidated, disputed or in a zero amount and has not been objected to by October 3, 2003, the Claim(s) of said claimant as reflected in the Schedules shall be disallowed for voting purposes and said claimant shall be entitled to receive a Ballot only with respect to the Claim as reflected in said proof of claim;

(e) With respect to a Claim as to which the proof of claim lists multiple mailing addresses and/or notice parties, a Ballot shall be provided only to the holder of such Claim at its primary address, and a Solicitation Package without a Ballot shall be sent to said other addresses and notice parties

(f) If the holder of a Claim identifies a Claim amount on its Ballot that is less than the amount otherwise calculated in accordance with the provisions of this Order, the Claim will be allowed for voting purposes in the lesser amount identified on such Ballot;

(g) If a Claim has been estimated or otherwise Allowed for voting purposes by order of the Bankruptcy Court, such Claim shall be temporarily Allowed in the amount so estimated or Allowed by the Bankruptcy Court for voting purposes only, and not for purposes of allowance or distribution.

If any creditor seeks to challenge the allowance of its Claim for voting purposes in accordance with the above procedures, such claimant is directed to serve on all parties on the Debtors’ general service list and File on or before the seventh day after the later of (a) service of notice of the confirmation hearing, and (b) service of notice of an objection, if any, to such Claim, a motion for an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such Claim in a different amount for purposes of voting to accept or reject the Plan. As to any creditor Filing such motion, such creditor’s Ballot is not to be counted unless temporarily allowed by the Bankruptcy Court for voting purposes after notice and a hearing.

Any Ballot that is properly completed, executed and timely returned to Garden City but does not indicate an acceptance or rejection of the Plan, or indicates both an acceptance and a rejection of the Plan, shall be deemed to be a vote to accept the Plan. Whenever a creditor casts more than one Ballot voting the same Claim before the Voting Deadline, the last Ballot received before the Voting Deadline shall be deemed to reflect the voter’s intent and thus to supersede any prior Ballots. Creditors must vote all of their Claims within a particular Class under the Plan either to accept or reject the Plan and may not split their vote and thus a Ballot that partially accepts and partially rejects the Plan will not be counted; provided, however, that creditors holding acquired Claims need not combine such Claims and may vote their Claims separately.

The following types of Ballots will not be counted in determining whether the Plan has been accepted or rejected:

(a) any Ballot received after the Voting Deadline unless the Debtors have granted an extension of the Voting Deadline with respect to such ballot;

(b) any Ballot that is illegible or contains insufficient information to permit the identification of the creditor or interest holder;

(c) any Ballot cast by a person or, entity that does not hold a Claim in a Class that is entitled to vote to accept or reject the Plan;

(d) any Ballot cast for a Claim Scheduled as unliquidated, contingent or disputed for which no proof of claim was timely Filed; and

(e) any unsigned Ballot.

Please see the attached Disclosure Statement Order for other provisions concerning solicitation and voting.

D.	The Confirmation Hearing

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for November 12, 2003 at 11:00 a.m., Eastern Time, before the Honorable Adlai Hardin, United States Bankruptcy Judge at the United States Bankruptcy Court, 300 Quarropas Street, Fifth Floor, White Plains, New York. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made in Bankruptcy Court at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of common stock of PLC held by the objector. Any such objection must be Filed and served so that it is received by the Bankruptcy Court and (i) counsel to the Debtors (Pillsbury Winthrop LLP, Attn: Karen B. Dine, One Battery Park Plaza, New York, New York 10004; Pillsbury Winthrop LLP, Attn: William Freeman 725 S. Figueroa Street Suite 2800, Los Angeles CA 90017-5406; (ii) counsel to the Official Committee of Unsecured Creditors (Kaye Scholer LLP, Attn: Richard G. Smolev, Esq. and Benjamin Mintz, Esq., 425 Park Avenue, New York, New York 10022); (iii) the Office of the United States Trustee for the Southern District of New York (Attn: Lauren Landsbaum, Esq., 33 Whitehall Street, 21st Floor, New York, NY 10004) on or before October 31, 2003 at 5:00 p.m., Eastern Time.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

E.	Standard for Confirmation

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (a) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class, (b) feasible and (c) in the “best interests” of creditors and stockholders that are impaired under the plan

1.	Unfair Discrimination and Fair and Equitable Tests

To obtain non-consensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable.” The Bankruptcy Code establishes “cram down” tests for secured creditors, unsecured creditors and equity holders, as follows:

(a) Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives, on account of its secured claim, deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

(b) Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan, property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

(c) Equity Interests. Either (i) each holder of an equity interest receives or retains under the plan, property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest, or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.

2.	Feasibility

The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the projections of their financial performance for each of the two fiscal years following the Effective Date. These projections demonstrate that each of the Debtors will be able to meet their financial obligations under the Plan. The projections are attached to this Disclosure Statement as Exhibit D.

Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization of the Debtors

3.	Best Interests Test

With respect to each impaired Class of Claims and Interests, confirmation of the Plan requires that each holder of a Claim or Interest either, (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Interests of each impaired Class would receive if each of the Debtors were liquidated under Chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of each of the Debtor’s assets and properties in the context of a Chapter 7 liquidation case.

In a Chapter 7 liquidation case, Debtors believe that the Cash amount that would be available for satisfaction of unsecured non-priority Claims and Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of each of the Debtors, augmented by the unencumbered Cash held by the any of the Debtors at the time of the commencement of the liquidation case and litigation recoveries, if any. Such Cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that might result from the termination of each of the Debtor’s business and the use of Chapter 7 for the purposes of liquidation.

The Debtors’ costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. The Allowed Claims of RML with respect to the RML DIP Loan would be required to be paid in full before the Debtors could pay administrative expenses (not included in the Carveout, as such term is defined in the RML DIP Loan Agreement). In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Reorganization Cases, including, the termination of the numerous lease amendments that RBCC and certain of the guarantors entered into during the case pursuant to the Lease Renegotiation Program. As a consequence, RBCC would lose the benefit of any prior rent reductions and the administrative claims of many of those landlords would be significantly increased. Further, the agreement of certain of those landlords not to pursue or to limit their claim against PLC or BV as guarantors would also be vitiated and so the Allowed Claims against such Debtors would significantly increase. It is also assumed that Debtors will be required to pay, in full, in Cash, any unpaid expenses incurred by the Debtors during the Reorganization Cases such as compensation for attorneys, financial advisors and accountants, from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition general unsecured claims.

The foregoing types of claims and other claims that might arise in a Chapter 7 have been included in the projections prepared by Debtors that demonstrate the costs of liquidation with respect to each of the Debtors.

To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, are then compared with the value of the property offered to such Classes of Claims and Interests under the Plan.

After considering the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Reorganization Cases, including (a) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professionals retained by such trustee, (b) the erosion in value of assets in a Chapter 7 case associated with the “forced sale” atmosphere that would prevail, and (c) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in the Reorganization Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under Chapter 7.

The Debtors also believe that the value of any distributions to each class of Allowed Claims in a Chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a Chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for, two years after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the Chapter 7 case, the delay could be prolonged.

The Debtors’ Liquidation Analysis is attached hereto as Exhibit E. The information set forth in Exhibit E provides a summary of the liquidation values of the Debtors’ assets, assuming a Chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ estates. Reference should be made to the Liquidation Analysis for the estimated recoveries in Chapter 7.

Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management.

The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The Chapter 7 liquidation period is assumed to be a period of up to six months, allowing for, among other things, the (a) discontinuation of operations, (b) selling of assets and (c) collection of receivables

F.	Consummation

The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code. The Plan will be consummated on the Effective Date. The Effective Date will not occur, and accordingly, no action in connection therewith shall occur, unless and until the following conditions have been satisfied or duly waived pursuant to Section 9.02 of the Plan: (a) the Confirmation Order shall have been entered, shall not have been reversed, stayed, modified or amended and shall have become a Final Order; (b) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed; (c) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan, including any necessary approval of the CULS Indenture by the SEC; (d) the Debtors shall have obtained the Exit Financing on terms acceptable to the Debtors, and (e) the U.K. Scheme of Arrangement shall have become effective in accordance with its terms or Debtors shall have determined that such U.K. Scheme of Arrangement will not become effective and so elect to distribute PLC Shares in lieu of Newco Claims Shares.

G.	Exit Financing

Upon the Effective Date, RML will contribute the following as new value to the Debtors’ estates as part of the Exit Financing:

(i) up to $18,000,000 (net of associated fees and expenses) with respect to RBCC, including RML’s effective contribution of amounts loaned to RBCC pursuant to the RML DIP Loan;

(ii) up to $1,000,000 (net of associated fees and expenses) with respect to PLC; and

(iii) up to $1,000,000 (net of associated fees and expenses) with respect to BV.

In return for RML’s contribution of the Exit Financing (including the effective contribution of the amounts loaned to RBCC pursuant to the RML DIP Loan) for each of the Debtors, upon the Effective Date, RML shall receive the following:

(i) from RBCC 100% of the Common Stock of Reorganized RBCC,

(ii) from PLC, an unsecured intercompany receivable (subordinate to the CULS, the EOP Settlement, EOP Guarantees and the EOP Securities as described in Section 5.05 of the Plan) for any amounts of the Exit Financing provided to PLC, and

(iii) from BV, an unsecured intercompany receivable (subordinate to the CULS, the EOP Settlement, EOP Guarantees and the EOP Securities as described in Section 5.05 of the Plan) for any amounts of the Exit Financing provided to BV.

The Exit Financing (other than the RML DIP Loan) shall be described in further detail in or shall appear in an Exhibit to the Plan Supplement.

H.	Exit Securities

The Exit Securities to be issued with respect to the Plan are expected to take the form of (i) the PLC CULS, (ii) the BV CULS, (iii) the RBCC CULS, (iv) the Newco Claims Shares (which will dilute the percentage ownership of Newco by the current holders of PLC Shares), (v) the Newco Interests Shares, and (v) to the extent that the U.K. Scheme of Arrangement is not approved, the PLC Shares to be issued in lieu of the Newco Claims Shares. The pricing of any Exit Securities and of any Newco Shares issued pursuant to the conversion of the CULS shall be subject to adjustment in the case that PLC or Newco, as applicable, subdivides or combines its ordinary share capital.

In accordance with and pursuant to English Law, Newco will be authorized to issue the Newco Shares in an amount sufficient to permit the issuance of the Exit Securities, provided however, that to the extent that the English High Court does not approve the U.K. Scheme of Arrangement or Debtors otherwise determine not to create Newco, Debtors intend to issue and distribute PLC Shares, subject to the same terms and conditions as the Newco Claims Shares, instead of Newco Claims Shares.

I.	Newco Undertaking

To the extent that the U.K. Scheme of Arrangement is approved, as a condition to the Effective Date, Newco shall have signed the Newco Undertaking providing that Newco is bound by the terms of the Plan as such terms relate to Newco. Once the Newco Undertaking has been executed by Newco, Newco shall be considered a plan proponent under the Bankruptcy Code. The Newco Undertaking shall be substantially in the form to be included as an exhibit to the Plan Supplement and shall be in form and substance reasonably acceptable to the Committee.

VII. MANAGEMENT OF THE REORGANIZED DEBTORS

A.	Composition of Boards of Directors of the Reorganized Debtors

The initial Board of Directors of each of the Reorganized Debtor’s will consist of those whose names will be disclosed prior to the date of the Confirmation Hearing. The Board of Directors of each of the Reorganized Debtors shall be appointed annually Each of the members of the initial Reorganized Debtors’ Board of Directors shall serve until their successors have been duly elected and qualified or their earlier resignation or removal in accordance with the New Certificate of Incorporation or New By-Laws, as the same may be amended from time to time.

B.	Identity of Officers

The officers of the Debtors immediately prior to the Effective Date will continue in their then-current positions as the officers of the Reorganized Debtors.

The following table sets forth the Company’s directors and executive officers and their ages and positions.

Name (1)	Position	Age
Directors
John Matthews	Non-Executive Chairman	58
Mark Dixon	Director	43
Rudolf Lobo	Director	47
Stephen Stamp	Director	41
Martin Robinson	Non-Executive Director	40
Roger Orf	Non-Executive Director	50
Executive Officers

Name (1)	Position	Age
Mark Dixon	Chief Executive	43
Rudolf Lobo	Executive Director	47
Stephen Stamp	Group Finance Director	41
John Mlynski	Chief Operating Officer	45

(1)	The address for each listed director and officer is c/o Regus plc, 3000 Hillswood Drive, Chertsey KT16 0RS, England.

Mr. Matthews was appointed as non-executive director in 1995. He became non-executive chairman on July 1, 2002. He is also chairman of Crest Nicholson plc, a property and construction company, and a director of Rotork plc (which sells value actuators), SDL plc, a software and computer services company and several private companies. He is chairman of the nomination committee and a member of the audit and remuneration committees. A chartered accountant, he has held senior positions in investment banking and in industry, having been a managing director of County NatWest Ltd. and chief executive of Indosuez Capital Ltd., both of which are financial services organizations. He was also deputy chairman and deputy chief executive of Beazer plc, a company involved in aggregates and construction.

Mr. Dixon is the founder of Regus. His entrepreneurial skill and drive have made him a major contributor to the growth of the serviced office industry. He is a member of the nomination committee.

Mr. Lobo joined Regus eleven years ago and was previously Group Finance Director. He is responsible for commercial operations and has responsibility for Regus’ IT and e-business strategy. Previously, Mr. Lobo was the group company secretary of Medicom International Ltd, a publisher of medical journals, and a director of several of its subsidiaries.

Mr. Stamp joined Regus in January 2000 from Shire Pharmaceuticals Group plc, a pharmaceuticals company, where he was Group Finance Director. Prior to joining Shire in 1994, he was an assistant director of corporate finance at Lazard Brothers and before that spent four years at KPMG London, qualifying as a chartered accountant in 1987.

Mr. Orf was appointed as non-executive director in August 1998. He is Head of European Operations for Lone Star, a property investment company. Previously, Mr. Orf made investments for his own account and managed investments on behalf of Apollo Real Estate Advisors. Prior to 1995, Mr. Orf was in charge of European real estate investment banking at Goldman Sachs where he was employed from April 1982 to 1995. He is Chairman of the audit committee and a member of the remuneration and nomination committees.

Mr. Robinson was appointed as non-executive director in August 2002. He is currently the Chief Executive Officer of Center Parcs Europe and Chairman of Center Parcs U.K., companies which provide holiday destinations. Prior to joining Center Parcs in 1997, he was Commercial Director of S&N Retail, a company which managed pubs and restaurants, as well as spending four years with the management consultancy firm, McKinsey & Co.

Mr. Mlynski joined Regus in January 2001 and is responsible for the operations of all of the Company’s centers worldwide. Prior to joining us, he was Chief Executive Officer of tacticity.com, an internet retailer, and prior to that he was President of Gateway Country Stores, a seller of information technology equipment.

The aggregate compensation paid by Regus to all persons who served in the capacity as director or executive officer for the year ended December 31, 2002 (7 persons) was approximately £644,500 in salaries, nothing in bonuses or severance payments, £55,600 for benefits in kind and £54,700 in pension contributions. Benefits in kind include car allowance, reimbursement of gasoline costs and private medical insurance. Of these figures, an aggregate of approximately £513,800 was paid to directors, excluding pension contributions of £52,200. These figures do not include expenses reimbursed to executive officers, including business travel, professional and business association dues.

The Company has not made any currently outstanding loans to any of its directors. In addition, the Company does not have any outstanding guarantees for the benefit of any of its directors.

The Board currently comprises three executive directors and three independent non–executive directors, including a non-executive chairman. The Chairman of the audit committee, currently Roger Orf, has acted as an independent director since 1998. The Board schedules 8 meetings each year, but arranges to meet at other times, as appropriate. It has a formal schedule of matters specifically reserved for its decision and approval. The Board is supplied with appropriate and timely information to enable it to discharge its duties and requests additional information or variations to regular reporting as it requires. A procedure exists for directors to seek independent professional advice at the Company’s expense in the furtherance of their duties, if necessary. In addition, appropriate training is made available for all new directors to assist them in the discharge of their responsibilities. All directors have access to the advice and services of the Company Secretary, who is responsible for ensuring that Board procedures are followed and that applicable rules and regulations are complied with. While all directors are expected to bring an independent judgment to bear on strategy, performance, resources (including key appointments) and standards of conduct, the independent non-executive directors were selected and appointed for this purpose. All directors submit themselves for re-election at least every three years and directors appointed during the period are required to seek re-election at the next Annual General Meeting. The independent non-executive directors understand that the Board will not automatically recommend their re-election.

C.	Director and Officer Remuneration and Share Ownership

The Company believes that share ownership by employees, including the executive directors, strengthens the link between their personal interests and those of ordinary shareholders. The Company has established a number of employee share plans, including the Regus Team Member Share Plan, a replacement plan known as the Regus Global Share Plan and the Regus International Sharesave Plan. As at May 31, 2003, no options had been granted to executive directors, other than those detailed in the table of directors’ interests below. During 1999, the Company established the Regus Employee Trust. The Trust is a discretionary trust for the benefit of employees, including executive directors. The Trust may issue shares to employees

(including directors) at the discretion of the Company. The Trust has purchased some of the shares in the Company which would be required if participants were entitled to exercise the maximum number of options outstanding under the share option plans.

The executive directors participate in a Money Purchase (Personal Pension) Scheme. The Company matches employee contributions up to a maximum of 10% of basic salary. The main benefits to executive directors, who contribute a percentage of their gross salaries to the scheme, are:

•	A pension, based on the value of fund built up from personal contributions, at any age between 50 and the normal pension age of 65;

•	A tax-free cash sum, payable when taking the benefits;

•	Life assurance cover based on the level of contributions with the opportunity to purchase additional cover, subject to Inland Revenue limit of 5% of net relevant earnings; and

•	Pension to spouse payable on death.

All executive directors are subject to the Inland Revenue cap on the amount of salary which may be treated as pensionable.

On July 1, 2000, Mark Dixon, Rudolf Lobo and Stephen Stamp entered into full-time rolling service agreements with RML. These are terminable by either party giving not less than 12 months’ notice to the other party or automatically on the respective directors reaching the age of 65. Martin Robinson, John Matthews and Roger Orf, as non-executive directors, have been appointed pursuant to letters of appointment dated August 7, 2002, July 1, 2002 and August 29, 2000 respectively (as amended by letters dated November 28, 2002). These appointments are for three years, terminable on six months’ notice (3 months’ in the case of Mr Roger Orf) by either party.

Directors’ and Executive Officers’ remuneration table

	Salary /fees	Bonus	Benefits	Total remuneration 2002	Total remuneration 2001	Pension scheme contributions 2002	Pension scheme contributions 2001
	£’000	£’000	£’000	£’000	£’000	£’000	£’000
Executive Directors

Mark Dixon	125.0	—	27.7	152.7	228.6	27.6	22.7

Stephen Stamp	150.0	—	9.8	159.8	109.3	13.0	12.5

Rudolf Lobo	145.0	—	11.6	156.6	160.5	11.6	11.6

Non-executive Directors

George Gray (1)	—	—	—	—	37.5	—	—

Roger Orf	9.1	—	—	9.1	5.0	—	—

John Matthews	28.1	—	—	28.1	14.6	—	—

Robert Kuijpers (1)	—	—	—	—	6.3	—	—

Martin Robinson	7.5	—	—	7.5	—	—	—

Executive Officers

John Mlynski	179.8	—	6.5	186.3	249.4	2.5	3.5

Total	644.5	—	55.6	700.1	811.2	54.7	50.3

(1)	former director

During 2002, the following contractual emoluments were irrevocably waived by the directors:

Director	Amount Waived (£)
Mark Dixon	270,000

Stephen Stamp	35,000

Rudolf Lobo	20,000

George Gray	40,000

John Matthews	29,375

Martin Robinson	2,490

Roger Orf	5,937

The table below sets forth information regarding the beneficial ownership, (excluding share options) of the Company’s directors and executive officers of PLC Shares as of May 31, 2003. Mark Dixon has increased his shareholding by 10,000,000 ordinary shares since the Company’s initial public offering.

Beneficial Ownership

Name of Beneficial Owner	Number	Percentage
Directors and Executive Officers:
Mark Dixon (1)	365,329,286	62.46%

Rudolf Lobo	127,098	0.02%
Stephen Stamp	384,615	0.07%
John Matthews	359,724	0.06%
Roger Orf (2)	300,000	0.05%
Martin Robinson	—	—
John Mlynski	—	—

(1)	Mr. Dixon’s beneficial ownership of shares is calculated by attributing to him all shares owned by Maxon Investments BV, an entity in which Mr. Dixon holds a 100% beneficial ownership interest.
(2)	Mr. Orf’s beneficial ownership of shares is calculated by attributing to him all shares owned by Theatre Acquisitions LLC, an entity in which Mr. Orf holds a 100% beneficial interest.

Directors’ and Executive Officers Share Options

	Option type	December 31, 2001	Granted during 2002	Lapsed during 2002	December 31, 2002	Exercise price	Date from which exercisable	Expiry date
Rudolf Lobo	A	266,179	—	—	266,179	5.0p	01/03	12/09

	A	283,503	—	—	283,503	145.5p	01/03	12/09

	B	11,570,000	—	—	11,570,000	0.375p	12/03	—

	C	4,003	—	4,003	—	242.0p	01/04	07/04

Stephen Stamp	A	2,790,203	—	—	2,790,203	145.5p	01/03	01/10

	C	4,003	—	—	4,003	242.0p	01/04	07/04

John Mylinski	D	16,000	—	—	6,000	$18.1875	03/05	06/08

	D	32,000	—	—	32,000	$18.1875	03/05	06/08

	D	—	80,000	—	80,000	$2.81	03/06	05/09

	D	—	120,000	—	120,000	$2.81	03/06	05/09

A Awarded under the Regus Team Member Share Plan for nil consideration. The grant to Mr. Stamp is subject to higher performance targets.

B Awarded to Mr. Lobo by Maxon Investments pursuant to an agreement dated September 17, 1999 recording the terms of an agreement entered into on November 11, 1992 between Mr. Lobo and Maxon Investments, as amended on June 30, 2000. These shares are currently held by HSBC Trustees (Jersey) Limited and will not be capable of exercise before 31 December 2003 other than in defined circumstances (which include the discretion of Maxon Investments). The shares subject to the option are transferable to Mr. Lobo upon payment to Maxon Investments of an exercise price of £45,000, which is equivalent to the market value of the relevant shares at the time the parties entered into the option arrangements.

C Awarded under the Regus International Sharesave Plan, the maximum monthly contribution for which may not exceed the amount permitted by the Income and Corporation Taxes Act 1988.

D. Awarded over ADSs (equivalent to 5 ordinary shares) under the Regus Global share Plan (International) for nil consideration.

D.	PLC Share Ownership Plans for Employees

As of December 30, 2002, the Company employed a total of approximately 2,217 people: 575 in the U.K. and Ireland; 872 in the rest of Europe; 497 in the Americas; 224 in the rest of the world and 49 at its U.K. headquarters. The employees in each region perform management, business center staffing, sales, marketing, and customer support functions. At December 31, 2000, 2001 and 2002 the Company had 1,761, 2,615 and 1,654 employees, respectively. The drop in employee numbers on December 31, 2002 follows the sale of a majority interest in the U.K. in which 563 people are employed.

As of the Petition Date, the staff is able to earn bonuses of up to 25% of salary and managers are able to earn bonuses of up to 40%. An employee share scheme was introduced in December 1999 under which grants had been made to the majority of the Company’s employees as at December 31, 2002. The Company had also established a number of employee share plans as each are more fully described in the Company’s Form 20-F that was filed with the SEC on or about July 15, 2003.

All of the plans that existed as of the Petition Date will be deemed to have vested pursuant to the Plan. The vesting of all such employee share plans shall result in the issuance and distribution of 6,000,000 additional PLC Shares. Such additional shares will be converted into Newco Interests Shares as appropriate pursuant to the treatment of holders of PLC Shares under the Plan.

E.	Major Shareholders

The table below sets forth information regarding the beneficial ownership of the Company’s shares on a fully-diluted basis as of June 21, 2003 (except for lapsed options which are at March 31, 2003). Percentage of beneficial ownership is based on 585,120,290 shares outstanding. Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission and includes voting or investment power with respect to the securities. The number of the Company’s shares held in the U.S. amounts to 5% of the total outstanding share capital. There are two holders of record of the Company’s shares in the US.

The address for each listed director or officer is c/o Regus plc, 3000 Hillswood Drive, Chertsey KT16 0RS, England. Debtors believe that the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The shareholders listed below have the same voting rights as the Company’s other shareholders.

Name of Beneficial Owner	Number	Percentage
Paramount Nominees Limited (1)	365,329,286	62.5%
HSBC Trustee (Jersey) Limited (2)	23,140,000	3.9%
Cantor Fitzgerald Europe (3)	107,731,000	18.4%
GNI Limited	33,472,556	5.7%

(1)	The beneficiary is Maxon Investments BV. Mark Dixon owns 100% interest in Maxon Investments.
(2)	The beneficiary of half of this holding is Rudolf Lobo, and half is for Robert Gaudreau.
(3)	These shares are held as part of a contract for difference with Indigo Capital, LLC

F.	Related-Party Transactions

Rudolf Lobo, one of the Company’s directors and executive officers, has an interest in 11,570,000 of the existing shares of PLC Share in respect of which options were granted by Maxon Investments pursuant to an agreement dated September 17, 1999, recording the terms of an agreement entered into on November 11, 1992 between Mr. Lobo and Maxon Investments. The agreement was amended on June 30, 2000. Each interest represents 1.9% of the Company’s issued share capital on a fully diluted basis as at May 31, 2003. These shares are currently held by HSBC Trustees (Jersey) Limited and will not be capable of exercise before December 31, 2003, other than in defined circumstances, which include the discretion of Maxon Investments. The shares subject to the options are transferable to Mr. Lobo upon payment to Maxon Investments of an exercise price of £45,000 by Mr. Lobo which is equivalent to the market value of the relevant shares at the time the parties entered into the option arrangements.

VIII. SECURITIES LAWS MATTERS

A.	U.S. Securities Law Issues

In reliance upon Section 1145 of the Bankruptcy Code, the offer and issuance of the Newco Claims Shares, the Newco Interests Shares, the CULS, and any Newco Shares issued upon conversion of the CULS, and any subsequent conversions and resales, as applicable, of such securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and equivalent provisions under state securities laws. Section 1145 of the Bankruptcy Code generally exempts from these registration requirements the issuance of securities if the following conditions are satisfied: (i) the securities are issued or sold under a chapter 11 plan by (A) a debtor (such as Reorganized PLC, Reorganized BV, and Reorganized RBCC), (B) an affiliate of a debtor (such as Newco) participating in a joint plan with the debtor, or (C) a successor to a debtor under the plan; and (ii) the securities are issued entirely in exchange for a claim against or interest in the debtor or such affiliate, or are issued principally in such exchange and partly for cash or property. The Debtors believe that the exchange of the Claims under the circumstances described in the Plan will satisfy the requirements of Section 1145(a) of the Bankruptcy Code.

The CULS Indenture will be subject to the terms of the Trust Indenture Act of 1939 and the SEC rules and regulations relating thereto.

If the terms and conditions of the U.K. Scheme of Arrangement are approved by the English High Court, no registration of the securities to be issued to the PLC Shareholders in connection therewith will be required under the United States Securities Act of 1933 in relation to PLC Shareholders in the U.S. The exemption from registration is provided by section 3(a) (10) of the 1933 Act on the basis that the sanction of the U.K. Scheme of Arrangement by the English High Court is relied upon as an approval of the U.K. Scheme Arrangement following a hearing on the fairness of the U.K. Scheme of Arrangement to the PLC Shareholders.

The Newco Claims Shares, Newco Interests Shares, the CULS, and any Newco Shares issued upon conversion of the CULS will be deemed to have been issued in a public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by Section 4(1) thereof, unless the holder is an “underwriter” with respect to such securities, as that term is defined in Section 1145(b)(1) of the Bankruptcy Code. In addition, the Newco Claims Shares, Newco Interests Shares, the CULS, and any Newco Shares to be issued upon conversion of the CULS generally may be resold by the holders thereof without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the individual states.

HOWEVER, NOTHING HEREIN SHOULD BE CONSIDERED LEGAL ADVICE AS TO THE TREATMENT OF SUCH DISTRIBUTIONS AND HOLDERS OF NEWCO CLAIMS SHARES, NEWCO INTERESTS SHARES, CULS, AND NEWCO SHARES ISSUED UPON CONVERSION OF THE CULS ARE ADVISED TO CONSULT WITH THEIR OWN COUNSEL AS TO THE AVAILABILITY OF ANY SUCH EXEMPTION FROM REGISTRATION UNDER FEDERAL SECURITIES LAWS AND ANY RELEVANT STATE SECURITIES LAWS IN ANY GIVEN INSTANCE AND AS TO ANY APPLICABLE REQUIREMENTS OR CONDITIONS TO THE AVAILABILITY THEREOF.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (a) purchases a claim or interest with a view to distribution of any security to be received in exchange for the claim or interest, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities and under an agreement made in connection with the plan, or (d) is an issuer of the securities within the meaning of Section 2(a)(11) of the Securities Act.

An entity is not an “underwriter” under Section 2(a)(11) of the Securities Act with respect to securities received under Section 1145(a) which are sold in “ordinary trading transactions.” What constitutes “ordinary trading transactions” within the meaning of Section 1145 of the Bankruptcy Code is the subject of interpretive letters by the staff of the SEC. Generally, ordinary trading transactions are those that do not involve (i) concerted activity by recipients of securities under a plan of reorganization, or by distributors acting on their behalf, in connection with the sale of such securities, (ii) use of informational documents in connection with the sale other than the disclosure statement relating to the plan, any amendments thereto, and reports filed by the issuer with the SEC under the Exchange Act, or (iii) payment of special compensation to brokers or dealers in connection with the sale.

With respect to clause (d) above, an “issuer” of Newco Claims Shares, CULS, and Newco Shares issued upon conversion of the CULS includes any person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, an issuer of Newco Claims Shares, Newco Interests Shares, CULS, or Newco Shares. “Control” (as defined in Rule 405 under the Securities Act) means the possession, whether directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer, director or trustee (if applicable) of an issuer of Newco Claims Shares, Newco Interests Shares CULS, or Newco Shares may be deemed to be a “control” person of an issuer of Newco Claims Shares, Newco Interest Shares, CULS, or Newco Shares particularly if the management position or directorship is coupled with ownership of a significant percentage of the voting securities of such issuer. Additionally, the legislative history of Section 1145 of the Bankruptcy Code has stated that a creditor that is distributed at least ten percent (10%) of the voting securities of an issuer under a plan of reorganization will be presumed to be a statutory underwriter within the meaning of Section 1145(b)(i) of the Bankruptcy Code.

Resales of Newco Claims Shares, Newco Interests Shares, CULS, and Newco Shares issued upon conversion of the CULS by persons deemed to be statutory underwriters will not be exempt from the registration requirements under the Securities Act or other applicable law by virtue of Section 1145 of the Bankruptcy Code. Because the issuers of the Newco Claims Shares, the Newco Interests Shares, the CULS, and any Newco Shares to be issued upon conversion of the CULS do not propose to register any of the Newco Claims Shares, Newco Interests Shares, CULS, or Newco Shares to be issued upon conversion of the CULS under the Securities Act, persons deemed to be statutory underwriters must either have the Newco Claims Shares, the Newco Interests Shares, the CULS, and any Newco Shares to be issued upon conversion of the CULS, as the case may be, held by them registered for resale with the SEC or use an available exemption from registration.

Under certain circumstances, persons who are deemed to be statutory underwriters by virtue of being in a control relationship with the applicable issuer of the Newco Claims Shares, CULS, or Newco Shares may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act, to the extent available, and in compliance with applicable state and foreign securities laws. Generally, Rule 144 under the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met. These conditions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold in any three month period, the requirement that the securities be sold in a “brokerage transaction” or in a transaction directly with a “market maker” and that notice of the resale be filed with the SEC. The Debtors cannot assure, however, that adequate current public information will exist with respect to any issuer of Newco Claims Shares, CULS, or Newco Shares and, therefore, that the safe harbor provisions of Rule 144 under the Securities Act will be available.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION WHETHER A RECIPIENT OF NEWCO CLAIMS SHARES, NEWCO INTERESTS SHARES, CULS OR NEWCO SHARES ISSUED UPON CONVERSION OF ANY CULS MAY BE AN UNDERWRITER OR AN AFFILIATE OF AN ISSUER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF NEWCO CLAIMS SHARES, NEWCO INTERESTS SHARES, CULS OR NEWCO SHARES ISSUED UPON CONVERSION OF ANY CULS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH NEWCO CLAIMS SHARES, NEWCO INTERESTS SHARES, CULS OR NEWCO SHARES ISSUED UPON CONVERSION OF ANY CULS.

B.	U.K. Securities Issues

As described more fully below, notwithstanding the foregoing with respect to U.S. Securities Laws, the issues of shares in connection with the U.K. Scheme of Arrangement and the application for listing of the Newco Shares are each subject to certain legal and other regulatory requirements under English Law. The U.K. Scheme of Arrangement described below is based on a cancellation of shares. The U.K. Scheme of Arrangement, however, may ultimately be implemented by means of a transfer scheme rather than a cancellation scheme. If the Debtors decide to implement the U.K. Scheme of Arrangement by way of a transfer scheme, this Disclosure Statement will be amended or supplemented as appropriate.

1.	Overview of U.K. Scheme of Arrangement

Under English Law, Part XIII of the Companies Act inter alia allows a company to make an “arrangement” with its shareholders and is subject to the sanction of the High Court of Justice in England and Wales. The effect of the Court’s sanction of the U.K. Scheme of Arrangement is that, provided it becomes effective, all PLC Shareholders will become bound by its terms. Under the U.K. Scheme of Arrangement the following will occur:

First, the PLC Shares held by the PLC Shareholders will be cancelled;

Second, new PLC Shares will be issued by PLC to Newco, thereby making Newco the holding company of PLC;

Third, Newco will issue the Newco Interests Shares to the PLC Shareholders on the basis of one Newco Interests Share for each PLC Share formerly held by such PLC Shareholder.

Application will then be made for the Newco Shares to be admitted to the Official List of the U.K. Listing Authority and to trading on the main markets for Listed securities of the London Stock Exchange

Upon the U.K. Scheme of Arrangement becoming effective, the Newco Interest Shares will have the same rights as the PLC Shares. Please refer to Exhibit F for a description of the rights attaching to all of the Newco Shares.

2.	Process for Approval of the U.K. Scheme of Arrangement

The scheme of arrangement by which Newco will become the holding company of PLC will require the approval of the PLC Shareholders and must be sanctioned by the High Court of Justice of England and Wales before it can become effective.

First, PLC must make an application to the High Court of Justice of England and Wales proposing the U.K. Scheme of Arrangement and submit a document (the “Scheme Circular”) containing, amongst other things, details of the proposed U.K. Scheme of Arrangement, an explanatory statement of the effect of the scheme written by the financial advisers to PLC, notice of both the Court Meeting and Extraordinary General Meeting, and other information proposed to be provided to the shareholders in advance of the Court ordered meeting (“Court Meeting”).

Second, the High Court will direct that a meeting of the PLC Shareholders be convened to approve the U.K. Scheme of Arrangement, and the High Court will approve the Scheme Circular.

Third, the Scheme Circular will be sent to the PLC Shareholders.

Fourth, the Court Meeting will be held at which a majority in number of PLC Shareholders representing three-fourths of the value of all of the PLC Shares held by the PLC Shareholders must approve the U.K. Scheme of Arrangement. PLC Shareholders may vote in-person or by proxy.

Fifth, the Extraordinary General Meeting will be held. The resolutions to be proposed at the Extraordinary General Meeting will be special resolutions which require the approval of at least three quarters in value of the PLC Shareholders voting at the meeting (in-person or by proxy).

Sixth, English law requires approval of the U.K. Scheme of Arrangement by the High Court of England and Wales in order for it to become effective. The High Court has a discretion to approve the proposed U.K. Scheme of Arrangement, and in deciding how to exercise its discretion, will consider: (i) whether all applicable formalities have been complied with; (ii) that the majority of shareholders who have supported the scheme acted bona fide in doing so; and (iii) the scheme is such that an intelligent and honest person might approve it.

If the High Court approves the scheme, it will become effective and be binding on all existing PLC Shareholders, including those who voted against the scheme and those who did not vote.

3.	Synchronizing the U.K. Scheme of Arrangement and the Bankruptcy Process

Debtors are in the process of taking the necessary steps under English Law to provide for approval of the U.K. Scheme of Arrangement. The Scheme Circular is being sent to the PLC Shareholders together with this Disclosure Statement and the Plan at the same time as the Disclosure Statement and the Plan are being distributed to holders of Claims. The Company is also required to submit listing particulars relating to the application for admission of the Newco Shares to listing on the Official List and to trading on the main markets for listed securities of the London Stock Exchange. These listing particulars will not be sent to the PLC Shareholders but be otherwise available.

Under English Law, the record date for identifying the holders of PLC Shares who will constitute the PLC Shareholders for the meetings of the PLC Shareholders is a date set by the English High Court shortly before the date of the Court Meeting. Thus, to the extent PLC Shares are traded in the period of time between the Record Date set by the Bankruptcy Court with respect to holders of Allowed Claims and Interests entitled to vote to accept or reject the Plan, and the record date set for purposes of the Court Meeting, there may be PLC Shareholders entitled to attend and vote at the Court Meeting who were not holders of Allowed Interests in Class 5A as of the Record Date. Debtors are providing in the notice materials and ballots to be included with this Disclosure Statement and sent to holders of Allowed Interests in Class 5A as of the Record Date that to the extent such holders sell any PLC Shares prior to the Voting

Deadline as defined in the Disclosure Statement Order that such holders also provide the purchasers of such PLC Shares with the materials to be included in the solicitation packages as described in the Disclosure Statement Order.

Debtors anticipate that they will be in a position to have held the meetings of the PLC Shareholders prior to the Confirmation Hearing and will be able to report to the Bankruptcy Court at that time whether the U.K. Scheme of Arrangement has been approved by the PLC Shareholders. Similarly, Debtors will also be able to address at that time whether there is any conflict between the vote of the holders of Allowed Class 5A Interests and the vote of the PLC Shareholders. However, because of the timing of the final High Court approval, Debtors believe that such approval may not be obtained prior to the Confirmation hearing and such High Court approval will be a necessary condition for the Plan to become Effective.

Debtors believe that they will receive the votes necessary for approval from the PLC Shareholders as well as the approval of the High Court. However, there is a risk that either Debtors will not obtain the necessary votes or will not obtain approval of the High Court. If the Debtors do not receive such approval of the U.K. Scheme of Arrangement, Debtors may be required to restructure the proposed Plan to provide creditors with PLC Shares in lieu of Newco Claims Shares and forego the benefits of the creation of Newco.

Additionally, Debtors note that the U.K. Scheme of Arrangement is not conditioned upon confirmation of the Plan. Debtors believe that, regardless of whether the Plan is confirmed, it may be worthwhile to create Newco if the PLC Shareholders vote to do so and the English High Court approves the U.K. Scheme of Arrangement. Debtors believe that despite the Bankruptcy Cases, PLC is entitled to create Newco without approval of the Bankruptcy Court so long as English legal requirements are observed and no assets of PLC or any other debtor entity are transferred to Newco without the approval of the Bankruptcy Court. Debtors reserve their rights, however, to seek approval and authorization of Newco from the Bankruptcy Court should Debtors deem such approval necessary or simply prudent.

IX. CERTAIN RISK FACTORS TO BE CONSIDERED

Holders of Claims against, and Interests in, the Debtors should read and consider carefully the factors set forth below, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference), prior to voting to accept or reject the Plan. These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation.

A.	Certain Bankruptcy Law Considerations

1.	Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

2.	Non-Consensual Confirmation

In the event any impaired Class of Claims or Equity Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the request of the Debtors if at least one impaired Class has accepted the Plan (such acceptance being determined without including the vote of any “insider” (as defined in the Bankruptcy Code) in such Class), and as to each impaired Class that has not accepted the Plan, if the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. See Section VI of this Disclosure Statement. The Debtors believe that the Plan satisfies these requirements.

3.	Risk of Non-Approval of the U.K. Scheme of Arrangement

If the Debtors do not receive the approval of the PLC Shareholders at the Court Meeting, and the Extraordinary General Meeting or the High Court of Justice of England and Wales, as described above, Debtors intend to provide creditors with PLC Shares, subject to the same terms and conditions as the Newco Claims Shares, in lieu of Newco Claims Shares and forego the benefits of the creation of Newco.

4.	Risk of Non-Occurrence of the Effective Date

The Reorganized Debtors’ ability to consummate the Plan is subject to its obtaining the Exit Financing. There can be no assurance that the conditions to such funding will be satisfied.

B.	Risks to Recovery by Holders of Certain Claims

Pursuant to the Plan, holders of Claims in certain classes will receive payment over time While the Debtors believe that they will have the financial ability as the Reorganized Debtors to make such payments, certain conditions described below may impact the Debtors’ operations and future performance

1.	The Debtors Have Been Operating in Chapter 11

The Debtors have been operating under Chapter 11 bankruptcy protection since January 14, 2003. In conjunction with the Reorganization Cases and the Plan, the Debtors have closed, and plan to close, numerous RBCC locations, and are obtaining Exit Financing, and are significantly reducing the claims of RBCC’s unsecured creditors. The Debtors expect to renew relationships with customers and vendors as they emerge from bankruptcy, but there can be no assurances that RBCC’s and the other Debtors’ bankruptcy filings will not have a residual effect on the future business of each of the Debtors even after Confirmation of the Plan.

2.	The Debtors Have a History of Operating Losses

The Company’s gross loss is its center contribution after sales and marketing costs and regional and central overheads. Sales and marketing costs are closely related to the aggregate number of centers and, in part, to the opening of new centers. Regional and central overheads include salary and other compensation costs from corporate headquarters in the U.K., regional office network and employees sent temporarily to open new centers.

Total gross loss for the year ending December 31, 2002 was £34,707,000 compared to a profit of £39,891,000 in the prior year. Total gross loss is after exceptional cost of sales of £56,972,000 (2001: £37,955,000) being onerous lease charges, closure costs, restructuring costs and asset impairments. Gross profit before exceptional items was £22,265,000 in 2002 £77,846,000 in 2001.

For the year ending December 31, 2002, revenue on a global basis decreased 15% to £435,600,000 (2001: £512,600,000), with weighted average workstations increasing 11% to 87,494 (2001: 78,491). As a result, total revenue per available workstation (“REVPAW”) decreased 24% to £4,979 (2001: £6,531). Average occupied workstations increased during 2002 ending the year up 15% to 52,659 (2001: 45,986).

Revenue from established centers decreased slightly to £408,100,000 in 2002 from £410,800,000 in 2001 and weighted average workstations in established centers increased 50% to 80,469 in 2002 from 53,693 in 2001. REVPAW in established centers decreased by 34% to £5,072 (2001: £7,650). Revenue from new centers decreased 73% to £27,500,000 and workstations in new centers decreased 72% to 7,025 in 2002 from 24,798 in 2001. REVPAW in the Company’s new centers decreased 5% to £3,914 in 2002 from £4,105 in 2001.

Revenue in the U.K. and Ireland decreased 19% to £173,300,000 (2001: £213,600,000), with workstations increasing 14% to 26,912. REVPAW decreased to £6,440 (2001: £8,386). Revenue in the rest of Europe decreased 8% to £140,100,000 (2001: £151,900,000), with workstations increasing 17% to 30,807 in 2002.

Revenue in the Americas decreased 24% to £91,700,000 in 2002 from £113,700,000 in 2001 with workstations increasing 12% to 23,898 in 2002.

Revenue in the Rest of World decreased 9% to £30,500,000 in 2002 from £33,400,000 in 2001, with workstations increasing 8% to 5,877.

Center contribution before exceptional items, on a global basis decreased 71% to £22,300,000 (2001: £77,800,000).

Center contribution before exceptional items from established centers decreased 71% to £29,900,000 in 2002. The contribution margin (contribution as a percentage of revenue) from established centers fell from 25% to 7% between 2001 and 2002. Contribution from new centers increased to negative £7,600,000 in 2002 from negative £25,300,000 in 2001.

Center contribution in the U.K. and Ireland decreased to £30,500,000 (2001: £59,400,000). Contribution margin in the U.K. and Ireland decreased to 18% (2000: 28%).

Center contribution in the rest of Europe decreased 64% to £8,900,000, with contribution margin decreasing to 6% (2001: 16%).

Contribution in the Americas decreased to a loss of £19,700,000 (2001: loss of £10,000,000). This decrease was as a result of the significant economic downturn in the region during 2001 and 2002.

A contribution of £2,600,000 was recorded in the Rest of the World for 2002 decreasing from a contribution in 2001 of £3,500,000.

3.	The Amount of Allowed Claims May Be Greater Than Expected

While Debtors and their advisors have estimated the claims against each of the Debtor’s estates, it is possible that some Claims may prove to be greater than Debtors expect or Debtors believe to be appropriate. Additionally, Claims may exist that Debtors are not aware of or do not believe exist against them. Debtors have formed their estimate of Allowed Claims bases on the proofs of claim filed, each of the Debtor’s own books and records and the advice of their financial consultants and counsel concerning such Claims.

4.	Debtors’ May Need Additional Financing

In addition, the Debtors expect to emerge from bankruptcy with largely the same management as was involved with Debtors prior to the bankruptcy filing and there can be no assurance that this management or any other would prevent similar operating losses in the future. Losses could negatively affect the Debtors’ working capital, the extension of credit by the Debtors’ suppliers and the Debtors’ ability to implement their business strategy.

The Debtors expect that the proceeds of the Exit Financing, will be sufficient to meet the Reorganized Debtors’ working capital and capital expenditure needs for at least the next 12 months. After that, if operations produce less profit than expected or the Reorganized Debtors initiate a growth plan, the Reorganized Debtors may need to raise additional funds, and cannot be certain that they will be able to obtain additional financing on favorable terms or at all.

5.	The Projected Financial Information May Be Inaccurate

The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the each of the Reorganized Debtor’s business plan and the validity of the assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, retail industry performance, certain assumptions with respect to competitors of the Reorganized Debtors, general business and economic conditions and other matters, most of which are beyond the control of the Reorganized Debtors. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Reorganized Debtors. Although the Debtors believe that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

6.	The Newco or PLC Shares May Not Trade at the Prices Expected

Any publicly traded stock is subject to the vagaries of the market, and while the historical trading prices and a company’s financial information may indicate that the stock should trade at a particular price, there is no guarantee that such price will actually prevail in the market. In this case, as the Newco Claims Shares will be subject certain restrictions on re-sale, there is a risk that the Newco Shares may not trade at the price forecast herein. For a further and more detailed description of the Regus Group, a creditor may refer to the listing particulars submitted in connection with the U.K. Scheme or Arrangement and available for inspection on www.regus.com/Listing or at the Document Viewing Facility at the Financial Services Authority, 25 The North Colonnade, Canary Wharf, London, E14 5HS; alternatively, a copy will be made available free of charge from the registered office of PLC situated at 3000 Hillswood Drive, Chertsey, Surrey KT16 0RS or at the offices of Pillsbury Winthrop LLP, One Battery Park Plaza, New York, New York 10004.

X. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A description of certain U.S. federal income tax consequences of the Plan is provided below. This description does not address U.S. federal income tax consequences to holders of Claims that are to be paid in full in cash, reinstated or otherwise unimpaired, or extinguished without any distribution in exchange therefor. This description is based on the Internal Revenue Code of 1986, as amended (“Tax Code”), Treasury regulations issued (in final or temporary form) thereunder (“Treasury Regulations”), judicial decisions and Internal Revenue Service (“IRS”) administrative determinations, each as in effect on the date of this Disclosure Statement. Changes to any of these authorities, which may have retroactive effect, or new interpretations of any existing authority may cause the U.S. federal income tax consequences of the Plan to differ materially from the consequences described below. Moreover, no rulings have been requested from the IRS and no legal opinions have been requested from counsel concerning any tax consequence of the Plan. Accordingly, no such opinion is given by this Disclosure Statement or otherwise. No assurance can be given that the IRS or courts will agree with the discussion herein.

This description does not cover all aspects of U.S. federal income taxation that may be relevant to the Debtors or to holders of Claims or Interests. For example, the description provided below does not address issues of special concern to certain types of taxpayers, such as dealers in securities, life insurance companies, financial institutions, tax exempt organizations and foreign taxpayers. The description is limited to U.S. federal income tax consequences and does not discuss foreign, state or local law or the possible foreign, state or local tax consequences that might apply to the Debtors or to holders of Claims or Interests under foreign, state or local tax laws. Debtors note that, as PLC and BV are both foreign companies, the tax laws of the applicable foreign jurisdictions may be particularly relevant and material to holders of Claims or Interests.

For these reasons, the description that follows is not a substitute for careful tax planning and professional tax advice based upon the individual circumstances of each holder of a Claim or Interest. No representations are made regarding the particular tax consequences of the Plan to any holder of a Claim or Interest. Holders of Claims or Interests are urged to consult with their own tax advisors regarding the U.S. federal, as well as state, local and foreign, tax consequences of the Plan.

A.	Consequences to RBCC

Generally, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) gives rise to cancellation of indebtedness (“COD”) income, which must be included in the debtor’s income. However, COD income is not recognized by a taxpayer that is a debtor in a chapter 11 case if the discharge is granted by the bankruptcy court or pursuant to a plan of reorganization approved by the bankruptcy court. The Plan, if approved, should enable RBCC to qualify for this bankruptcy exclusion rule with respect to any COD income triggered by the Plan.

If COD income is excluded from income with respect to debt discharged in a chapter 11 case, however, certain tax attributes otherwise available and of value to the debtor are reduced, in most cases by the principal amount of the indebtedness forgiven. Tax attributes subject to reduction include (a) net operating losses (“NOLs”) and NOL carryforwards; (b) most credit carryforwards, including the general business credit and the minimum tax credit; (c) net capital losses and capital loss carryforwards; (d) the tax basis of the debtor’s depreciable and nondepreciable property, but not in an amount greater than the excess of the aggregate tax bases of the property held by the debtor immediately after the discharge over the aggregate of the debtor’s liabilities immediately after the discharge; and (e) foreign tax credit carryforwards. Attribute reduction is calculated only after the tax for the year of discharge has been determined.

Certain liabilities of RBCC will be satisfied pursuant to guarantees by PLC or BV and thus constitute Claims against PLC or BV under the Plan. It is expected that the value of the consideration received under the Plan by holders of such Claims will equal the face amount of such Claims. Although these liabilities of RBCC will not be satisfied by RBCC, but rather by an affiliate of RBCC for an amount that is not expected to be less than their face amount, the discharge of such liabilities should not result in the realization by RBCC of COD income to be excluded from income under the bankruptcy exception described above. Accordingly, RBCC should not be required to reduce its tax attributes by the amount of such Claims.

B.	Transfers to Newco

The transfers of PLC Shares and, if applicable, other property to Newco are intended to qualify as transfers described in section 351 of the Tax Code. However, no assurance can be given that the IRS or courts will agree with this treatment. The remainder of this discussion assumes that this treatment is correct.

C.	Consequences to Holders of PLC Shares

The U.S. federal income tax consequences of the Plan to a holder of PLC Shares will depend, in part, on whether or not the holder is an individual citizen or resident of the United States, or a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any State thereof, or the District of Columbia, or otherwise subject to U.S. federal income taxation on a net income basis (a “U.S. holder”), and on what percentage of outstanding Newco Shares the holder will own immediately after consummation of the Plan.

A U.S. holder of PLC Shares that owns or is treated as owning less than five percent of both the total voting power and the total value of the stock of Newco immediately after consummation of the Plan should not recognize gain or loss upon the receipt of Newco Interests Shares in exchange for PLC Shares.

A U.S. holder of PLC Shares that owns or is treated as owning five percent or more of either the total voting power or the total value of the stock of Newco immediately after consummation of the Plan should recognize gain, but not loss, upon the receipt of Newco Interests Shares in exchange for PLC Shares, unless the holder enters into a “five-year gain recognition agreement,” within the meaning of applicable Treasury regulations, with the IRS.

A holder’s aggregate tax basis in the Newco Interests Shares received in respect of PLC Shares generally will equal the holder’s tax basis in the PLC Shares, decreased by the amount of any cash received by the holder and increased by the amount of any gain recognized by the holder in connection with the exchange. The holding period for any Newco Interests Shares received generally will include the holding period of the PLC Shares surrendered.

D.	Consequences to Holders of Certain Claims

The U.S. federal income tax consequences of the Plan to a holder of a Claim will depend, in part, in the case of a Claim (or portion thereof) surrendered for Newco Claims Shares, on whether the Claim (or portion thereof) constitutes “property” within the meaning of section 351 of the Tax Code, whether such property is a “tax security” for federal income tax purposes, and whether such property is treated for U.S. federal income tax consequences as having been transferred to Newco in exchange for the Newco Claims Shares; in the case of a Claim (or portion thereof) surrendered for PLC CULS, BV CULS or RBCC CULS (collectively, “CULS”), on whether the Claim (or portion thereof) or the applicable CULS constitute “tax securities” for U.S. federal income tax purposes; on whether the holder is a U.S. holder; on whether the holder reports income on an accrual or cash method of accounting; on whether the holder has taken a bad debt deduction or worthless security deduction with respect to the Claim; and on whether the holder receives distributions under the Plan in more than one taxable year. In some cases, the modification of a Claim may represent, for U.S. federal income tax purposes, an exchange of the Claim for a modified Claim, even though no actual transfer or exchange takes place.

1.	Definition of a Tax Security

There is no precise definition of a “tax security” under U.S. federal income tax law, and all facts and circumstances pertaining to the origin and character of a claim are relevant in determining its status. Corporate debt obligations evidenced by written instruments with original maturities of ten years or more generally have been considered tax securities, while those with original maturities of less than five years generally have not been considered tax securities. This discussion assumes that the CULS are properly treated as tax securities for U.S. federal income tax purposes. No assurance can be given that the IRS or courts will agree with this treatment. The remainder of this discussion assumes that this treatment is correct.

Claims that arose in the course of business of a Debtor, and that did not arise out of a transaction in which funds were advanced to a Debtor or in which a debt instrument of a Debtor was issued in exchange for an investment, are unlikely to qualify as “tax securities.” Holders of Claims are urged to consult with their own tax advisors regarding the proper treatment of their Claims as “tax securities” or otherwise for U.S. federal income tax purposes.

2.	Holders of Claims Not Treated as Property or Not Treated as Tax Securities

A U.S. holder of a Claim (or portion thereof) that is not treated as property transferred to Newco for Newco Claims Shares, or as a tax security exchanged for CULS, should recognize income, gain or loss in respect of such Claim (or portion thereof) under the Plan. A U.S. holder of a Claim (or portion thereof) that is treated as property transferred to Newco for Newco Claims Shares, but not as a tax security, should recognize gain, but not loss, in respect of such Claim (or portion thereof) under the Plan. Any gain or loss recognized would be measured by reference to the amount realized in respect of the Claim (or portion thereof) and the holder’s tax basis in the Claim (or portion thereof). The amount realized for this purpose generally will equal the sum of the cash and the fair market value (or, in the case of CULS, the “issue price”) of any other consideration received under the Plan.

Any gain or loss recognized in the exchange will be capital or ordinary depending on the status of the Claim in the holder’s hands. The holder’s aggregate tax basis for any consideration received under the Plan generally will equal the amount realized. The holding period for any consideration received under the Plan generally will begin on the day following the receipt of that consideration.

3.	Holders of Claims Treated as Tax Securities

a.	Claims Exchanged for Newco Claims Shares

The U.S. federal income tax consequences to a U.S. holder of a Claim (or portion thereof) that constitutes a tax security and is treated for U.S. federal income tax purposes as having been transferred to Newco in exchange for Newco Claims Shares generally should be the same as the U.S. federal income tax consequences to a U.S. holder of PLC Shares that receives Newco Interests Shares. See “C. Consequences to Holders of PLC Shares.”

b.	Claims Exchanged for CULS

A U.S. holder of a Claim (or portion thereof) against a particular Debtor that constitutes a tax security generally will not recognize gain or loss on the receipt of CULS of such Debtor, provided the principal amount, within the meaning of section 354 of the Tax Code, of the CULS does not exceed the principal amount of the tax security exchanged therefor.

A holder’s initial tax basis in such CULS — other than amounts allocable to interest — generally should equal the holder’s tax basis in the Claim, decreased by the amount of any cash received by the holder and increased by the amount of any gain recognized by the holder in connection with the exchange. The holding period for any CULS received in the exchange generally should include the holding period of the Claim surrendered.

4.	Consequences to Holders of CULS

a.	Original Issue Discount

The CULS should be treated as having been issued with original issue discount (“OID”) for federal income tax purposes. Thus, regardless of their regular method of accounting for such purposes, U.S. holders generally will be required to accrue interest income on an economic accrual basis and include in their taxable income for each taxable year an amount of interest income that may exceed the interest payments made for such year.

b.	Sale, Exchange or Conversion of CULS

Upon a sale or exchange of CULS, or a conversion of CULS to Newco Shares, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized in the sale, exchange or conversion (including the fair market value of Newco Shares received) and the holder’s adjusted tax basis in the CULS. A U.S. holder’s adjusted tax basis in the CULS generally should equal the holder’s initial basis in the CULS, increased by any OID accrued thereon, and reduced by any payments other than payments of “qualified stated interest” within the meaning of applicable Treasury regulations. Provided the CULS are held as capital assets, such gain or loss will constitute capital gain or loss, and will constitute long-term capital gain or loss if the U.S. holder has held the CULS for more than one year at the time of the sale, exchange or conversion. The deductibility of capital losses is subject to limitations.

c.	Constructive Distributions

Under section 305 of the Tax Code, adjustments to the conversion ratio of CULS, or the failure to make such adjustments, may result in the receipt of taxable constructive distributions (generally treated as described below under “E. Consequences to Holders of Newco Shares—1. Distributions”) by the holders of the CULS or, in certain cases, holders of Newco Shares, regardless of whether or not there has been an associated distribution of cash or property.

E.	Consequences to Holders of Newco Shares

1.	Distributions

Distributions on Newco Shares, whether in cash or property, that are paid out of Newco’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be includible in income by a U.S. holder as a dividend when actually or constructively received. The amount of the dividend will equal the amount of cash and the fair market value of the property received. To the extent a U.S. holder receives a distribution that exceeds Newco’s current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital that reduces the holder’s adjusted tax basis in the shares of Newco Shares (to the extent of such basis) and thereafter as taxable gain from the sale or exchange of such shares. Generally, the dividends received deduction and extraordinary dividend provisions of section 1059 of the Tax Code will not apply to U.S. holders.

For taxable years beginning after December 31, 2002, and before January 1, 2009, dividends received by an individual from a “qualified foreign corporation” generally are eligible for preferential rates of taxation to the extent that the individual (1) holds a share of stock for 60 days or less during the 120-day period beginning 60 days before the ex-dividend date as measured under section 246(c) of the Tax Code, (2) is under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property or (3) elects to treat the dividend as investment income for purposes of determining the amount of deductible investment income under Section 163(d)(4)(B) of the Code. Further, if an individual receives, with respect to any share of stock, an extraordinary dividend (within the meaning of section 1059(c) of the Tax Code) eligible for the preferential tax rates, any loss on a subsequent sale of the stock is treated as a long-term capital loss to the extent of the extraordinary dividend. A “qualified foreign corporation” includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the Treasury Department has determined to be satisfactory and that includes an exchange of information program. Until the Treasury Department issues guidance regarding whether a particular treaty has been determined to be satisfactory for this purpose, a foreign corporation will be considered to be a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program. Notwithstanding the foregoing, dividends received from a foreign corporation that is a “passive foreign investment company” in either the taxable year of the distribution or the preceding taxable year are not qualified dividends.

2.	Sale or Exchange

Upon the sale, exchange or other taxable disposition of Newco Shares, a U.S. holder will recognize gain or loss equal to the difference between the amount realized and the U.S. holder’s adjusted basis in the Newco Shares. Provided the Newco Shares are held as a capital asset, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Newco Shares has been held for more than one year at the time of the sale, exchange or other disposition and otherwise will be short-term capital gain or loss. Long-term capital gains of individuals are eligible for preferential rates of taxation, which have been reduced for long-term capital gains recognized on or after May 6, 2003, and before January 1, 2009. Short term capital gains are taxed at the rates applicable to ordinary income, which, for gains recognized on or after May 6, 2003, and before January 1, 2009, will be higher than the rates applicable to dividends. The deductibility of capital losses is subject to limitations.

3.	Passive Foreign Investment Company Considerations

The Tax Code provides special anti-deferral rules regarding certain distributions received by U.S. persons with respect to, and sales and other dispositions (including pledges) of stock of, a “passive foreign investment company” (“PFIC”). A foreign corporation, such as Newco, will be treated as a PFIC if 75% or more of its gross income is passive income for a taxable year or if the average percentage of its assets (by value) that produce, or are held for the production of, passive income is at least 50% for a taxable year.

The Debtors do not believe that Newco will be a PFIC. If Newco were, or were to become, a PFIC, U.S. holders of Newco Shares or CULS could be subject to adverse U.S. federal income tax consequences. U.S. holders should consult their tax advisors regarding the consequences and possible ameliorative actions.

F.	Foreign Currency and Foreign Tax Credit Considerations

U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of foreign currency exchange gain or loss arising from the receipt of foreign currency or the acquisition, ownership and disposition of foreign currency-denominated securities.

For U.S. foreign tax credit limitation purposes, dividends on Newco Shares and interest and OID on BV CULS and PLC CULS, and on EOP Securities to the extent treated for U.S. federal income tax purposes as obligations of a foreign issuer, generally will be treated as foreign source income, and gain or loss recognized by a U.S. holder on the sale, exchange or other disposition of such Exit Securities generally will be treated as from sources within the United States. To the extent any foreign withholding tax is payable in respect of a distribution or other payment to a U.S. holder, such holder may be eligible for a foreign tax credit or deduction. Further, foreign source income has an effect on a U.S. holder’s ability to absorb foreign tax credits. The rules relating to U.S. foreign tax credits are extremely complex, and U.S. holders should consult their tax advisors regarding the application of the U.S. foreign tax credit rules to their particular situations.

G.	Certain Other Tax Considerations for Holders of Claims

1.	Receipt of Pre-Effective Date Interest

Pursuant to the Plan, all distributions in respect to Allowed Claims will be allocated first to the principal amount thereof, with any excess allocated to accrued but unpaid interest. There can be no assurance, however, that the IRS will respect that allocation for federal income tax purposes. Accordingly, holders of Claims not previously required to include in their taxable income any accrued but unpaid pre-Effective Date interest on a Claim may be treated as receiving taxable interest to the extent any consideration they receive under the Plan, including Exit Securities, is allocable to such interest. Holders previously required to include in their taxable income any accrued but unpaid interest on a Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan.

2.	Reinstatement of Claims

Holders generally should not recognize income, gain or loss upon the reinstatement of their Claims under the Plan. Taxable income, however, may be recognized by those holders if they are considered to receive interest, damages or other income in connection with the reinstatement or if the reinstatement is considered for tax purposes to involve a significant modification of the Claim.

3.	Bad Debt and Worthless Securities Deductions

A holder that receives, in respect of a Claim, an amount less than the holder’s tax basis in that Claim may be entitled in the year of receipt (or in an earlier year) to a bad debt deduction in some amount under section 166(a) of the Tax Code, and a holder who receives nothing in respect of a Claim may be entitled to a worthless securities deduction under section 165(g) of the Tax Code. The rules governing the timing and amount of bad debt and/or worthless securities deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a deduction is claimed. Holders of Claims, therefore, are urged to consult their tax advisors with respect to their ability to take such a deduction.

H.	Information Reporting and Withholding

All distributions to holders are subject to applicable withholding (including employment tax withholding) taxes. Under federal income tax law, interest and other reportable payments may, under certain circumstances, be subject to “backup withholding” at a 28% rate. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails to report interest or dividends properly, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

THE FOREGOING SUMMARY IS PROVIDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL HOLDERS OF CLAIMS AND INTERESTS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN TO THEM.

XI. ALTERNATIVES TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the Debtors’ alternatives include (a) the preparation and presentation of an alternative plan or plans of reorganization, (b) the sale of all or portions of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, (c) a Chapter 11 liquidation or (d) conversion to a case, and liquidation, under Chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors’ business, a sale of all or a portion of Debtors’ assets pursuant to section 363 of the Bankruptcy Code or an orderly liquidation of their assets. During the course of negotiation of the Plan, the Debtors explored various other alternatives and concluded that the Plan represented the best alternative to protect the interests of creditors and other, parties in interest. The Debtors have not changed their conclusions.

The Debtors and the Creditors’ Committee believe that the Plan enables the Debtors to successfully and expeditiously emerge from Chapter 11, preserves their business and allows creditors and interest holders to realize the highest recoveries under the circumstances. In liquidation under Chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion which could occur over a more extended period of time than in liquidation under Chapter 7 and a trustee need not be appointed. Accordingly, creditors generally would receive greater recoveries than in a Chapter 7 liquidation. Under a section 363 sale of assets the period of time to conduct the sale would depend on the interest and timeline of prospective buyers. Although a Chapter 11 liquidation is preferable to a Chapter 7 liquidation, the Debtors and the Creditors’ Committee believe that a liquidation under Chapter 11 is a much less attractive alternative to creditors and equity interest holders because a greater return to creditors and equity interest holders is provided for in the Plan. The Debtors and the Creditors’ Committee believe that a 363 sale of assets would produce less return to creditors and equity interest holders than the Plan because a prospective buyer would presumably attempt to pay only enough to repay the secured claims leaving no value for holders of unsecured claims or equity interest holders.

B.	Section 363 Sale

If the Plan is not confirmed, the Debtors may seek to sell all or portions of their assets pursuant to section 363 of the Bankruptcy Code.

C.	Chapter 11 Liquidation

If the Plan is not confirmed, the Debtors may liquidate their assets using a liquidator to conduct “going-out-of-business” sales, collecting accounts, pursuing causes of action and distributing proceeds pursuant to a liquidating plan or by other appropriate means.

D.	Liquidation Under Chapter 7

If no Chapter 11 plan can be confirmed, the Reorganization Cases may be converted to cases under Chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a Chapter 7 liquidation would have on the recovery of holders of Claims and Interests is set forth in Section VI.E.3, “Confirmation and Consummation Procedure—Confirmation—Best Interests Test.” The Debtors and the Creditors’ Committee believe that liquidation of the Debtors under Chapter 7 would result in (a) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (b) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations, and (c) the failure to realize the greater, going concern value of the Debtors’ assets.

XII. CONCLUSION AND RECOMMENDATION

The Debtors and the Creditors’ Committee believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Interests. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. Consequently, the Debtors and the Creditors’ Committee urge all holders of Claims and Interests to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before 5:00 p.m., Eastern Time, on November 5, 2003.